                                 LOAN AGREEMENT


                            Dated as of May 26, 1998


                                 by and between



                              ALS-VENTURE II, INC.
                                 (as Borrower)

                                      and


                        NOMURA ASSET CAPITAL CORPORATION
                                  (as Lender)


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





                               TABLE OF CONTENTS

                                                                                Page
ARTICLE I CERTAIN DEFINITIONS.................................................     1
    Section 1.1.      Definitions.............................................     1

ARTICLE II GENERAL TERMS......................................................    45
    Section 2.1       Amount of the Loan......................................    45
    Section 2.2       Use of Proceeds.........................................    46
    Section 2.3       Security for the Loan...................................    46
    Section 2.4       Borrower's Note.........................................    46
    Section 2.5       Principal and Interest Payments.........................    47
    Section 2.6       Prepayment..............................................    49
    Section 2.7       Application of Payments.................................    49
    Section 2.8       Payment of Debt Service, Method and Place of Payment....    50
    Section 2.9       Taxes...................................................    50
    Section 2.10      Defeasance Requirements.................................    51
    Section 2.11      Central Cash Management.................................    53
    Section 2.12      Security Agreement......................................    62
    Section 2.13      Securitization..........................................    64
    Section 2.14      Supplemental Mortgage Affidavits........................    66
    Section 2.15      Substitution of Properties..............................    67

ARTICLE III CONDITIONS PRECEDENT..............................................    70
    Section 3.1       Conditions Precedent to the Making of the
                      Closing Date  Advance...................................    70
    Section 3.2       General Advance Procedures..............................    75
    Section 3.5       Required Deliveries Prior to Stabilization Date.........    87
    Section 3.6       Form of Loan Documents and Related Matters..............    87

ARTICLE IV REPRESENTATIONS AND WARRANTIES.....................................    87
    Section 4.1       Representations and Warranties of Borrower..............    87
    Section 4.2       Survival of Representations and Warranties..............   101

ARTICLE V AFFIRMATIVE COVENANTS...............................................   101
    Section 5.1       Borrower Covenants......................................   101

ARTICLE VI NEGATIVE COVENANTS.................................................   118
    Section 6.1       Borrower Negative Covenants.............................   118

ARTICLE VII DEFAULTS..........................................................   122
    Section 7.1       Event of Default........................................   122
    Section 7.2       Remedies................................................   125
    Section 7.3       Remedies Cumulative.....................................   126
    Section 7.4       Lender's Right to Perform...............................   127

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
                                                                                  Page
ARTICLE VIII MISCELLANEOUS....................................................     127
    Section 8.1       Survival................................................     127
    Section 8.2       Lender's Discretion.....................................     127
    Section 8.3       Governing Law...........................................     128
    Section 8.4       Modification, Waiver in Writing.........................     129
    Section 8.5       Delay Not a Waiver......................................     129
    Section 8.6       Notices.................................................     129
    Section 8.7       TRIAL BY JURY...........................................     130
    Section 8.8       Headings................................................     130
    Section 8.9       Assignment..............................................     131
    Section 8.10      Severability............................................     131
    Section 8.11      Preferences.............................................     131
    Section 8.12      Waiver of Notice........................................     131
    Section 8.13      Remedies of Borrower....................................     132
    Section 8.14      Exculpation.............................................     132
    Section 8.15      Exhibits Incorporated...................................     133
    Section 8.16      Offsets, Counterclaims and Defenses.....................     134
    Section 8.17      No Joint Venture or Partnership.........................     134
    Section 8.18      Waiver of Marshalling of Assets Defense.................     134
    Section 8.19      Waiver of Counterclaim..................................     134
    Section 8.20      Conflict; Construction of Documents.....................     134
    Section 8.21      Brokers and Financial Advisors..........................     135
    Section 8.22      Counterparts............................................     135
    Section 8.23      Estoppel Certificates...................................     135
    Section 8.24      Payment of Expenses.....................................     135
    Section 8.25      Bankruptcy Waiver.......................................     136
    Section 8.26      Entire Agreement........................................     136
    Section 8.27      Dissemination of Information............................     137
    Section 8.28      Limitation of Interest..................................     137
    Section 8.29      Indemnification.........................................     138
    Section 8.30      Borrower Acknowledgments................................     138
    Section 8.31      Publicity...............................................     139
    Section 8.33      Cross Collateralization.................................     143
    Section 8.34      Matters Concerning the Operators and Joint Ventures.....     144
    Section 8.35      Buy-Up..................................................     144






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                                    EXHIBITS



Exhibit A -  Operating Expense Certificate

Exhibit B -  Additional Definitions

Exhibit C -  Capital Improvements and Repair and Environmental Remediation Exhibit

Exhibit D -  Terms of Class B Equity Interests

Exhibit E -  Terms of Class C Equity Interests

Exhibit F -  Terms of Preferred Cash Management Agreement

Exhibit G -  Underwriting NOI Criteria

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT, made as of May 26, 1998, is by and between NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation, having an address at 2 World Financial Center, Building B, New York, New York 10281-1198, Attention:
Christopher Tierney, Telefax Number (212) 667-1666 (together, with its successors and assigns, "Lender"), and ALS-VENTURE II, INC., a Delaware corporation with an address of c/o Alternative Living Services, Inc., 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, Attention: Chief Financial Officer, Thomas E. Komula, Telefax Number (414) 789-6182 (the "Borrower").

                                    RECITALS

     WHEREAS, Borrower desires to obtain a loan (the "Loan") from Lender in the principal amount of up to Eighty Two Million Dollars ($82,000,000);

     WHEREAS, Lender is willing to make the Loan on the condition that Borrower joins in the execution and delivery of this Agreement which shall establish the terms and conditions of the Loan; and

     WHEREAS, Lender and Borrower contemplate that all or any portion of Lender's interest in the Loan and the Loan Documents may be assigned, in whole or in part, by Lender to another Person, including, without limitation, to a trustee on behalf of security holders in connection with a Securitization.

     NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

     Section 1.1.  Definitions.  For all purposes of this Agreement:

     (a) the capitalized terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;


     (a) all accounting terms have the meanings assigned to them in accordance with GAAP;

     (b) the words "herein", "hereof", and "hereunder" and other words of similar





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import refer to this Agreement as a whole and not to any particular Article,
Section, or other subdivision; and

     (c)  the following terms have the following meanings:

     "Account Collateral" has the meaning provided in Section 2.12(a).

     "Accounts" means all of the Accounts defined and described in the Mortgages.

     "Accrued Interest" has the meaning provided in Section 2.5(e).

     "Acquisition Date" means, as to any Operator or any Joint Venture, the date on which the Subsidiary acquires equity interests in such Operator or Joint Venture.

     "Actual Prepayment Amount" has the meaning provided in Section 8.32(c).

     "Additional Facility" means each Facility listed on Exhibit B and "Additional Facilities" means all such Facilities collectively; provided, however, Borrower shall be permitted to substitute another facility for any Additional Facility at the time of an Additional Facility Advance provided such substitute facility is acceptable to Lender and Borrower complies with the provisions of this Loan Agreement.

     "Additional Facility Advance" means an Advance made pursuant to Section
3.2 and Section 3.3 hereof.

     "Additional Facility Termination Date" means September 11, 1998.

     "Additional Facility Advance Closing Date" has the meaning set forth in
Section 3.3.

     "Adjusted Net Operating Income" means (calculated for the Facilities or any Facility), for any period, the Net Operating Income for such period reduced by (i) the Capital Reserve Amount, pro rated for the applicable period, (ii) to the extent not reflected in the Net Operating Income, annual base management fees, pro rated for the applicable period, equal to the greater of (y) actual base management fees paid pursuant to the applicable Management Agreement and
(z) five percent (5%) of Gross Revenues (provided, however, in no event shall the annual base management fees included in this clause (ii) include any management expenses, such as, but not limited to, accounting expenses, marketing costs, regional and corporate personnel expenses and general corporate overhead, to the extent such expenses are actually reflected in the Net Operating Income), and (iii) an amount necessary to reflect a minimum annual vacancy factor of five percent (5%), pro rated for the applicable period. Notwithstanding the foregoing part of this definition of "Adjusted Net Operating Income" to the contrary, if the period for which Adjusted Net Operating Income is being calculated includes periods prior to the Closing Date, Adjusted Net Operating Income shall be calculated for such period based on the applicable pro rata portion of Base Adjusted NOI.

     "Advance" means the Closing Date Advance, any Additional Facility Advance, if any, or an Earn-Out Advance, if any, as applicable and "Advances" means all of the foregoing, collectively.

     "Advance Locked Rate" means (i) if Lender and Borrower have entered into an interest rate lock agreement with respect to any Additional Facility Advance, the interest rate locked pursuant thereto and (ii) in all other cases the Treasury Rate plus the Spread.

     "Advisor" means Nomura Securities International, Inc.

     "Affiliate" of any specified Person means any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controls", "controlling" and "controlled" have the meanings correlative to the foregoing.

     "Agreement" means this Loan Agreement, as the same may from time to time hereafter be modified, supplemented or amended.

     "Allocated Loan Amount" means with respect to each Facility or Additional Facility, (i) prior to the Stabilization Date, the portion of the Loan Amount allocated to each Facility as set forth on Exhibit B (as amended) hereto and
(ii) on and after the Stabilization Date, the portion of the Loan allocated to each Facility by Lender as determined by Lender in its sole discretion, in each case, as such amounts shall be adjusted from time to time as hereinafter set forth. Upon each adjustment in the amount of Principal Indebtedness due to either (i) a regular monthly payment of principal pursuant to Section 2.5(c),
(ii) a prepayment of principal pursuant to Section 2.6(c) or (iii) a payment of Excess Cash Flow pursuant to Section 2.6(a), each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such principal payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing sentence to the contrary, when the Principal Indebtedness is reduced as a result of

Lender's receipt of proceeds with respect to a Taking or casualty affecting one hundred percent (100%) of a Facility, the Allocated Loan Amount for such Facility with respect to which the proceeds were received shall, at Lender's sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the "Withdrawn Allocated Amount"), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the proceeds (such excess being referred to as the "Proceeds Deficiency"), be increased by an amount equal to the product of (1) the Proceeds Deficiency and
(2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount. Notwithstanding the foregoing, Lender may, on the Stabilization Date Payment Date reallocate the Allocated Loan Amounts among or between the Facilities.


     "Amortizable Amount" has the meaning provided in Section 8.32(c)(i).

     "Annual Operating Budget" means an annual budget for the operations of the Facilities (broken down on a month-by-month basis and a Facility-by-Facility basis) prepared and submitted by Borrower to Lender (i) in each calendar year after the Closing Date during which Preferred Equity Holder owns an equity interest in Borrower, for the period of time commencing on the date on which Preferred Equity Holder first owns such equity interest to and including the last day of the calendar year in which the Preferred Equity Holder acquired such equity interest, (ii) on the Optional Prepayment Date, for the period of time commencing on the Optional Prepayment Date to and including the last day of the calendar year in which the Optional Prepayment Date occurs, and (iii) on each December 1, for each succeeding calendar year after the dates described in clauses (i) and (ii) above, all in form and substance reasonably satisfactory to Lender and as reasonably approved by Lender, as the same shall be amended by Borrower from time to time, with Lender's written consent. Lender's approval shall be deemed given if Lender does not respond to Borrower's proposed budget within thirty (30) days of Lender's receipt thereof.

     "Appraisals" means the appraisals, if any, with respect to any Facility delivered to and approved by Lender in connection with the Loan and any more recent appraisal of any Facility delivered to Lender or Lender's servicer, as applicable, each made by an Appraiser at the request of Borrower or Lender, as any of the same may be updated by recertification from time to time (and pursuant to the terms of this Agreement) by the Appraiser performing such Appraisal.

     "Appraiser" means any reputable Independent appraiser selected by Borrower, and reasonably satisfactory to Lender, which is (i) a member of the Appraisal Institute with a national practice and who has at least ten (10) years experience with real estate of the same type and in the geographic area of the relevant Facility to be appraised or (ii) otherwise reasonably acceptable to Lender.

     "Appurtenant Rights" means all the Appurtenant Rights defined and described in the Mortgages.

     "Assignment of Agreements" means, collectively, the Assignment of Agreements - Borrower and the Assignments of Agreements - Joint Venture.

     "Assignment of Agreements - Borrower" means, (i) with respect to each Non-Leased Facility and Leased Facility, a first priority Assignment of Management Agreement and Agreements Affecting Real Estate, in form and substance satisfactory to Lender, dated as of the Closing Date, from Borrower, as assignor, to Lender, as assignee, (ii) with respect to any Joint Venture Facility, subsequent to Borrower acquiring the fee interest in such Joint Venture Facility, a first priority Assignment of Management Agreement and Agreements Affecting Real Estate, in form and substance satisfactory to Lender in Lender's discretion, from Borrower, as assignor, to Lender, as assignee,
(iii) with respect to each Facility in Pennsylvania, a first and second Assignment of Management Agreement and Agreements Affecting Real Estate, in form and substance satisfactory to Lender, dated as of the Closing Date, from Borrower, as assignor, to Lender, as assignee, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Assignments of Agreements - Borrower" means all such instruments collectively.

     "Assignment of Agreements - Joint Venture" means, with respect to any Joint Venture Facility, a first priority Assignment of Management Agreement and Agreements Affecting Real Estate, in form and substance satisfactory to Lender, dated as of the Closing Date, from a Joint Venture, as assignor, to Borrower, as assignee, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Assignments of Agreements - Joint Venture" means all such instruments collectively.

     "Assignments of Leases" means, collectively, the Assignments of Leases - Borrower and Assignments of Leases - Joint Venture.

     "Assignment of Leases - Borrower" means, (i) with respect to each Non-Leased Facility and Leased Facility, a first priority Assignment of Leases and Rents, in form and substance satisfactory to Lender, dated as of the Closing Date from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower's right, title and interest in and to the Leases and the Rents with respect to such Facility as security for the Loan, (ii) with respect to any Joint Venture Facility, subsequent to Borrower acquiring the fee interest in such Joint Venture Facility, a first priority Assignment of Leases and Rents, in form and substance satisfactory to Lender in Lender's discretion assigning to Lender all of Borrower's right, title and interest in and to the Leases and the Rents with respect to such Facility as security for the Loan, and (iii) with respect to each Facility in Pennsylvania, a first and second Assignment of Leases and Rents, in form and substance satisfactory to Lender, dated as of the Closing Date from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower's right, title and interest in and to the Leases and the Rents with respect to such Facility as security for the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Assignments of Leases - Borrower" means all such instruments collectively.

     "Assignment of Leases - Joint Venture" means, with respect to any Joint Venture Facility, a first priority Assignment of Leases and Rents, in form and substance satisfactory to Lender, dated as of the Closing Date, from a Joint Venture, as assignor, to Borrower, as assignee, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Assignments of Leases - Joint Venture" means all such instruments collectively.

     "Base Adjusted NOI" means the amount(s) shown on Exhibit B.

     "Base Payment" has the meaning provided in Section 2.5(c).

     "Basic Carrying Costs" means the following costs with respect to each
Facility: (i) real property taxes, assessments and Impositions (including, without limitation, any payments due under any ground lease and any ground rents) applicable to such Facility; and (ii) insurance premiums for policies of insurance required or permitted to be maintained by Borrower, each Operator, Manager and any Joint Venture pursuant to this Agreement or the other Loan Documents.

     "Basic Carrying Costs Monthly Installment" means, with respect to all of the Facilities, Lender's reasonable and good faith estimate of one-twelfth (1/12th) of the sum of the annual amounts of all of the relevant Basic Carrying Costs (provided, that Lender may calculate reasonably and in good faith the monthly amount to assure that funds are reserved in sufficient amounts to enable the payment of all Impositions, including, without limitation, taxes and insurance premiums thirty (30) days prior to their respective due dates). If the relevant Basic Carrying Costs for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Basic Carrying Costs Monthly Installment shall be Lender's reasonable and good faith estimate based on one-twelfth (1/12th) of the relevant aggregate Basic Carrying Costs for the prior Fiscal Year or payment period, with

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





reasonable adjustments as determined by Lender. As soon as the relevant Basic Carrying Costs are fixed for the then current Fiscal Year or period, the next ensuing Basic Carrying Costs Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Basic Carrying Costs Monthly Installments.

     "Basic Carrying Costs Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Basic Carrying Costs.

     "Borrower" has the meaning provided in the preamble to this Agreement.

     "Business Day" means any day other than (i) a Saturday or a Sunday, and
(ii) a day on which federally insured depository institutions in New York, New York, Chicago, Illinois or any jurisdiction in which any Facility, the Cash Collateral Account or any Collection Account is located, are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

     "Capital Improvement Costs" means costs incurred by Borrower, any Operator, any Joint Venture or Manager in connection with capital improvements to the Facilities.

     "Capital Reserve Amount" means, with respect to the Facilities, an amount equal to the greater of (i) the sum of the amounts obtained by multiplying $250 by the number of beds in the Facilities (as approved by Lender) per annum and
(ii) the sum of the amounts indicated in the Engineering Report(s) as the annual amount required to maintain each Facility.

     "Capital Reserve Monthly Installment" means, with respect to the Facilities, an amount equal to one-twelfth (1/12th) of the Capital Reserve Amount for all of the Facilities.

     "Capital Reserve Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Capital Improvement Costs.

     "Cash Collateral Account" has the meaning provided in Section 2.11(b).

     "Cash Collateral Account Bank" means the bank which holds the Cash Collateral Account.

     "Cash Management Event" shall mean any one or more of the following: (i) a Late Payment; (ii) a Default (other than a Late Payment) or an Event of Default; (iii) Borrower's failure to comply with the third or fourth sentence of Section 2.11(a)(ii);
(iv) Borrower's failure to comply with the third or fourth sentence of Section 2.11(a)(iii); (v) the Optional Prepayment Date; (vi) if less than ninety percent (90%) of the Rents are deposited into the Collection Account; or (vii) the ownership of the Preferred Equity by the Preferred Equity Holder.

     "Class B Amount" has the meaning provided in Section 8.32.

     "Class B Equity Interests" has the meaning set forth in Exhibit D.

     "Class C Amount" has the meaning provided in Section 8.32.

     "Class C Equity Interests" has the meaning set forth in Exhibit E hereto.

     "Closing Date" means the date of this Agreement.

     "Closing Date Advance" means the initial Advance made on the Closing Date in the amount identified on Exhibit B.

     "Code" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

     "Collateral" means, collectively, the Accounts, Account Collateral, Appurtenant Rights, Equipment, General Intangibles, goods, Improvements, Instruments, Inventory, Leases, Land, Money, Permitted Investments, Permits (to the full extent assignable), Rents, investment properties, and letters of credit, and all Proceeds and products of any of the foregoing, all whether now owned or hereafter acquired, and all other property which is or hereafter may become subject to a Lien in favor of Lender.

     "Collateral Assignment" means with respect to a Joint Venture Facility, the Collateral Assignment of Deed of Trust and Other Loan Documents, in form and substance satisfactory to Lender, dated as of the Closing Date from Borrower, as assignor, to Lender as assignee, assigning to Lender all of Borrower's right, title and interest in and to any Joint Venture Loan Documents, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Collateral Assignments" means all such instruments collectively.

     "Collateral Security Instrument" means any right, document or instrument, other than a Mortgage, given as security for the Loan (including, without limitation, the Assignments of Leases, the Assignments of Agreements, the Collateral Assignment and the

Manager's Subordinations), in each case as the same may hereafter from time to time be supplemented, amended, extended or modified by one or more written agreements supplemental thereto.

     "Collection Account" has the meaning provided in Section 2.11(a).

     "Collection Account Agreement" has the meaning set forth in Section
2.11(b).

     "Collection Account Bank" means, with respect to each Facility, the collection bank for such Facility and any successor bank hereafter selected by Borrower and approved by Lender in accordance with the Collection Account Agreement.

     "CON" has the meaning set forth in Section 4.1(al)(ii).

     "Condemnation Proceeds" means all of the Condemnation Proceeds defined and described in the Mortgages.

     "Contingent Obligation" means any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of Borrower, whether or not contingent; (i) to purchase any such primary obligation, or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner or obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner or obligee under such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming that Borrower is required to perform thereunder) as determined by Lender in good faith.

     "Current Interest Accrual Period" has the meaning provided in Section 2.11(g).

     "Cut-Off Date" means August 11, 2000.

     "Debt Service" means, for any period (and calculated either for a Facility or for the Facilities), the aggregate of all principal, interest payments, Default Rate interest, Late

Charges and Yield Maintenance Premium that accrue or are due and payable in accordance with the Loan Documents during such period.

     "Debt Service Coverage Ratio" means, for any period, (and calculated either for a Facility or for the Facilities) the quotient obtained by dividing Adjusted Net Operating Income (for the Facility or Facilities, as applicable) for the specified period by the Debt Service (for the Facility or Facilities, as applicable) for such period.

     "Debt Service Payment Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Debt Service.

     "Debt Service Reserve Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Debt Service Reserve.

     "Deed of Trust Trustee" means each of the trustees, if any, under the Mortgages.

     "Default" means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

     "Default Collateral" has the meaning provided in Section 8.14.

     "Default Rate" means the per annum interest rate equal to the lesser of
(i) the Maximum Amount or (ii) the Interest Rate plus five percent (5%).

     "Defeasance Debt Service Coverage Ratio" means, in respect of any period, the quotient obtained by dividing (i) Adjusted Net Operating Income of the Facilities remaining after a defeasance pursuant to Section 2.10 by (ii) the aggregate amount of the Base Payments due for such period minus the payments Lender would have received had the relevant U.S. Obligations referred to in
Section 2.10 been held as security for the Note for such period.

     "Defeasance Deposit" means the following in each of the following circumstances:

          (i) in the case of a total defeasance of the Loan and each Facility pursuant to Section 2.10, "Defeasance Deposit" means the amount that will be sufficient to purchase U.S. Obligations (A) having maturity dates on or prior to, but as close as possible to, successive scheduled Payment Dates (after the

     Defeasance Release Date) upon which Payment Dates interest and principal payments would be required under the Note as though the Maturity Date of the Note was the Optional Prepayment Date and (B) in amounts sufficient to pay all scheduled principal and interest payments on the Note as if the Maturity Date of the Note was the Optional Prepayment Date (but without any adjustment of the monthly amortization schedule); or

          (ii) in the case of a partial defeasance of the Loan on a Facility-by-Facility basis pursuant to Section 2.10, "Defeasance Deposit" means the amount that will be sufficient to purchase U.S. Obligations
     (A) having maturity dates on or prior to, but as close as possible to, the successive scheduled Payment Dates (after the date of such voluntary defeasance) upon which Payment Dates interest and principal payments would be required under the Note as though the Maturity Date of the Note was the Optional Prepayment Date and (B) in amounts sufficient to pay all scheduled principal and interest payments on the Note (1) as if the Maturity Date of the Note was the Optional Prepayment Date (but without any adjustment of the monthly amortization schedule) and (2) as if the outstanding principal indebtedness due under the Note was an amount equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Facility being defeased; and

          (iii)  in the case of a partial defeasance of the Loan pursuant to
     Section 5.1(p), "Defeasance Deposit" means the amount that will be sufficient to purchase U.S. Obligations (A) having maturity dates on or prior to, but as close as possible to, the successive scheduled Payment Dates (after the date of such voluntary defeasance) upon which Payment Dates interest and principal payments would be required under the Note as though the Maturity Date of the Note was the Optional Prepayment Date and
     (B) in amounts sufficient to pay all scheduled principal and interest payments on the Note (1) as if the Maturity Date of the Note was the Optional Prepayment Date (but without any adjustment of the monthly amortization schedule) and (2) as if the outstanding principal indebtedness due under the Note was an amount equal to the amount required to be defeased pursuant to Section 5.1(p) in connection with such partial defeasance.

     "Defeasance Release Date" has the meaning provided in Section 2.10(d).

     "Difference" has the meaning provided in Section 8.32(c).

     "DOH" has the meaning set forth in Section 4.1(al)(i).

     "Earn-Out Advance" means the Advance (if any) made by Lender to Borrower pursuant to Section 8.32(b).

     "Eligible Account" means (i) an account maintained with a federal or state chartered depository institution or trust company whose (x) commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1 by each Rating Agency if the deposits in such account are to be held in such account for thirty (30) days or less or (y) long-term unsecured debt obligations are rated at least AA- by each Rating Agency if the deposits in such account are to be held in such account for more than thirty (30) days; or
(ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. " 9.10(b); or (iii) an account otherwise acceptable to each Rating Agency, as confirmed in writing that such account would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization.

     "Engineer" means any reputable Independent engineer, properly licensed in the relevant jurisdiction and approved by Lender in Lender's reasonable discretion.

     "Engineering Reports" means the structural engineering reports with respect to each Facility (i) prepared by an Engineer, (ii) addressed to Lender,
(iii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion, and (iv) in form and content acceptable to Lender in Lender's reasonable discretion, together with any amendments or supplements thereto.

     "Entity" means with respect to Borrower, an Operator or a Joint Venture, a
(a) corporation, if Borrower, Operator or Joint Venture, as applicable is listed as a corporation in the preamble to this Agreement or, as to each Operator and each Joint Venture, if any, in Exhibit B, (b) limited partnership, if Borrower, Operator, or Joint Venture, as applicable, is listed as a limited partnership in the preamble to this Agreement or, as to each Operator and each Joint Venture, if any, in Exhibit B or (c) limited liability company, if Borrower, Operator or Joint Venture, as applicable, is listed as a limited liability company in the preamble to this Agreement or, as to each Operator and each Joint Venture, if any, is Exhibit B.

     "Environmental Claim" means any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand, decree or other written communication by any Person or Governmental Authority requiring, alleging or asserting liability with respect to Borrower, any

Joint Venture, Manager, any Operator, or any Facility, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on, resulting from or related to: (i) the presence, Use, Release or threatened Release of any Hazardous Substance originating at or from, or otherwise affecting any Facility or any part thereof; (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Borrower, any Joint Venture, Manager, any Operator or otherwise affecting any Facility or any part thereof; or (iii) any alleged injury or threat of injury to health, safety or the environment by Borrower, any Joint Venture, Manager, any Operator or otherwise affecting the Facility or any part thereof.

     "Environmental Guaranty" means the Environmental Indemnity Agreement in form and substance satisfactory to Lender dated as of the Closing Date from Parent to Lender, as the same may thereafter be from time to time supplemented, amended, modified or extended by one or more agreements supplemental thereto.

     "Environmental Laws" means any and all applicable federal, state, local and foreign laws, rules, regulations or ordinances, each as amended from time to time, any judicial or administrative orders, decrees, settlement agreements or judgments thereunder, and any Permits, approvals, licenses, registrations, filings and authorizations, in each case as in effect as of the relevant date, relating to the environment, health or safety, or the Release or threatened Release, or otherwise relating to the presence or Use of Hazardous Substances.

     "Environmental Reports" means, with respect to any Facility, environmental audit report(s) (i) prepared by a reputable environmental Engineer approved by Lender in Lender's reasonable discretion, (ii) addressed to Lender (iii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion, and (iv) in form and content acceptable to Lender in Lender's reasonable discretion, together with any amendments or supplements thereto delivered to Lender.

     "Equipment" means all of the Equipment defined and described in the Mortgages.

     "Equity Interests" means with respect to Borrower and each Operator (i) if Borrower or any Operator is a limited partnership, limited partnership interests in Borrower or any Operator; or (ii) if Borrower or any Operator is a limited liability company, membership interests in Borrower or any Operator; or
(iii) if Borrower or any Operator is a corporation, the share or stock interests in Borrower or any Operator; provided, however, Equity Interests shall not include any direct or indirect legal or beneficial ownership interest, or any other interest of any nature or kind whatsoever, of any SPE Equity Owner in Borrower, or in any other SPE Equity Owner, as applicable.

     "Equity Pledge Agreement" means each Equity Pledge Agreement, in form and substance satisfactory to Lender in its sole discretion, (i) dated as of the Closing Date from Parent, as assignor, to Lender, as assignee, and (ii) dated as of the Closing Date from the Subsidiary, as assignor, to Lender as Assignee, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Equity Pledge Agreements" means both of such agreements collectively.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member.

     "Event of Default" has the meaning set forth in Section 7.1.

     "Excess Cash Flow" has the meaning set forth in Section 2.11(g).

     "Extra Funds" has the meaning set forth in Section 2.11(f).

     "Facility" means the Land, Improvements and Equipment and all other Collateral subject to a Related Mortgage.

     "Facilities" means, collectively every Facility.

     "Final Locked Rate" means, (i) if Lender and Borrower have entered into an interest rate lock agreement with respect to the Earn-Out Advance, the interest rate locked pursuant thereto and (ii) in all other cases, the Treasury Rate plus the Spread.

     "Fiscal Year" means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

     "GAAP" means generally accepted accounting principles consistently applied in the United States of America as of the date of the applicable financial report.

     "General Intangibles" means all of the General Intangibles defined and described in the Mortgages.

     "Governmental Authority" means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, any Operator, any Joint Venture, Manager, any Facility, or any SPE Equity Owner, or any Person with jurisdiction over Borrower, any Operator, any Joint Venture, Manager, any Facility or any SPE Equity Owner, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Revenue" means, with respect to any Facility, the total dollar amount of all income and receipts whatsoever received by Borrower, any Joint Venture or any Operator with respect to such Facility, including, without limitation, all Rents (but excluding security deposits) and Money.

     "Guaranty" means the Guaranty and Suretyship Agreement in form and substance satisfactory to Lender dated as of the Closing Date from the Parent to Lender as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.

     "Hazardous Substance" means: (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), lead in drinking water, and lead-based paint, the presence, generation, Use, transportation, storage or disposal of or exposure to which (x) is regulated or could lead to liability under any Environmental Law or (y) is subject to notice or reporting requirements under any Environmental Law, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants" or words of similar import under any Environmental Law or (iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

     "Impositions" means all of the Impositions defined and described in the

Mortgages.

     "Improvements" means all of the Improvements defined and described in the Mortgages.

     "Indebtedness" means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

     "Indemnified Party" shall have the meaning set forth in Section 8.29.

     "Independent" means, when used with respect to any Person, a Person who:
(i) does not have any direct financial interest or any material indirect financial interest in Borrower, any Operator, any Joint Venture or Manager or in any Affiliate of Borrower, any Operator, any Joint Venture or Manager (including, without limitation, in any SPE Equity Owner), (ii) is not connected with Borrower, any Operator, any Joint Venture or Manager or any Affiliate of Borrower, any Operator, any Joint Venture or Manager (including, without limitation, any SPE Equity Owner), as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director or person performing similar functions, and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

     "Independent Director" means a duly appointed member of the board of directors of the relevant entity who shall not have been, at the time of such appointment, at any time after appointment, or at any time in the preceding five (5) years, (i) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (ii) a creditor, supplier, employee, officer, director, manager or contractor of such entity or any of its affiliates, (iii) a person who controls such entity or any of its affiliates, or (iv) a member of the immediate family of a person defined in (i), (ii) or (iii) above.

     "Initial Basic Carrying Costs Amount" means, the amount shown as such on Exhibit B.

     "Initial Capital Reserve Amount" means the amount shown as such on Exhibit
B.

     "Initial Interest Rate" means the lesser of (1) a per annum rate calculated from time to time determined by Lender in Lender's reasonable discretion equal to the quotient (expressed as a percentage) obtained by dividing (i) the sum of (A) the Closing Date Advance multiplied by 7.68% plus (B) the aggregate of all Additional Facility Advances made multiplied by the Advance Locked Rate by (ii) the sum of the Closing Date Advance and the amount of all Additional Facility Advances and (2) the Maximum Amount.

     "Initial Securitization Expense Amount" means 0.375% of the Recalculated Loan Amount.

     "Instruments" means all of the Instruments defined and described the Mortgages.

     "Insurance Proceeds" means all of the Insurance Proceeds defined and described in the Mortgages.

     "Insurance Requirements" has the meaning provided in the Mortgages.

     "Interest Accrual Period" means each period of time running from and including the eleventh (11th) day of a calendar month to and including the tenth (10th) day of the following calendar month during the term of the Loan. If the Closing Date shall occur prior to the tenth (10th) day of a calendar month, the first Interest Accrual Period shall commence on and include the Closing Date and end on and include the tenth (10th) day of the calendar month in which the Closing Date occurs. If the Closing Date shall occur after the tenth (10th) day of a calendar month, the first Interest Accrual Period shall commence on the Closing Date and end on and include the tenth (10th) day of the calendar month following the month in which the Closing Date occurs. If the Closing Date shall occur on the tenth (10th) day of a calendar month, the first Interest Accrual Period shall consist of a one (1) day period consisting of the Closing Date.

     "Interest Rate" means, as applicable, (i) before the Stabilization Date, the Initial Interest Rate (ii) commencing on the Stabilization Date Payment Date, the Stabilization Interest Rate and (iii) on and after the Optional Prepayment Date, the Revised Interest Rate.

     "Inventory" means all of the Inventory defined and described in the Mortgages.

     "Investor" has the meaning provided in Section 8.27.

     "Issuer" means any issuer of securities issued in connection with a Securitization.

     "Joint Venture" means each entity identified as the "Joint Venture" on Exhibit B attached hereto, if any, and "Joint Ventures" means all such entities collectively.

     "Joint Venture Facility" means each Facility identified as a "Joint Venture Facility" on Exhibit B attached hereto, if any, and "Joint Ventures Facility" means all such Facilities collectively.

     "Joint Venture Loan" means each loan, if any, from Borrower to any Joint Venture pursuant to any Joint Venture Note.

     "Joint Venture Loan Agreement" means each Loan Agreement, if any, in form and substance satisfactory to Lender, dated as of the Closing Date by and between a Joint Venture, as borrower, and the Borrower, as lender, pursuant to which any Joint Venture Loan is made, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Joint Venture Loan Agreements" means all such loan agreements.

     "Joint Venture Loan Documents" means, collectively, each Joint Venture Loan Agreement, each Joint Venture Note, each Joint Venture Mortgage, each Assignment of Leases - Joint Venture, each Assignment of Agreements - Joint Venture, each Manager's Subordination - Joint Venture and all other agreements, instruments, certificates and documents executed or delivered by or on behalf of any Joint Venture or any Affiliate to evidence or secure any Joint Venture Loan or otherwise in satisfaction of the requirements of any Joint Venture Loan Agreement, any Joint Venture Mortgage or the other documents listed above.

     "Joint Venture Mortgage" means, as applicable, with respect to any Joint Venture Facility, a first priority Mortgage or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which any Joint Venture Facility is located, in form and substance satisfactory to Lender in Lender's discretion, dated as of the Closing Date, granted by any Joint Venture to Borrower (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Borrower) with respect to any Joint Venture Facility as security for a Joint Venture Note, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Joint Venture Mortgages" means all such mortgages and deeds of trusts collectively.

     "Joint Venture Note" means and refers to the promissory note, in form and substance satisfactory to Lender in Lender's discretion, dated the Closing Date, made by a Joint Venture to Borrower pursuant to a Joint Venture Loan Agreement as such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof and "Joint Venture Notes" means all such promissory notes collectively.

     "Land" means all of the Land defined and described in the Mortgages.

     "Late Charge" means the lesser of (i) five percent (5%) of any unpaid amount and (ii) the maximum late charge permitted to be charged under the laws of the State of New York.

     "Late Payment" means Borrower's failure to pay any amount hereunder when due, without giving effect to any cure period, if any.

     "Leased Facility" means each Facility owned in fee simple by the Borrower as shown on Exhibit B and leased to the relevant Operator shown on Exhibit B and "Leased Facilities" means all of such Facilities, collectively.

     "Leases" means all of the Leases defined and described in the Mortgages.

     "Legal Requirements" means all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, any Operator, any Joint Venture, the Manager, the Loan Documents, any Facility or any part thereof, or the ownership, construction, use, alteration or operation thereof, or any part thereof, enacted or entered and in force as of the relevant date, and all Permits and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, any Operator, any Joint Venture, or Manager at any time in force affecting any Facility or any part thereof, including, without limitation, any which (i) may require repairs, modifications, or alterations in or to any Facility or any part thereof, or (ii) in any way limit the use and enjoyment thereof, and further including, without limitation, all Environmental Laws and the Americans with Disabilities Act, as they may be amended from time to time, together with all regulations promulgated pursuant thereto or in connection therewith.

     "Lender" has the meaning provided in the preamble to this Agreement.

     "Liabilities" has the meaning set forth in Section 2.13.

     "Licenses" means all of the Licenses defined and described in the Mortgages.

     "Lien" means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Facility or any portion thereof or any Collateral or Borrower, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic's, materialmen's and other similar liens and encumbrances.

     "Loan" has the meaning provided in the Recitals hereto.

     "Loan Amount" means the principal amount of the Loan outstanding as the same may be increased or decreased, as a result of any Advances, prepayment or otherwise from time to time.

     "Loan Documents" means, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Assignments of Agreements, the Manager's Subordinations, Guaranty, the Equity Pledge Agreements, the Environmental Guaranty, the Collection Account Agreement, the SNDAs, the Collateral Assignments and all other agreements, instruments, certificates and documents executed or delivered by or on behalf of Borrower, any Operator or any Joint Venture or any Affiliate to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement, the Mortgages or the other documents listed above.

     "Losses" has the meaning provided in Section 5.1(i).

     "Management Agreement" means, with respect to a Facility, (i) the Management Agreement entered into between the Manager and Borrower, relevant Operator or relevant Joint Venture and (ii) as to the Subleased Facilities, the sublease entered into by and between the relevant Operator and the Manager pertaining to the management of such Facility in the form attached to the relevant Manager's Subordination and "Management Agreements" means all such agreements, collectively.

     "Manager" means, with respect to a Facility, Alternative Living Services, Inc. as manager of any of the Facilities and sublessee on the Subleased Facilities, or any successor or assignee of such Manager, provided that each successor or assignee shall be acceptable to Lender in Lender's discretion. "Managers" means all such Managers, collectively.

     "Manager's Subordination" means, with respect to a Facility, the Manager's Consent and Subordination of Management Agreement in form and substance satisfactory to Lender, dated as of the Closing Date, executed by the Lender, the relevant Manager, Borrower and/or the relevant Operator and/or the relevant Joint Venture, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto and "Manager's Subordinations" means all such agreements, collectively.

     "Material Adverse Effect" means a material adverse effect upon (i) the business or the financial position or results of operation of Borrower, any Operator, any Joint Venture or Manager, taken as a whole, (ii) the ability of Borrower, any Joint Venture or Manager to perform, or of Lender to enforce, any of the Loan Documents or (iii) the value of (x) the Collateral taken as a whole or (y) any Facility.

     "Material Adverse Effect on an Aggregated Facilities Basis" means a material adverse effect upon (i) the business or the financial position or results of operation of Borrower, any Operator, any Joint Venture or Manager, taken as a whole, (ii) the ability of Borrower, any Joint Venture or Manager to perform, or of Lender to enforce, any of the Loan Documents or (iii) the value of (x) the Collateral taken as a whole or (y) the Facilities taken as a whole.

     "Material Lease" means each Material Lease defined and described in the Mortgages.

     "Maturity Date" mean the date that is 300 months after the Stabilization Date Payment Date or such earlier date resulting from acceleration of the Indebtedness by Lender.

     "Maximum Additional Facility Advance Amount" means $49,484,000.

     "Maximum Amount" means the maximum rate of interest designated by applicable laws relating to payment of interest and usury.

     "Maximum Facility Amount" means Ninety Million Dollars ($90,000,000).

     "Money" means all moneys, cash, rights to deposit or savings accounts, credit card receipts, rents or other items of legal tender obtained from or for use in connection with the ownership or operation of any Facility.

     "Mortgage - Borrower" means, as applicable, (i) with respect to a Leased Facility or a Non-Leased Facility, a first priority Mortgage or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which such Facility is located, in form and substance satisfactory to Lender in Lender's discretion, dated as of the Closing Date, granted by Borrower to Lender (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Lender) with respect to such Facility as security for the Loan, (ii) with respect to any

Joint Venture Facility, a first priority Mortgage or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which such Facility is located, in form and substance satisfactory to Lender in Lender's discretion, granted by Borrower (on the Stabilization Date Payment
Date) to Lender (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Lender) with respect to such Facility as security for the Loan, and (iii) with respect to each Facility located in Pennsylvania, a first and second priority Mortgage or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which such Facility is located, in form and substance satisfactory to Lender in Lender's discretion, dated as of the Closing Date, granted by Borrower to Lender (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Lender) with respect to such Facility as security for the Loan, each as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto, and "Mortgages
- Borrower" means all such instruments collectively.

     "Mortgages" means, collectively, the Mortgages - Borrower and Joint Venture Mortgages.

     "Mortgaged Property" means collectively, as applicable, the "Mortgaged Property" or the "Trust Estate" defined and described in the Mortgages.

     "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "NACC" means Nomura Asset Capital Corporation, a Delaware corporation, and its successors and assigns.

     "Net Operating Income" means for any period (as calculated either for a Facility or all Facilities) the excess, if any, of Operating Income for such period over Operating Expenses for such period.

     "Non-Leased Facility" means each Facility identified as such on Exhibit B attached hereto and "Non-Leased Facilities" means all such Facilities, collectively.

     "Note" means and refers to collectively, (i) the $1,690,000 promissory note relating to the Facility located in Penn Hills, Pennsylvania, (ii) the $4,271,000 promissory note relating to the Facility located in Cheswick, Pennsylvania, (iii) the $3,358,000 promissory note relating to the Facility located in Export, Pennsylvania and (iv) the $72,681,000 promissory note relating to all the other Facilities, each in form and substance satisfactory to Lender in Lender's discretion, dated the Closing Date, made by Borrower to Lender pursuant to this Agreement, as any such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof.

     "Officer's Certificate" means a certificate of the Borrower which is signed by the president, any vice-president, any secretary or the treasurer of the Borrower.

     "Operating Expense Certificate" means a certificate of the Borrower in the form attached hereto as Exhibit A.

     "Operating Expense Monthly Installment" means, with respect to a given Interest Accrual Period, the amount shown on the Annual Operating Budget for such period.

     "Operating Expense Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of operating expenses, as reasonably approved by Lender.

     "Operating Expenses" means, for any period, for Borrower, Operator, any Joint Venture, or Manager (a) all expenditures by Borrower and, without duplication, (b) all expenditures by any Operator and, without duplication, (c) all expenditures by any Joint Venture, and, without duplication, (d) all expenditures by Manager, as and to the extent required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair or leasing of the Facilities (or of a Facility), including, without limitation or duplication:

          (i) expenses in connection with cleaning, repair, replacement, painting and maintenance;

          (ii) wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for employees of Borrower, any Operator, any Joint Venture or any Affiliate engaged in repair, operation, maintenance of the Facilities (or of a Facility) or service to tenants, patrons or guests of the Facilities (or of a Facility), as applicable;

          (iii) any management fees and expenses;

          (iv) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services;

          (v)    the cost of cleaning supplies;

          (vi)   Impositions;

          (vii) business interruption, liability, casualty and fidelity insurance premiums;

          (viii) legal, accounting and other professional fees and expenses incurred in connection with the ownership, leasing or operation of the Facilities (or a Facility), including, without limitation, collection costs and expenses;

          (ix)  costs and expenses of security and security systems;

          (x)   trash removal and exterminating costs and expenses;

          (xi)  advertising and marketing costs;

          (xii) costs of environmental audits and monitoring, environmental, investigation, remediation or other response actions or any other expenses incurred with respect to compliance with Environmental Laws; and

          (xiii) all other ongoing expenses which, on an accounting basis consistent with Parent's audited financial statements, are required to be or are included in Borrower's, any Operator's or any Joint Venture's annual financial statements as operating expenses of the Facilities (or of a Facility).

Notwithstanding the foregoing, Operating Expenses shall not include (x) any taxes imposed on Borrower's net income, (y) depreciation or amortization of tangibles or intangibles or (z) Debt Service and other payments in connection with the Indebtedness (including, deposits into the Capital Reserve Sub-Account). Operating Expenses shall be calculated in accordance with GAAP.

     "Operating Income" means, for any period, for Borrower, any Operator, and any Joint Venture (a) all regular ongoing income of Borrower during such period from the operation of the Facilities (or of a Facility), and, without duplication (b) all regular ongoing income of any Operator during such period from the operation of the Facilities (or of a Facility) and, without duplication, and (c) all regular ongoing income of any Joint Venture during such period from the operation of the Facilities (or of a Facility), including, without limitation:

          (i) all amounts payable as Rents (other than security deposits) and all other amounts payable under Leases or other third party agreements relating to the ownership and operation of the Facilities (or of a Facility);

          (ii) business interruption insurance proceeds; and

          (iii) all other amounts which, on an accounting basis consistent with Parent's audited financial statements, are required to be or are included in Borrower's, any Operator's or any Joint Venture's annual financial statements as operating income of the Facilities (or of a Facility).

     "Operator" means each entity listed as an "Operator" on Exhibit B attached hereto and "Operators" shall mean all such entities, collectively.

     "Operator/JV Acquisition" has the meaning set forth in Section 8.34.

     "Operator Lease" means, with respect to each Leased Facility, that certain operator lease between the Borrower and the relevant Operator for the lease of all or a part of such Leased Facility, together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same, and all additional remainders, reversions, and other rights and estates appurtenant thereto and "Operator Leases" means all such instruments, collectively.

     "Optional Prepayment Date" means the fifteenth (15th) anniversary of the Stabilization Date Payment Date.

     "Other Borrowings" means, without duplication (but not including the Indebtedness or any Transaction Costs payable in connection with the Transactions), (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower whether or not such indebtedness has been assumed, (v) all Contingent Obligations of Borrower, and (vi) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

     "Parent" means Alternative Living Services, Inc.

     "Payment Date" means the eleventh (11th) day of each calendar month during the term of the Loan; provided, however, that for purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the eleventh (11th) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the next succeeding Business Day.

     "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

     "PCBs" has the meaning provided in the definition of "Hazardous
Substance".

     "Permits" means all of the Permits defined and described in the Mortgages.

     "Permitted Encumbrances" means, with respect to a Facility (or, as applicable, with respect to all of the Facilities), collectively, (i) the Lien created by the Related Mortgage or the other Loan Documents, (ii) all Liens and other matters disclosed in the applicable Title Insurance Policy concerning such Facility, or any part thereof which have been approved by Lender in Lender's discretion, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent or being contested in good faith and by appropriate proceedings in accordance with the Related Mortgage,
(iv) without limiting the foregoing, any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Borrower or any Joint Venture after the Closing Date and which do not materially and adversely affect (a) the ability of Borrower to pay any of its obligations to any Person as and when due, (b) the marketability of title to such Facility, (c) the fair market value of such Facility, or (d) the use or operation of such Facility as of the Closing Date and thereafter, (v) Liens in connection with a Receivables Loan entered into pursuant to Section 6.1(c), and (vi) Liens on the Equipment or vehicles used in the ordinary course of operating and owning the Facilities which are the subject of a financing of such Equipment or vehicles (including capitalized leases of such Equipment or vehicles) which financing complies with the terms of clause (xx) of the definition of the term "Special-Purpose Entity"

     "Permitted Investments" means any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day immediately preceding the date upon which the funds in the Cash Collateral Account are required to be drawn, and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to Lender that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a
Securitization:

     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (ii)  Federal Housing Administration debentures;

     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must
           (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers" acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or otherwise acceptable to each Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization), provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers" acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or otherwise acceptable to each Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization), provided, however, that the investments described in this clause must
           (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (vi) debt obligations with maturities of not more than 365 days and rated by each Rating Agency (or otherwise acceptable to each Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization), in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating,
            (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that is rated by each Rating Agency (or otherwise acceptable to each Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization), in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (viii) the Federated Prime Obligation Money Market Fund (the "Fund") so long as the Fund is rated "AAAm" or "AAAm-G" by S&P, or the equivalent by each other Rating Agency (or otherwise acceptable to each Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization);

     (ix) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to Lender, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization; and

     (x) such other obligations as are acceptable as Permitted Investments to each Rating Agency, as confirmed in writing to Lender, that such obligations would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Securitization;

provided, however, that, in the judgment of Lender, such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and provided further that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (iii) such investments have a maturity in excess of one

     "Permitted Transfers" shall mean, provided that no Event of Default has occurred: (i) Permitted Encumbrances; (ii) all transfers of worn out or obsolete furnishings, fixtures or equipment that are promptly replaced with property of equivalent value and functionality; (iii) all Leases which are not Material Leases; (iv) all Material Leases which have been approved by Lender in writing in Lender's discretion; (v) transfers of Equity Interests which in the aggregate during the term of the Loan (a) do not exceed forty-nine percent (49%) of the total interests in Borrower, any Operator or any SPE Equity Owner and (b) do not result in any other shareholder's, partner's, member's or other Person's interest in Borrower, any Operator or any SPE Equity Owner exceeding forty-nine percent (49%) of the total interests in Borrower, any Operator or any SPE Equity Owner; (vi) any other transfer of Equity Interests in Borrower after the Stabilization Date provided that (a) prior to any Securitization, Lender shall have consented to such transfer or transfers (which consent shall be given provided the net worth and financial status of the proposed transferee (after giving effect to the transfer) are equal to or greater than the greater of (A) Borrower's net worth on the Stabilization Date and (B) Borrower's net worth on the date of the proposed transfer, as determined by Lender in its reasonable discretion), (b) after any Securitization, (1) Lender shall have consented to such transfer or transfers (which consent shall be given provided the net worth and financial status of the proposed transferee (after giving effect to the transfer) are equal to or greater than the greater of (A) Borrower's net worth on the

Stabilization Date and (B) Borrower's net worth on the date of the proposed transfer, as determined by Lender in its reasonable discretion) and (2) the Rating Agencies shall have confirmed in writing that such transfer or transfers shall not result in a downgrade, withdrawal or qualification of any securities issued in connection with such Securitization, (c) acceptable opinions relating to such transfer or transfers shall have been delivered by Borrower to Lender and the Rating Agencies (including, without limitation, tax and bankruptcy opinions), and (d) Borrower pays all reasonable expenses incurred by Lender in connection with such transfer or transfers up to a maximum amount of 0.5% of the Loan Amount for the first transfer and one percent (1%) of the Loan Amount for each subsequent transfer; (vii) a transfer after the Stabilization Date of all the Facilities to a single purchaser provided that prior to such transfer
(a) prior to a Securitization, Lender shall have consented to such transfer (which consent shall be given provided the net worth and financial status of the proposed transferee (after giving effect to the transfer) are equal to or greater than the greater of (A) Borrower's net worth on the Stabilization Date and (B) Borrower's net worth on the date of the proposed transfer, as determined by Lender in its reasonable discretion), (b) after a Securitization,
(1) Lender shall have consented to such transfer (which consent shall be given provided the net worth and financial status of the proposed transferee (after giving effect to the transfer) are equal to or greater than the greater of (A) Borrower's net worth on the Stabilization Date and (B) Borrower's net worth on the date of the proposed transfer, as determined by Lender in its reasonable discretion) and (2) the Rating Agencies shall have confirmed in writing that such transfer or transfers shall not result in a downgrade, withdrawal or qualification of any securities issued in connection with such Securitization,
(c) acceptable opinions relating to such transfer shall have been delivered by Borrower to Lender and to the Rating Agencies (including without limitation tax and bankruptcy opinions), (d) the transferee assumes in writing all obligations of the transferor under the Loan Documents and executes and delivers such other documentation as may be required by the Rating Agencies or reasonably required by Lender, and (e) Borrower pays all reasonable expenses incurred by Lender in connection with such transfer up to a maximum amount of 0.5% of the Loan Amount for the first transfer and one percent (1%) of the Loan Amount for each subsequent transfer; and (viii) transfers of interests in any Operator or any Joint Venture made pursuant to and in compliance with Section 8.34.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     "Physical Plant Standards" has the meaning provided in Section 4.1(b)(al)(vii).

     "Plan" means an employee benefit or other plan established or maintained by

Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Preferred Cash Collateral Account" means that certain bank account to be established pursuant to the Preferred Cash Management Agreement.

     "Preferred Cash Collateral Account Bank" means the bank which holds the Preferred Cash Collateral Account.

     "Preferred Cash Management Agreement" means that certain cash collateral account agreement to be executed among Borrower, Preferred Equity Holder, the other holders of equity interests in Borrower, and the Cash Management Collateral Account Bank (the terms of which are summarized on Exhibit F hereto) as the same may from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.

     "Preferred Equity Holder" means NACC, its designees, successors and assigns.

     "Principal Indebtedness" means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.

     "Proceeds" means, with respect to Borrower or any Joint Venture, all of Borrower's or any Joint Venture's "proceeds," as such term is defined in the UCC, and, to the extent not included in such definition, all proceeds whether cash or non-cash, movable or immovable, tangible or intangible (including Insurance Proceeds, Condemnation Proceeds and proceeds of proceeds), from the Collateral, including, without limitation, those from the sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral and all income, gain, credit, distributions and similar items from or with respect to the Collateral.

     "Rating Agencies" means Fitch Investors Service, Inc., Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. and S&P or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Securitization (each, individually a "Rating Agency").

     "Recalculated Loan Amount" has the meaning provided in Section 8.32.

     "Receivables Loan" has the meaning set forth in Section 6.1(c).

     "Recourse Distributions" has the meaning provided in Section 8.14.

     "Related Mortgage" means, with respect to a particular Facility, the Mortgage relating to such Facility.

     "Release" means any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment of Hazardous Substances, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "Remedial Work" has the meaning provided in Section 5.1(d)(i).

     "REMIC" means a real estate mortgage investment conduit as defined under
Section 860D of the Code.

     "Rents means of all of the Rents defined and described in the Mortgages.

     "Request for Additional Facility Advance" has the meaning set forth in
Section 3.2.

     "Request for Advance" has the meaning set forth in Section 3.2.

     "Required Base Debt Service Payment" means all of the Required Debt Service Payment except for that portion of the Required Debt Service Payment which consists of payments of Excess Cash Flow which may be due and payable on and after the Optional Prepayment Date.

     "Required Debt Service Payment" means, on any Payment Date, the Debt Service then due and payable by Borrower.

     "Revised Interest Rate" means the greater of (i) the sum of the Stabilization Interest Rate plus five hundred (500) basis points, and (ii) as of the Optional Prepayment Date, the sum of the Ten Year Treasury Rate plus (x) six hundred ninety-five (695) basis points, if the Stabilization Interest Rate is as set forth in clauses (i) or (iii) of the definition of such term or (y) six hundred eighty (680) basis points, if the Stabilization Interest Rate is as set forth in clause (ii) of the definition of such term, such Revised Interest Rate not to exceed the Maximum Amount.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw

Hill Companies, Inc.

     "Secretary's Certificate" means, with respect to Borrower, each general partner of each Operator, each managing member of each Joint Venture, and the Manager, the certificate in form and substance satisfactory to Lender in Lender's discretion dated as of the Closing Date.

     "Securitization" shall have the meaning provided in Section 2.13.

     "Securitization Closing Date" means the date on which a Securitization is effected.

     "Securitization Costs" shall have the meaning set forth in Section 2.13.

     "Securitization Expense Sub-Account" means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11.

     "Security Agreement" has the meaning provided in Section 2.10(d).

     "Single-Purpose Entity" means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter a. was and will be organized solely for the purpose of (x) owning and/or operating the Facilities or (y) acting as the managing member of the limited liability company which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.) or (z) acting as the general partner of a limited partnership which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.), b. has not and will not engage in any business unrelated to the (x) the ownership and/or operation of the Facilities or (y) acting as a member of a limited liability company which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.) or (z) acting as a general partner of a limited partnership which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.), c. has not and will not have any assets other than (x) those related to the Facilities or (y) its member interest in the limited liability company which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.) or (z) its general partnership interest in the limited partnership which owns and/or operates the Facilities (provided, such entity shall not be ALS-Venture II, Inc.), as applicable, d. has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable), e. if such entity is a limited partnership, has and will have as its only general partners, general partners which are and will be Single-Purpose Entities which are corporations, f. if such entity is a corporation, at all relevant times, has and will have at least one Independent Director, g. the board of directors of such entity has not taken and will not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including without limitation all Independent Directors, shall have participated in such vote, h. has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity, i. if such entity is a limited liability company, has and will have at least one member that is and will be a Single-Purpose Entity which is and will be a corporation, and such corporation is and will be the managing member of such limited liability company, j. without the unanimous consent of all of the partners, directors (including without limitation all Independent Directors) or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (a) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity's properties; (c) make any assignment for the benefit of such entity's creditors; or (d) take any action that might cause such entity to become insolvent, k. has maintained and will maintain its accounts, books and records separate from any other person or entity, l. has maintained and will maintain its books, records, resolutions and agreements as official records, m. has not commingled and will not commingle its funds or assets with those of any other entity, n. has held and will hold its assets in its own name, o. has conducted and will conduct its business in its name, p. has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other person or entity, q. has paid and will pay its own liabilities out of its own funds and assets, r. has observed and will observe all partnership, corporate or limited liability company formalities as applicable, s. has maintained and will maintain an arms-length relationship with its affiliates, t. (a) if such entity owns the Facilities, has and will have no indebtedness other than the (A) Indebtedness and (B) unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Facilities and financing of Equipment or vehicles used in the ordinary course of operating and owning the Facilities (including capitalized leases of such Equipment and vehicles) which trade payables and Equipment and vehicles financings (1) do not exceed, at any time, a maximum amount of One Hundred Fifty Thousand Dollars ($150,000) for each Facility (provided, however, the aggregate amount for all Facilities at any one time shall not exceed One Hundred Twenty Five Thousand Dollars ($125,000) multiplied by the number of Facilities for which Advances have been made) and (2) trade payables are paid within thirty (30) days of the date incurred, or (b) if such entity (provided, such entity shall not be ALS-Venture II, Inc.) acts as the general partner of a limited partnership which owns and/or operates the Facilities, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the

Facilities which (1) do not exceed, at any time, Ten Thousand Dollars ($10,000.00) and (2) are paid within thirty (30) days of the date incurred, (c) if such entity (provided, such entity shall not be ALS-Venture II, Inc.) acts as a managing member of a limited liability company which owns and/or operates the Facilities, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Facilities which (1) do not exceed, at any time, Ten Thousand Dollars ( $10,000.00) and (2) are paid within thirty (30) days of the date incurred, or (d) if such entity operates the a Facility, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to operating such Facility which
(1) do not exceed, at any time, Ten Thousand Dollars ($10,000.00) and (2) are paid within thirty (30) days of the date incurred, u. has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity except for the Indebtedness, v. has not acquired and will not acquire obligations or securities of its partners, members or shareholders, w. has allocated and will allocate fairly and reasonably shared expenses, including, without limitation, shared office space and uses separate stationery, invoices and checks, x. except pursuant hereto, has not and will not pledge its assets for the benefit of any other person or entity, y. has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity, z. has not made and will not make loans to any person or entity, aa. has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, bb. if such entity is a limited liability company, such entity shall dissolve only upon the bankruptcy of the managing member, and such entity's articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision, cc. has not entered and will not enter into or be a party to, any transaction with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party, dd. has paid and will pay the salaries of its own employees from its own funds, ee. has maintained and will maintain adequate capital in light of its contemplated business operations and ff. if such entity is a limited liability company or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity's organizational documents shall contain such provision. Notwithstanding the foregoing, the Borrower shall be permitted to hold each Joint Venture Note as described below in Section 8.34.

     "SNDAs" means the subordination, nondisturbance and attornment agreements by and between the Operators and Lender and, as to the Facilities located in Florida, the Parent and Lender, which shall be in form reasonably satisfactory to Lender.

     "SPE Equity Owner" means, if Borrower is a limited partnership, the general partner of the Borrower and, if Borrower is a limited liability company, the managing member of Borrower.

     "Spread " means 1.95%.

     "Stabilization Date" means the earlier to occur of (i) the date on which Borrower (A) has requested that Lender recalculate the aggregate amount of the Loan, (B) provided to Lender all information required pursuant to Section 8.32, and (C) has established, to Lender's reasonable satisfaction, that the Recalculated Loan Amount (calculated based upon the Underwriting NOI Criteria and in accordance with the methodology and debt service coverage ratio tests set forth in Section 8.32(a)), will be an amount equal to or exceeding the then outstanding Indebtedness, (ii) the Cut-Off Date and (iii) the date on which Lender has reasonably determined that the Recalculated Loan Amount (calculated based upon the Underwriting NOI Criteria and in accordance with the methodology and debt service coverage ratio tests set forth in Section 8.32(a)) will be an amount equal to or exceeding the then outstanding Indebtedness.

     "Stabilization Date Loan Amount" means the outstanding Principal Indebtedness on the Stabilization Date (and before giving effect to any recalculation of the Loan Amount on the Stabilization Date).

     "Stabilization Date Payment Date" means the second Payment Date after the Stabilization Date.

     "Stabilization Interest Rate" means a rate determined by Lender equal to
(i) if no Earn-Out Advance is made and the Stabilization Optimum Debt Service Coverage Ratio is not satisfied on the Stabilization Date, the Initial Interest Rate as of the Stabilization Date, (ii) if no Earn-Out Advance is made and the Stabilization Optimum Debt Service Coverage Ratio is satisfied, the Initial Interest Rate as of the Stabilization Date less fifteen (15) basis points and
(iii) if an Earn-Out Advance is made, the quotient (expressed as a percentage) obtained by dividing (i) the sum of (A) the Stabilization Date Loan Amount multiplied by the Initial Interest Rate as of the Stabilization Date, plus (B) the amount of the Earn-Out Advance multiplied by the sum of the Final Locked Rate by (ii) the sum of the Stabilization Date Loan Amount and the amount of the Earn-Out Advance.

     "Stabilization Optimum Debt Service Coverage Ratio" means 1.50.

     "Start-Up Day" means the "start-up day," within the meaning of Section 860G(a)(9) of the Code, of any "real estate mortgage investment conduit," within the meaning of Section 860D of the Code that holds the Note.

     "Sub-Account" shall have the meaning provided in Section 2.11(c).

     "Subleased Facility" means each Facility owned in fee simple by the Borrower as shown on Exhibit B, leased to the relevant Operator, and subleased to the Manager shown on Exhibit B, and "Subleased Facilities" means all such Facilities, collectively.

     "Subsidiary" means ALS-Clare Bridge, Inc., a Delaware corporation.

     "Successor Obligor" has the meaning provided in Section 2.10(h).

     "Survey" means, with respect to a Facility, a survey of such Facility reasonably satisfactory to Lender, (i) prepared by a registered Independent surveyor reasonably satisfactory to Lender and Title Insurer, (ii) together with a metes and bounds legal description of the land corresponding with the survey and containing the Surveyor's Certification, and (iii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion.

     "Surveyor's Certification" means a surveyor's certification in form and substance satisfactory to Lender.

     "Taking" has the meaning provided in the Mortgages.

     "Tax Fair Market Value" means, with respect to a Facility, the fair market value of such Facility, and (x) shall not include the value of any personal property or other property that is not an "interest in real property" within the meaning of Treasury Regulation Sec. Sec. 1.860G-2 and 1.856-3(c), or is not "qualifying real property" within the meaning of Treasury Regulation Sec. 1.593-11(b)(iv), and (y) shall be reduced by the "adjusted issue price" (within the meaning of Code Sec. 1272(a)(4)) (the "Tax Adjusted Issue Price") of any indebtedness, other than the Loan, secured by a Lien affecting such Facility, which Lien is prior to or on a parity with the Lien created under the Related Mortgage.

     "Ten Year Treasury Rate" means the yield, calculated by linear interpolation (rounded to three decimal places) of the yields of United States Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating that of noncallable United States Treasury obligations having maturities as close as possible to ten (10) years from the Optional Prepayment Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender for the week prior to the Optional Prepayment Date.

     "Third Party Payors' Programs" has the meaning set forth in Section 4.2.

     "Title Instruction Letter" means an instruction letter in form and substance satisfactory to Lender in Lender's discretion.

     "Title Insurance Policy" means, with respect to a Facility, the loan policy of title insurance for such Facility issued by Title Insurer with respect to such Facility in an amount acceptable to Lender and insuring the first priority lien in favor of Lender created by the Related Mortgage, in each case acceptable to Lender in Lender's discretion and "Title Insurance Policies" means all such policies collectively.

     "Title Insurer" means Chicago Title Insurance Company and any reinsurer reasonably required by Lender and/or any other nationally recognized title insurance company acceptable to Lender in Lender's reasonable discretion; provided, however, that the reinsurer of any Title Insurance Policy may include, in amounts reasonably acceptable to Lender, Lawyer's Title Insurance Company, First American Title Insurance Corporation or Stewart Title Guaranty Company.

     "Transaction Costs" means all fees, costs, expenses and disbursements paid or payable by Borrower relating to the Transactions, including, without limitation, all appraisal fees, legal fees, accounting fees and the costs and expenses described in Section 8.24.

     "Transactions" means the transactions contemplated by the Loan Documents.

     "Transfer" means any conveyance, transfer (including, without limitation, any transfer of any direct legal or beneficial interest (including, without limitation, any profit interest) in Borrower, any Operator, or any SPE Equity Owner), sale, Lease (including, without limitation, any amendment, extension, modification, waiver or renewal thereof), or Lien, whether by law or otherwise, of, on or affecting any Collateral, Borrower, any Operator, or any SPE Equity Owner, other than a Permitted Transfer.

     "Treasury Rate" means the yield, calculated by linear interpolation (rounded to three decimal places) of the yields of United States Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating that of noncallable United States Treasury obligations having maturities as close as possible, to the Optional Prepayment Date as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender, in the case of the Final

Locked Rate, for the week prior to the Stabilization Date and, in the case of the Advance Locked Rated, the week prior to the applicable Additional Facility Closing Date.

     "UCC" means, with respect to any Collateral, the Uniform Commercial Code in effect in the jurisdiction in which the relevant Collateral is located.

     "UCC Searches" has the meaning provided in Section 3.1.

     "Underwriting NOI Criteria" is set forth in Exhibit G.

     "Unpaid Excess Loan Amount" has the meaning provided in Section
8.32(c)(ii).

     "U.S. Obligations" means obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America.

     "Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation to or from the property by any Person of any Hazardous Substance.

     "Warrant" has the meaning set forth in Exhibit E hereto.

     "Yield Maintenance Premium" means, if all or any portion of the Note is accelerated, the amount determined by Lender in its discretion (at the time immediately prior to the payment of such amount to Lender) equal to that, when added to the amount otherwise due as a result of such acceleration, would be sufficient to purchase U.S. Obligations (a) having maturity dates on or prior to, but as close as possible to, successive scheduled Payment Dates (after the date of such acceleration of the Note) upon which Payment Dates interest and principal payments would be required under the Note as though the Maturity Date of the Note was the Optional Prepayment Date and (b) in amounts sufficient to pay all scheduled principal and interest payments on the Note as if the Maturity Date of the Note was the Optional Prepayment Date (but without any adjustment of the monthly amortization schedule); provided, however, under no circumstances shall the Yield Maintenance Premium be less than zero.

                                   ARTICLE II

                                 GENERAL TERMS

     Section II.1 Amount of the Loan. (a) Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower a total amount of up to the Maximum Facility Amount in one or more Advances.

     (b)  Advances Generally. Notwithstanding anything herein to the contrary,
(i) the total cumulative aggregate amount of all Advances hereunder shall not exceed the Maximum Facility Amount, (ii) Lender shall have no obligation whatsoever to make any Advance unless and until each of the applicable conditions precedent to the making of such Advance set forth in this Agreement have been satisfied and unless and until Borrower provides any other information required by Lender in its reasonable discretion, (iii) Lender shall be solely responsible for determining in its reasonable discretion whether the applicable conditions precedent to the making of any Advance have been satisfied, (iv) Lender shall have no obligation whatsoever to make more than two Additional Facility Advances, each of which shall be no closer in time than thirty (30) days and in no event shall Lender have any obligation to make any Additional Facility Advances at any time after the Additional Facility Termination Date,
(v) after any Principal Indebtedness is repaid, Lender shall have no obligation whatsoever to re-advance any amount repaid, (vi) Lender shall have no obligation whatsoever to make any Advance hereunder after the occurrence and during the continuance of a Default or an Event of Default, (vii) all conditions and requirements of this Agreement relating to the obligations of Lender to make Advances are for the sole benefit of the parties hereto, and no other person or party shall have the right to rely on the satisfaction of such conditions and requirements by Borrower as a condition precedent to Lender making any Advance,
(viii) in connection with each Advance and as a condition precedent to each Advance, Borrower shall execute and/or deliver to Lender additions, amendments, modifications and supplements to the items set forth in Article III or otherwise as required by Lender, including without limitation, to any or all of the Loan Documents, and shall provide Lender with the full benefit of the security intended to be provided under the Loan Documents and without in any way limiting the foregoing, such additions, amendments, modifications and supplements shall include those deemed desirable by Lender's counsel in the jurisdiction in which the Facility is located, the submittal by Borrower of the Request for Advance and/or the making of each Advance shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrower to Lender that all of the applicable conditions to be satisfied in connection with the making of such Advance have been satisfied (unless waived by Lender in accordance with Section 8.4,) and that all of the representations and warranties of Borrower set forth in the Loan Documents are true and correct as of the Advance and (x) unless Lender otherwise agrees, all Advances other than the Closing Date Advance shall be funded on a Payment Date.

     (b) Earn-Out Advance. On the Stabilization Date Payment Date, Lender shall fund the Earn-Out Advance, if any, pursuant to and in accordance with
Section 8.32 and all other terms and conditions of this Agreement.

     (c) Additional Facility Advance. Borrower may, in accordance with this Agreement, request an Additional Facility Advance at any time prior to the Additional Facility Termination Date.

     Section II.2 Use of Proceeds. Proceeds of the Loan shall be used for the following purposes: (a) to pay the acquisition costs for the Leased Facilities and the Non-Leased Facilities owned by Borrower and refinancing costs of any Joint Venture Facility, (b) to fund any upfront reserves or escrow amounts required hereunder, and (c) to pay any Transaction Costs. Any excess will be available to Borrower and may be used for any lawful purpose.

     Section II.3 Security for the Loan. The Note and Borrower's obligations hereunder and under the other Loan Documents shall be secured by the Mortgages, the Guaranty, the Assignments of Leases, the Assignments of Agreements, the Manager's Subordinations, and the security interests and Liens granted in this Agreement and in the other Loan Documents.

     Section II.4 Borrower's Note.

     A. Borrower's obligation to pay the principal of and interest on the Loan (including Late Charges, Default Rate interest, and the Yield Maintenance Premium, if any), shall be evidenced by this Agreement and by the Note, duly executed and delivered by Borrower. The Note shall be payable as to principal, interest, Late Charges, Default Rate interest and Yield Maintenance Premium, if any, as specified in this Agreement, with a final maturity on the Maturity Date. Borrower shall pay all outstanding Indebtedness on the Maturity Date.

     (b) Lender is hereby authorized, at its option, (i) to endorse on a schedule attached to the Note (or on a continuation of such schedule attached to the Note and made a part thereof) an appropriate notation evidencing the date and amount of each payment of principal, interest, Late Charges, Default Rate interest and Yield Maintenance Premium, if any, in respect thereof, which schedule shall be made available to Borrower, at Borrower's sole cost and expense on reasonable advance notice, for examination at Lender's offices and/or (ii) to record the Allocated Loan Amounts in its books and records.

     Section II.5 Principal and Interest Payments.

     (a) Accrual of Interest before the Optional Prepayment Date. Before the Stabilization Date Payment Date, interest shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at the Initial Interest Rate. On and after the Stabilization Date Payment Date, but before the Optional Prepayment Date, interest shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at the Stabilization Interest Rate.

     (b) Accrual of Interest on or after the Optional Prepayment Date. Commencing on the Optional Prepayment Date, interest shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at the Revised Interest Rate; provided however that in the event that the Indebtedness is paid in full on or before the sixth (6th) Payment Date after the Optional Prepayment Date, interest shall be deemed to have accrued at the Initial Interest Rate instead of the Revised Interest Rate.

     (c) Monthly Base Payments of Principal and Interest.  On each Payment Date
(i) prior to and including the Stabilization Date Payment Date, Borrower shall pay to Lender a monthly payment of interest only which payment is based on the Initial Interest Rate and (ii) after the Stabilization Date Payment Date, a monthly constant payment of principal and interest based on the Stabilization Interest Rate and, in each case, based on an amortization schedule of three hundred (300) months. Each payment required to be made by Borrower pursuant to this Section 2.5(c) is hereinafter sometimes referred to as a "Base Payment".

     (d) Payments of Excess of Revised Interest Rate Over Stabilization Interest Rate. To the extent, for any period, that accrued interest at the Revised Interest Rate exceeds interest required to be paid hereunder for such period at the Stabilization Interest Rate (such amount, the "Accrued Interest"), Borrower shall only be required to pay such Accrued Interest after the outstanding principal balance of the Note has been paid in full. Unpaid Accrued Interest shall accrue interest at the Revised Interest Rate and shall be computed based on the actual number of days elapsed in each year over a 360-day year.

     (e) Payment Dates. All payments required to be made pursuant to paragraphs (a) through (d) above shall be made beginning on the first Payment Date immediately after the end of the second Interest Accrual Period; provided, however, that Borrower shall pay interest for the first Interest Accrual Period on the Closing Date.

     (f) Calculation of Interest. Interest shall accrue on the outstanding principal balance of the Loan and all other amounts due to Lender under the Loan Documents commencing upon the Closing Date. Interest shall accrue on Accrued Interest commencing on the first Payment Date following the Optional Prepayment Date. Interest shall be computed on the actual number of days elapsed in each year over a 360 day year.

     (g) Default Rate Interest. Upon the earlier to occur of a Late Payment or an Event of Default, if any, the entire unpaid amount outstanding hereunder and under the Note will bear interest at the Default Rate for so long as such Late Payment or Event of Default remains uncured.

     (h) Late Charge. If Borrower fails to make any payment of any sums due under the Loan Documents on the date when the same is due, and the same remains unpaid after the expiration of any applicable cure period, if any, Borrower shall pay a Late Charge.

     (i) Maturity Date. On the Maturity Date, Borrower shall pay to Lender all amounts owing under the Loan Documents including, without limitation, interest, principal, Late Charges, Default Rate interest, Accrued Interest and any Yield Maintenance Premium; provided, however, Yield Maintenance Premium shall only be due and payable if the Maturity Date occurs as a result of acceleration of the Note.

     (j) Cash Management Fees. After the occurrence of a Cash Management Event, a fee shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at a rate of .015% per annum which fee shall be paid, by Borrower to Lender, on each Payment Date, for the Interest Accrual Period immediately preceding such Payment Date.

     Section II.6 Prepayment.

     (a) On and after the earlier to occur of (i) the Optional Prepayment Date or (ii) at Lender's election, upon the occurrence and during the continuance of an Event of Default hereunder, any date on or after such Event of Default and during its continuance, in addition to all other payments required hereunder, Borrower shall pay and use all Excess Cash Flow to prepay the Loan on each Payment Date in accordance with Section 2.11(g) and Section 2.7 and, after payment in full of the Principal Indebtedness (but not Accrued Interest or interest thereon) to pay Accrued Interest and interest thereon and all other amounts then owing.

     (b) If Borrower is required by Lender under the provisions of any Mortgage to prepay the Loan or any portion thereof in the event of damage to or destruction of, or a Taking of a Facility, Borrower shall prepay the Loan to the full extent of the Insurance Proceeds or the Condemnation Proceeds, as applicable, and there shall be no Yield Maintenance Premium or penalty assessed against Borrower by reason of such prepayment.

     (c)  On and after the Optional Prepayment Date (provided no Default or

Event of Default has occurred and is continuing), Borrower may voluntarily prepay the Loan in whole or in part, and there shall be no Yield Maintenance Premium or penalty assessed against Borrower by reason of such prepayment.

     (d) All prepayments made pursuant to this Section shall be applied in accordance with the provisions of Section 2.7.

     (e)  Any prepayment of the Loan by Borrower shall be made on a Payment
Date.

     (f) Borrower shall not be permitted at any time to prepay all or any part of the Loan except as expressly provided in this Section and in Section 8.32 (regarding the Recalculated Loan Amount).

     Section II.7 Application of Payments. Prior to the occurrence of an Event of Default, all proceeds of any repayment, including prepayments, of the Loan shall be applied to pay: first, any costs and expenses of Lender, including, without limitation, the Lender's reasonable attorney's fees and disbursements actually arising as a result of such repayment or reasonably expended by Lender to protect the Collateral; second, accrued and unpaid interest at the Initial Interest Rate; third, to the Principal Indebtedness (but not to Accrued Interest or interest thereon); fourth, to Accrued Interest and interest accrued thereon; and fifth, any other amounts then due and owing under the Loan Documents. After the occurrence of an Event of Default, all proceeds of repayment, including any payment or recovery on the Collateral shall, unless otherwise provided in the Mortgage, be applied in such order and in such manner as Lender shall elect in Lender's discretion.

     Section II.8 Payment of Debt Service, Method and Place of Payment.

     (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to Borrower by Lender in writing, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

     (b) All payments made by Borrower hereunder or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

     (c) Prior to the occurrence of a Cash Management Event, Borrower shall pay to the Lender or its designee, on or prior to each Payment Date, the Required Debt Service Payment for such Payment Date, the Basic Carrying Costs Monthly Installment for the Interest Accrual Period immediately preceding such Payment Date and the Capital Reserve Monthly Installment for the Interest Accrual Period immediately preceding such Payment Date. After the occurrence of a Cash Management Event, the Collection Account Bank, shall transfer to Lender all amounts due under the Loan Documents (and all other amounts in the respective Collection Accounts pursuant to the various Collection Account Agreements and Section 2.11

     Section II.9 Taxes. All payments made by Borrower under this Agreement and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

     Section II.10 Defeasance Requirements.

     (a) Provided that no Default or Event of Default has occurred and is continuing, commencing on the date which is two (2) years after the Start-Up Day (but only before the Optional Prepayment Date), Borrower may voluntarily defease (A) all of the Loan or (B) part of the Loan on a Facility-by-Facility basis, or (C) part of the Loan on a non-Facility-by-Facility basis, but only pursuant to Section 5.1(p).

     (b) Any defeasance of the Loan by Borrower shall be made on a Payment
Date.

     (c) Borrower shall not be permitted at any time to defease all or any part of the Loan except as expressly provided in this Section.

     (d) Subject to the terms and conditions of this Agreement, Borrower may defease the Loan if Borrower: (i) provides, in the case of a defeasance pursuant to Section 5.1(p), not less than ten (10) days, and, in all other cases, not less than thirty (30) days prior written notice to the Lender specifying a Payment Date (the "Defeasance Release Date") on which the payments provided in clauses (ii) and (iii) below are to be made and the deposit provided in clause (iv) below is to be made, (ii) pays all interest accrued and unpaid on the Principal Indebtedness to and including the Defeasance Release Date, (iii) pays all other sums then due and payable under the Loan Documents,
(iv) deposits with the Lender an amount equal to the Defeasance Deposit, and
(v) in the case of a defeasance in part on a Facility-by-Facility basis, provides to Lender evidence satisfactory to Lender that the Defeasance Debt Service Coverage Ratio for all remaining Facilities (after giving effect to the defeasance and calculated on the basis of the prior twelve (12) calendar months) shall be equal to or greater than the greater of (x) 1.35 and (y) the Debt Service Coverage Ratio (calculated on the basis of the prior twelve (12) calendar months) for all Facilities as of the Payment Date immediately preceding the Defeasance Release Date, and (vi) delivers to the Lender (A) a security agreement, in form and substance satisfactory to Lender, creating a first priority perfected Lien on the deposits required pursuant to this Section and the U.S. Obligations purchased on behalf of Borrower in accordance with this Section (the "Security Agreement"), (B) for execution by the Lender, a release of each relevant Mortgaged Property from the lien of the Related Mortgage in a form appropriate for each jurisdiction in which the relevant Mortgaged Property is located, (C) an Officer's Certificate of Borrower certifying that the requirements set forth in this Section have been satisfied including, without limitation, that no Default or Event of Default has occurred and is continuing, (D) an opinion of Borrower's counsel in form and substance satisfactory to the Lender stating, among other things, (x) that, without qualification, the U.S. Obligations have been duly and validly assigned and delivered to Lender and Lender has a first priority perfected security interest in and Lien on the deposits required pursuant to this Section and a first priority perfected security interest in and Lien on the U.S. Obligations purchased pursuant hereto and the Proceeds thereof, and (y) that the defeasance will not adversely affect the status of any REMIC formed in connection with a Securitization, and (E) such other certificates, documents or instruments as the Lender may request including, without limitation, (x) written confirmation from the relevant Rating Agencies that such defeasance will not cause any Rating Agency to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with any Securitization and (y) a certificate from an Independent certified public accountant certifying that the amounts of the U.S. Obligations comply with all of the requirements of this Loan Agreement.

     (e) The U.S. Obligations shall mature on or be redeemable, or provide for payment thereon, on or prior to the Business Day immediately preceding the date on which payments under the Note are due and payable and the proceeds thereof shall be payable directly to the Lender. In connection with the foregoing, Borrower appoints the Lender as Borrower's agent for the purpose of applying the amounts delivered pursuant to clause (d)(iv) above to purchase U.S. Obligations.

     (f) If any notice of defeasance is given, Borrower shall be required to defease the Loan (or a portion thereof if such defeasance is a partial defeasance) on the specified Payment Date (unless such notice is revoked in writing by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Lender for any costs incurred by Lender in connection with Borrower's giving of such notice and revocation).

     (g) Upon compliance with the requirements of this Section in the event of a total defeasance of the Loan, or a partial defeasance of the Loan on a Facility by Facility basis, the relevant Mortgaged Property as to which such defeasance has been consummated shall be released from the lien of the Related Mortgage.

     (h) In connection with a complete defeasance of the Loan, Borrower shall assign to such other entity or entities established or designated by Borrower (the "Successor Obligor") all of Borrower's obligations under the Note, the other Loan Documents and the Security Agreements together with the pledged U.S. Obligations. The Successor Obligor shall assume, in a writing or writings satisfactory to Lender in Lender's discretion, all of Borrower's obligations under the Note, the other Loan Documents and the Security Agreements and, upon such assignment Borrower shall, except as set forth herein, be relieved of its obligations hereunder.

     (i) Nothing in this Section shall release Borrower from any liability or obligation relating to any environmental matters arising under Sections 4.1(v) or 5.1(d) through 5.1(i), inclusive, hereof.


     Section II.11       Central Cash Management.

     (a)  Collection Account.


     (i) Borrower shall open and maintain at the Collection Account Bank a trust account (the "Collection Account").

     (ii) The Collection Account shall be assigned an identification number by the Collection Account Bank and shall be opened and maintained in the name "Nomura Asset Capital Corporation as Mortgagee of ALS-Venture II, Inc." Borrower, each Operator, each Joint Venture and Manager shall not have any right of withdrawal from the Collection Account. Prior to the Stabilization Date, Borrower shall cause (A) the Operators and, in the case of any Facility located in Florida, the Parent to deposit all lease payments under the Operator Leases directly into the Collection Account and shall cause all relevant checks to be made payable to the name of the Collection Account and (B) each Joint Venture to deposit all payments under any Joint Venture Note and all reserves payable pursuant to any Joint Venture Mortgage directly into the Collection Account and shall cause all relevant checks to be made payable to the name of the Collection Account. Following the Stabilization Date, the Borrower shall cause the Manager to deposit all Rents, Moneys and other items of Gross Revenue into the Collection Account within two (2) Business Days of receipt thereof. Without in any way limiting Borrower's obligations pursuant to the preceding two (2) sentences, Borrower shall deposit directly into the Collection Account all Rents, Moneys or other items of Gross Revenue received by Borrower in violation or contradiction of the preceding two sentences within five (5) Business Days after receipt thereof. On a daily basis, prior to Lender's notification to the

Collection Account Bank that a Cash Management Event has occurred, the Collection Account Bank shall transfer funds in the Collection Account at the end of such day to an account designated by Borrower.

     (iii) Borrower may designate a new financial institution to serve as the Collection Account Bank if approved by Lender in Lender's discretion. If the Collection Account Bank resigns pursuant to the terms of the Collection Account Agreement, Borrower shall replace such Collection Account Bank with a bank and documentation acceptable to Lender prior to the date that such resignation becomes effective pursuant to such Collection Account Agreement.

     (iv) Any failure by Borrower to deposit directly into the Collection Account less than ninety percent (90%) of all Rents, Moneys or other items or Gross Revenue from the Facilities shall be an Event of Default.

     (b) Payments. Prior to the occurrence of a Cash Management Event, Borrower shall pay to Lender or Lender's designee or to an account identified by Lender or Lender's designee on or prior to each Payment Date, the Required Debt Service Payment for such Payment Date, the Basic Carrying Costs Monthly Installment for the Interest Accrual Period immediately preceding such Payment Date and the Capital Reserve Monthly Installment for the Interest Accrual Period immediately preceding such Payment Date. After the occurrence of a Cash Management Event, pursuant to the Collection Account Agreement among the Collection Account Bank, Borrower and Lender (the "Collection Account Agreement"), Borrower will authorize and direct the Collection Account Bank to transfer on a daily basis, all funds deposited in the Collection Account for each Facility to Lender or Lender's designee to be held in an Eligible Account established by Lender or Lender's designee (the "Cash Collateral Account"). Notwithstanding the foregoing, in the event funds in the Collection Account are being transferred to the Cash Collateral Account pursuant to the foregoing sentence due to the occurrence of a Cash Management Event described in clauses
(i) through (iv) of the definition of the term "Cash Management Event", on the date which is twelve (12) months after the cure of the event which triggered the Cash Management Event and provided no Cash Management Event exists on such date, the funds shall not be transferred to the Cash Collateral Account and shall be transferred in accordance with the last sentence of Section 2.11(a)(ii) until a Cash Management Event occurs in which event the funds in the Collection Account shall be transferred to the Cash Collateral Account pursuant to the foregoing sentence. The Cash Collateral Account shall be under the sole dominion and control of Lender. Borrower, each Operator, each Joint Venture and Manager shall have no right of withdrawal in respect to the Cash Collateral Account.

     (c) Establishment of Sub-Accounts. The Cash Collateral Account shall contain a Debt Service Payment Sub-Account, a Basic Carrying Costs Sub-Account, a Capital Reserve Sub-Account, a Securitization Expense Sub-Account and an Operating Expense Sub-Account, each of which sub-accounts
(i) may be ledger or book entry accounts and need not be actual accounts (individually, a "Sub-Account" and collectively, the "Sub-Accounts") and (ii) shall be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Loan Agreement.

     (d) Permitted Investments. Upon the written request of Borrower, which request may be made once per Interest Accrual Period, Lender shall direct the Cash Collateral Account Bank to invest and reinvest any balance in the Cash Collateral Account from time to time in Permitted Investments as instructed by Borrower; provided, however, that: (i) if Borrower fails to so instruct Lender, or if a Default or an Event of Default shall have occurred and be continuing, Lender may direct the Cash Collateral Account Bank to invest and reinvest such balance in Permitted Investments as Lender shall determine in Lender's discretion; (ii) the maturities of the Permitted Investments on deposit in the Cash Collateral Account shall, to the extent such dates are ascertainable, be selected and coordinated to become due not later than the day before any disbursements from the Sub-Accounts must be made; (iii) all such Permitted Investments shall be held in the name and be under the sole dominion and control of Lender; (iv) no Permitted Investment shall be made unless Lender shall retain a first priority perfected Lien in such Permitted Investment and all filings and other actions necessary to ensure the validity, perfection, and priority of such Lien have been taken; (v) Lender shall only be required to follow the written investment instructions which were most recently received by Lender and Borrower shall be bound by such last received investment instructions; and (vi) any request from Borrower containing investment instructions shall contain an Officer's Certificate from Borrower (which may be conclusively relied upon by Lender and its agents) that any such investments constitute Permitted Investments. It is the intention of the parties hereto that all amounts deposited in the Cash Collateral Account shall at all times be invested in Permitted Investments. All funds in the Cash Collateral Account that are invested in a Permitted Investment are deemed to be held in such Cash Collateral Account for all purposes of this Agreement and the other Loan Documents. Lender shall have no liability for any loss in investments of funds in the Cash Collateral Account that are invested in Permitted Investments (unless invested contrary to Borrower's request other than after the occurrence of a Default or an Event of Default) and no such loss shall affect Borrower's obligation to fund, or liability for funding, the Cash Collateral Account and each Sub-Account, as the case may be. Borrower and Lender agree that Borrower shall include all such earnings and losses (other than those for Lender's account in accordance with the immediately preceding sentence) on the Cash Collateral Account as income of Borrower for federal and applicable state tax purposes. Borrower shall be responsible for any and all fees, costs and expenses with respect to Permitted Investments.

     (e) Interest on Accounts.  All interest paid or other earnings on the

Permitted Investments made hereunder shall be income of Borrower and shall be deposited into the Cash Collateral Account and shall be subject to allocation and distribution like any other monies deposited therein.

     (f) Payment of Basic Carrying Costs, Debt Service, Capital Improvement Costs, Securitization Expenses and Operating Expenses.

     (i) Payment of Basic Carrying Costs.

     a. At least five (5) Business Days prior to the due date of any Basic Carrying Cost payment, and not more frequently than once each Interest Accrual Period, Borrower shall notify Lender in writing and request that Lender make such Basic Carrying Cost payment on behalf of Borrower on or prior to the due date thereof. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation as may be reasonably required by Lender to establish that such Basic Carrying Cost payment is then due. Lender shall be entitled to conclusively rely on all bills or other documentation received from Borrower, in each case without independent investigation or verification. Lender shall make such payments out of the Basic Carrying Cost Sub-Account before the same shall be delinquent to the extent that there are funds available in the Basic Carrying Cost Sub-Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.

     b. Except to the extent that Lender is obligated to pay Basic Carrying Costs from the Basic Carrying Costs Sub-Account pursuant to the terms of this Section, Borrower shall pay all Basic Carrying Costs with respect to itself and the Facility in accordance with the provisions of the Mortgage. Borrower's obligation to pay (or enable Lender to pay) Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender or any Deed of Trust Trustee an obligation to pay any property taxes or other Impositions or which otherwise adversely affect Lender's or the Deed of Trust Trustee's interests. (In the event such a change in law prohibits Borrower from assuming liability for payment of any such Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after such change in law; and failure to pay such amounts on the date due shall be an Event of Default.) If an Event of Default has occurred, the proceeds on deposit in the Basic Carrying Costs Sub-Account may be applied by Lender in any manner as Lender in its discretion may determine.

     (ii) Payment of Debt Service.   At or before 12:00 noon, New York City
time, on each Payment Date during the term of the Loan, Lender shall transfer to

Lender's own account from the Debt Service Payment Sub-Account an amount equal to the Required Debt Service Payment for the applicable Payment Date. Borrower shall be deemed to have timely made the Required Debt Service Payment pursuant to Section 2.8 regardless of the time Lender makes such transfer as long as sufficient funds are on deposit in the Debt Service Payment Sub-Account at 12:00 noon, New York City time on the applicable Payment Date.

     (iii) Payment of Capital Improvement Costs.   Not more frequently than
once each Interest Accrual Period, and provided that no Default or Event of Default has occurred and is continuing, Borrower may notify Lender in writing and request that Lender release to Borrower or its designee funds from the Capital Reserve Sub-Account, to the extent funds are available therein, for payment of Capital Improvement Costs. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation as may be reasonably required by Lender to establish that such Capital Improvement Costs are reasonable, that the work relating thereto has been completed and that such amounts are then due or have been paid. Lender shall approve or disapprove such request within ten (10) Business Days after Lender's receipt of such request and, if approved, Lender shall release the funds to Borrower or Borrower's designee within ten (10) Business Days after Lender's approval.
Upon completion of the repairs and environmental remediation to the Facilities itemized on Exhibit C hereto, Borrower may provide Lender with the documentation described in this paragraph and subject to the terms set forth in this paragraph, Lender shall release the remainder of the Initial Capital Reserve Amount, to the extent such funds have not been released to Borrower.

     (iv) Payment of Securitization Expenses.   To the extent funds are
available therein to pay the amounts for which Borrower is responsible pursuant to Section 2.13, Lender may release funds out of the Securitization Expense Sub-Account to (a) pay such amounts or, (b) after Lender has paid all of the amounts for which Borrower is responsible pursuant to Section 2.13, provided no Default or Event of Default has occurred and is continuing, refund to Borrower all amounts remaining in the Securitization Expense Sub-Account.

     (v) Payment of Operating Expenses.   During each of the following periods:
(i) any period in which the Preferred Equity Holder is an equity owner in Borrower and (ii) on and after the Optional Prepayment Date, not more frequently than once each Interest Accrual Period and provided that no Default or Event of Default has occurred and is continuing, Lender shall direct the Cash Collateral Account Bank to, within five (5) Business Days after Lender's receipt of an Operating Expense Certificate from Borrower, such Operating Expense Certificate to be delivered by Borrower not more frequently than once each Interest Accrual Period, transfer funds to Borrower or its designee from the Operating Expense Sub-Account, to the extent that there are funds available therein, in an amount not to exceed the amount stated in the Operating Expense Certificate up to the Operating Expense Monthly Installment. Together with each such Operating Expense Certificate, Borrower shall furnish

Lender with an Officer's Certificate stating that all operating expenses from previous periods have been paid in full and that such amounts are then due or have been paid.

     (vi) Extra Funds for Operating Expenses.   During each of the following
periods: (i) any period in which the Preferred Equity Holder is an equity owner in Borrower and (ii) on and after the Optional Prepayment Date, not more frequently than once each Interest Accrual Period and provided that no Default or Event of Default has occurred and is continuing, if in a given Interest Accrual Period, Borrower requires amounts in excess of the Operating Expense Monthly Installment (such excess amounts, "Extra Funds"), Borrower, at the time it delivers the Operating Expense Certificate, may deliver a written request to Lender for a disbursement of Extra Funds stating the amount of such Extra Funds and the purpose for such amount, together with copies of bills and other documentation as may be required by Lender to establish that such Extra Funds operating expenses are reasonable and that such amounts are then due or expected to become due in that month. Lender shall approve or disapprove such request within ten (10) Business Days after Lender's receipt of such request and, if approved, Lender shall release the Extra Funds to Borrower or its designee within ten (10) Business Days after Lender's approval.

     (vii) Reconciliation.   During (i) any period in which the Preferred
Equity Holder is an equity owner in Borrower and (ii) on and after the Optional Prepayment Date, on each Payment Date Borrower shall furnish to Lender a budget variance report reconciling the Operating Expenses shown on the Annual Operating Budget with requested disbursements for payment of Operating Expenses pursuant to Section 2.11(f).

     (g) Monthly Funding of Sub-Accounts.   During each Interest Accrual Period
and, except as provided below, during the term of the Loan commencing with the Interest Accrual Period in which the Closing Date occurs (each, the "Current Interest Accrual Period"), Lender shall allocate all funds then on deposit (irrespective of whether such funds were transferred by the Collection Account Bank to the Cash Collateral Account Bank or by Borrower to Lender pursuant to
Section 2.8(c)) in the Cash Collateral Account among the Sub-Accounts as follows and in the following priority:

     (i) first, to the Basic Carrying Costs Sub-Account, until an amount equal to the Basic Carrying Costs Monthly Installment for the Current Interest Accrual Period has been allocated to the Basic Carrying Costs Sub-Account;

     (ii) second, to the Debt Service Payment Sub-Account, until an amount equal to the Required Base Debt Service Payment for the Payment Date immediately after the Current Interest Accrual Period has been allocated to the Debt Service Payment Sub-

Account;

     (iii) third, to the Capital Reserve Sub-Account, until an amount equal to the Capital Reserve Monthly Installment for the Current Interest Accrual Period has been allocated to the Capital Reserve Sub-Account;

     (iv) fourth, to the Securitization Expense Sub-Account; provided, however, that such Sub-Account shall only be funded on the Stabilization Date with a deposit of the Initial Securitization Expense Amount;

     (v) fifth, during each of the following periods: (i) any period in which the Preferred Equity Holder is an equity owner in Borrower and (ii) on and after the Optional Prepayment Date, or at Lender's election, upon the occurrence of an Event of Default, any date on or after the occurrence and during the continuance of such Event of Default, to the Operating Expense Sub-Account, until an amount equal to the Operating Expense Monthly Installment for the Current Interest Accrual Period has been allocated to the Operating Expense Sub-Account; and

     (vi) sixth, provided that (i) no Event of Default has occurred and is continuing and (ii) Lender has received all financial information described in
Section 5.1(Q) for the most recent periods for which the same are due, Lender agrees that in each Current Interest Accrual Period any amounts deposited into or remaining in the Cash Collateral Account after (A) the minimum amounts set forth in clauses (i), (ii), (iii), (iv) and (v) above have been satisfied with respect to the Current Interest Accrual Period and any periods prior thereto and (B) the funding of additional reserves at levels determined by Borrower to be prudent for working capital, Capital Improvement Costs and other Borrower costs, which levels shall be satisfactory to Lender, in Lender's reasonable discretion, shall be disbursed by Lender on the first Payment Date after the end of the then Current Interest Accrual Period, at Borrower's expense, to the Preferred Cash Collateral Account (if the Preferred Equity Holder is an equity owner in the Borrower) or if the Preferred Equity Holder is not an equity owner in the Borrower, to such account that Borrower may request in writing. Lender and its agents shall not be responsible for monitoring Borrower's use of any funds disbursed from the Cash Collateral Account or any of the Sub-Accounts. Notwithstanding anything in this Agreement to the contrary, on and after the Optional Prepayment Date, any amounts deposited into or remaining in the Cash Collateral Account after (A) the minimum amounts set forth in clauses (i),
(ii), (iii), (iv) and (v) above have been satisfied with respect to the Current Interest Accrual Period and any periods prior thereto and (B) the funding of additional reserves at levels determined by Borrower to be prudent for working capital, Capital Improvement Costs and other Borrower costs, which levels shall be satisfactory to Lender, in Lender's reasonable discretion (such remaining amounts, the "Excess Cash Flow"), shall be allocated to the Debt Service Sub-Account and be applied by Lender on each Payment Date in accordance with Section 2.7 and shall not be disbursed to Borrower; and further provided, however, that if an Event of Default has occurred and is continuing any amounts deposited into or remaining in the Cash Collateral Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender's discretion.

     If an Event of Default has occurred and is continuing or if on any Payment Date the balance in any Sub-Account is insufficient to make the required payment due from such Sub-Account, Lender may, in its sole discretion, in addition to any other rights and remedies available hereunder, withdraw funds from any other Sub-Account to pay such deficiency; provided, however, with respect to any Leased Facility or any Joint Venture Facility, for so long as the Subsidiary has not acquired an equity interest in the applicable Operator or the applicable Joint Venture, the funds in the Basic Carrying Costs Sub-Account and the Capital Expense Sub-Account allocable to a Leased Facility or any Joint Venture Facility shall not be used to pay any costs other than the Basic Carrying Costs and the Capital Expenses of the related Leased Facility or Joint Venture Facility. If Lender elects to apply funds of any such Sub-Account to pay any Required Base Debt Service Payment, Borrower shall, upon demand, repay to Lender the amount of such withdrawn funds to replenish such Sub-Account, and if Borrower shall fail to repay such amounts within three (3) Business Days after notice of such withdrawal, an Event of Default shall exist hereunder. Notwithstanding anything contained herein to the contrary, on the Closing Date Borrower shall deposit (i) the Initial Basic Carrying Costs Amount into the Basic Carrying Costs Sub-Account, (ii) the Initial Capital Reserve Amount into the Capital Reserve Sub-Account and (iii) the Initial Debt Service Reserve Amount into the Debt Service Reserve Sub-Account. Notwithstanding anything contained herein to the contrary, on the Stabilization Date, Borrower shall deposit the Initial Securitization Expense Amount into the Securitization Expense Sub-Account.

     (h) Termination of Central Cash Management. The obligations of Borrower under Section 2.11 and Section 2.12 to maintain and fund the Collection Account and the Cash Collateral Account shall terminate in their entirety and be of no further force or effect upon the satisfaction of each of the following conditions: (i) no Default or Event of Default shall have occurred and is continuing; (ii) the total defeasance of the Loan in accordance with the provisions of this Agreement and the other Loan Documents; (iii) the release of the Mortgage by Lender in accordance with the provisions of this Agreement and the other Loan Documents; and (iv) Borrower's receipt of Lender's written acknowledgement that the conditions described in (i), (ii) and (iii) above have been satisfied to Lender's satisfaction.

     Section II.12  Security Agreement.

     (a) Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby sells, assigns, conveys, pledges and transfers to Lender and grants to Lender a first and continuing Lien on and security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the "Account Collateral"):

     (i) all of Borrower's right, title and interest in the Cash Collateral Account (including all Sub-Accounts) and all Money and Permitted Investments, if any, from time to time deposited or held in the Cash Collateral Account;

     (ii) all of Borrower's right, title and interest in the Collection Account and all Money, if any, from time to time deposited or held in the Collection Account;

     (iii) all interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing; and

     (iv) to the extent not covered by clauses (i), (ii), or (iii) above, all Proceeds and products of any or all of the foregoing.

     (b) Covenants. Borrower covenants that (i) prior to the Stabilization Date all Rents, Money and other items of Gross Revenue payable pursuant to any Joint Venture Note, any Joint Venture Mortgage or the Operator Leases shall be deposited into the Collection Account, in accordance with Section 2.11(a), (ii) after the Stabilization Date, all Rents, Money and other items of Gross Revenue with respect to the relevant Facility shall be deposited into the Collection Account, in accordance with Section 2.11(a), and (iii) so long as any portion of the Indebtedness is outstanding, Borrower shall not open (nor permit Manager or any Person to open) any other accounts for the collection of Rents, Money or other items of Gross Revenue (to the extent such sums are required to be deposited into the Collection Account), other than a replacement Collection Account approved by Lender in Lender's reasonable discretion.

     (c) Instructions and Agreements. On or before the Closing Date, Borrower will submit to the Collection Account Bank, the Collection Account Agreement to be executed by the Collection Account Bank.

     (d) Financing Statements; Further Assurances. Borrower will execute and deliver to Lender for filing a financing statement or statements in connection with the

Account Collateral in the form required to properly perfect Lender's security interest in the Account Collateral to the extent that it may be perfected by such a filing. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to perfect and protect the pledge, security interest and Lien granted or purported to be granted hereby, or to enable Lender to exercise and enforce Lender's rights and remedies hereunder with respect to, the Account Collateral.

     (e) Transfers and Other Liens. Borrower agrees that it will not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms hereof and of the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

     (f) Lender's Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Account Collateral or any income thereon in Lender's possession or control or in the possession or control of any agents for, or of Lender, or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody of the Account Collateral in Lender's possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords Lender's own property, it being understood that Lender shall not be liable or responsible for (i) any loss or damage to any of the Account Collateral, or for any diminution in value thereof from a loss of, or delay in Lender's acknowledging receipt of, any wire transfer from the Collection Account Bank or (ii) any loss, damage or diminution in value by reason of the act or omission of Lender, or Lender's agents, employees or bailees, other than for gross negligence or willful misconduct of Lender, or Lender's agents, employees or bailees.

     (g) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower's true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence of an Event of Default to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest.

     (h) Continuing Security Interest; Termination. This Section shall create a continuing pledge of, Lien on and security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness.
Upon payment in full of the Indebtedness, Borrower shall be entitled to the return, upon Borrower's written request and at Borrower's expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and Lender shall execute such instruments and documents as may be reasonably requested by Borrower in writing to evidence such termination and the release of the pledge and Lien hereof, provided, however, that Borrower shall pay on demand all of Lender's expenses in connection therewith.

     Section II.13 Securitization. Borrower hereby acknowledges that Lender, its successors or assigns, may sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies (each, a "Securitization"; and collectively, the "Securitizations"). Borrower agrees that it shall cooperate with Lender and use Borrower's best efforts to facilitate the consummation of each Securitization including, without limitation, by: (i) amending or causing the amendment of this Agreement, the documents evidencing the Class B Equity Interests, if any, and the Class C Equity Interests, if any, and the other Loan Documents, and executing such additional documents, instruments and agreements including amendments to Borrower's organizational documents and preparing financial statements as requested by the Rating Agencies to conform the terms of the Loan to the terms of similar loans underlying completed or pending securitized transactions having or seeking ratings similar to those then being sought in connection with the relevant Securitization; (ii) promptly and reasonably providing such information as may be requested in connection with the preparation of a private placement memorandum, prospectus or a registration statement required to privately place or publicly distribute the securities in a manner which does not conflict with federal or state securities laws; (iii) providing in connection with each of (a) a preliminary and a private placement memorandum or (b) a preliminary and final prospectus, as applicable, an indemnification certificate (x) certifying that Borrower has carefully examined such private placement memorandum, prospectus or registration statement, as applicable, including, without limitation, the sections entitled "Special Considerations", "Description of the Mortgage Loan", "The Underlying Mortgaged Properties", "The Manager", "Borrower" and "Certain Legal Aspects of the Mortgage Loan", and such sections (and any other sections requested) insofar as they relate to Borrower, its Affiliates, the Loan or the Facilities do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that Borrower shall not be required to indemnify any Indemnified Party for any losses relating to untrue statements or omissions which Borrower identified to Lender in writing at the time of Borrower's examination of such memorandum or prospectus, as applicable, and (y) indemnifying each Indemnified Party, the Issuer and the Advisor for any losses, claims, damages, costs, expenses or liabilities (including, without limitation, all liabilities under all applicable federal and state securities laws) (collectively, the "Liabilities") to which any of them may become subject (i) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to Borrower, its Affiliates, the Loan, the Facilities, the Class B Equity Interests, if any, and Class C Equity Interests, if any, any Operator, any Joint Venture, the Manager or any aspect of the subject financing or the parties directly involved therein contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading or (ii) as a result of any untrue statement of material fact in any of the financial statements of Borrower incorporated into any placement memorandum, prospectus, registration statement or other document connected with the issuance of securities or the failure to include in such financial statements or in any placement memorandum, prospectus, registration statement or other document connected with the issuance of securities any material fact relating to Borrower, its Affiliates, the Facilities, the Class B Equity Interests, if any, and Class C Equity Interests, if any, any Operator, any Joint Venture, the Loan, the Manager and any aspect of the subject financing necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Borrower shall not be required to indemnify any Indemnified Party for any losses relating to untrue statements or omissions which Borrower identified to Lender in writing at the time of Borrower's examination of such memorandum or prospectus, as applicable,and (z) agreeing to reimburse Lender, the Issuer and the Advisor for any legal or other expenses reasonably incurred by Lender, the Issuer and the Advisor in connection with investigating or defending the Liabilities; (iv) causing to be rendered such customary opinion letters as shall be requested by the Rating Agencies for other securitizations having or seeking ratings comparable to that then being sought for the relevant Securitization; (v) making such representations, warranties and covenants, as may be reasonably requested by the Rating Agencies and comparable to those required in other securitized transactions having or seeking the same rating as is then being sought for the Securitization; (vi) providing such information regarding the Collateral as may be reasonably requested by the Rating Agencies or otherwise required in connection with the formation of a REMIC; and (vii) providing any other information and materials reasonably required in the Securitization. Subject to Lender's application of funds in the Securitization Expense Sub-Account, Borrower agrees to pay on the Securitization Closing Date and, if earlier, within thirty (30) days after the incurrence thereof, upon demand, all reasonable out-of-pocket costs of Lender (and not previously reimbursed by Borrower) in connection with the Securitization (or any attempt to securitize the Loan), including, without limitation, the cost of preparing a private placement memorandum, prospectus or registration statement, Rating Agency fees and expenses (including ongoing surveillance fees), legal fees and disbursements (including, without limitation, in connection with the rendering of legal opinions), third party due diligence expenses, including, without limitation, appraisals, engineering reports and environmental reports, the fees and expenses of any trustee, servicer or special servicer, including any ongoing servicing or special servicing fees, and the cost of market studies and SEC filing fees (collectively, "Securitization Costs"), provided, however, that Borrower's liability for Securitization Costs shall not exceed the Initial Securitization Expense Amount; provided, further, Borrower's costs and expenses in complying with the terms of this Section and Borrower's liability for Lender's costs and expenses pursuant to Sections 3.2,
3.3 and 8.32(h) shall not exceed in the aggregate Three Hundred Seventy Five Thousand Dollars ($375,000) exclusive of the Initial Securitization Expense Amount. Borrower acknowledges and agrees that the Lender may, at any time on or after the Closing Date, assign its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee in Lender's discretion. Nothing herein shall in any way limit Lender's right to sell all or a portion of the Loan in a transaction which is not a Securitization.

     Section II.14 Supplemental Mortgage Affidavits. The Liens to be created by Borrower's Mortgages are intended to encumber the Facility described therein to the full extent of Borrower's obligations under the Loan Documents. Until Borrower acquires the fee interest in a Joint Venture Facility, the Liens to be created by the relevant Joint Venture Mortgage relating to such Joint Venture Facility are intended to encumber such Joint Venture Facility to the full extent of the Joint Venture's obligations under the relevant Joint Venture Note. As of the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. Notwithstanding anything contained herein to the contrary, if at any time Lender determines, based on Lender's estimation of market value and applicable law, that Lender is not being afforded the maximum amount of security available from any Facility as a direct, or indirect, result of applicable taxes not having been paid with respect to the Related Mortgage, Lender may request, and Borrower agrees that it (i) will execute, acknowledge and deliver to Lender, within a reasonable period of time after Lender's request, supplemental affidavits increasing the amount of Indebtedness for which all applicable taxes have been or are required to be paid under the Related Mortgage to an amount determined by Lender, in its reasonable discretion, to be appropriate and (ii) will pay any and all applicable recording, intangible or similar taxes.

     Section 2.15. Substitution of Properties.

     (a) Generally. Borrower may, subject to the conditions in this Section, substitute one or more properties (each a "Substitute Property" and collectively the "Substitute Properties") for a then encumbered Facility (a "Replaced Property" and collectively, the "Replaced Properties"). From and after the substitution of one or more Substitute Properties in accordance herewith, each such Substitute Property shall thereafter be deemed a Facility under the Loan Documents, and in the case of more than one Substitute Property, the sum of the allocated loan amounts of each of the Substitute Properties plus each Facility which is not a Replaced Facility (the "Remaining Facilities"), shall equal the Principal Indebtedness. In the event of a substitution, the Note shall remain in full force and effect, and new Loan Documents encumbering the Substitute Properties (the "Substitute Loan Documents") shall be executed and delivered by Borrower to Lender to encumber the Substitute Properties. Concurrently with the completion of all steps necessary to substitute properties as provided herein, Lender shall execute or cause to be executed all such documents requested by Borrower as are necessary or appropriate to release all Liens granted to Lender and affecting the Replaced Property. Borrower shall prepare at its expense all such documents.

     (b) Substitute Property Requirements. To qualify as a Substitute Property, each such property must at the time of substitution:

           (1) be a property operated as an assisted living facility as to which Borrower will hold indefeasible fee simple title free and clear of any lien or other encumbrance except for Permitted Encumbrances;

           (2) Borrower shall deposit into the Cash Collateral Account Sub-Accounts (a) prior to a Securitization, such reserves as may be deemed necessary by Lender in Lender's reasonable discretion and (b) after a Securitization, reserves in such amounts that the Rating Agencies rating any Securitization confirm in writing will not result in a downgrade, withdrawal or qualification any of the then applicable ratings of the securities issued in a Securitization;

           (3) have a substantially similar quality and physical condition as the quality and physical condition of the Replaced Facilities at the time of the substitution;

           (4) when combined with the other Substitute Properties and the Remaining Facilities (if any) results in an overall loan to value ratio for the Loan (as evidenced by an Appraisal of the proposed Substitute Property and the proposed Replaced Property and those Appraisals of the other Facilities previously delivered to Lender) equal to or less than the lesser of: (A) the loan to value ratio on the Closing Date; and (B) the overall loan to value ratio of the Facilities immediately prior to the substitution (as evidenced by an Appraisal of the proposed Substitute Property and the proposed Replaced Property and those Appraisals of the other Facilities previously delivered to Lender).

           (5) when combined with the other Substitute Properties and the Remaining Facilities (if any) results in an overall Debt Service Coverage Ratio (calculated as of the end of the calendar month immediately preceding the calendar month in which the substitution is proposed to occur on the basis of the preceding twelve (12) calendar months) which is no less than the greater of: (A) 1:35 and (B) the overall Debt

      Service Coverage Ratio of the Facilities (calculated as of the end of the calendar month immediately preceding the calendar month in which the substitution is proposed to occur on the basis of the preceding twelve
      (12) calendar months) immediately prior to the substitution;

           (6) have an Adjusted Net Operating Income which has not decreased from the Adjusted Net Operating Income for the immediately prior calendar year for each of the previous years for which the Facility has been operated, up to three (3) calendar years immediately preceding the substitution; and

           (7) be an "interest in real property" as defined in Treasury Regulation " 1.8606-2 or any successor provision of law.

     (c) Conditions to Substitution. In addition to the conditions in Section 2.15(b) above, substitution of any property pursuant to this Section after the Stabilization Date shall be subject to the satisfaction of the following, all of which shall be prepared or obtained at Borrower's expense:

           (i) receipt by Lender and, if the Loan has been sold in a Securitization, the Rating Agencies of written notice thereof from Borrower at least sixty (60) days before the date of the proposed substitution (the "Substitution Date"), together with (1) written evidence that the property proposed to be a Substitute Property complies with this Section and (2) such other information, including financial information, as Lender (prior to a Securitization) or the Rating Agencies (after a Securitization) may request;

           (ii) if the Loan has been sold in to a Securitization, Lender's receipt of written confirmation from the Rating Agencies that the ratings of the securities issued in the Securitization will not be qualified, reduced, downgraded or withdrawn as a result of such substitution;

           (iii) delivery to Lender of an opinion of counsel to the effect that the proposed substitution will not adversely affect the tax status of the REMIC utilized in connection with any Securitization and that the proposed substitution will not result in a deemed exchange pursuant to
      Section 1001 of the Code;

           (iv) no Event of Default shall have occurred and be continuing; and

           (v) satisfaction, with respect to each Substitute Property of all of the conditions precedent set forth in Article III hereof, as though the property to be substituted were the Facility on the Closing Date and such other conditions as Lender in its normal and usual due diligence and lending activities deems applicable to the property type being substituted.


                                  ARTICLE III

                              CONDITIONS PRECEDENT

     Section III.1  Conditions Precedent to the Making of the Closing Date
Advance

     (a) As a condition precedent to the making of the Closing Date Advance, Borrower shall have satisfied the following conditions (unless waived by Lender in accordance with Section 8.4) with respect to each Facility on or before the Closing Date:


     (A) Loan Documents.

     (i) Loan Agreement. Borrower shall have executed and delivered this Agreement to Lender.

     (ii) Note.  Borrower shall have executed and delivered to Lender the Note.

     (iii) Mortgages. Borrower shall have executed and delivered to Lender the Mortgages-Borrower and the Mortgages-Borrower shall have been filed of record in the appropriate filing offices in the jurisdictions in which the related Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

     (iv) Supplemental Mortgage Affidavits. The Liens to be created by each Mortgage-Borrower are intended to encumber the Facility described therein to the full extent of Borrower's obligations under the Loan Documents. As of the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of each Mortgage-Borrower.

     (v) Assignments of Leases. Borrower shall have executed and delivered to Lender the Assignments of Leases - Borrower and the Assignments of Leases-Borrower shall have been filed of record in the appropriate filing offices in the jurisdiction in which the related Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

     (vi) Assignments of Agreements. Borrower shall have executed and delivered to Lender the Assignments of Agreements - Borrower and the Assignments of Agreements-Borrower shall, to the extent prudent pursuant to local practice, have been filed of record in the appropriate filing offices in the jurisdiction in which the related Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

     (vii) Financing Statements. Borrower and its partners or members (and their shareholders), as applicable, and Subsidiary shall have executed and delivered to Lender all financing statements required by Lender and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

     (viii) Manager's Subordinations. Manager-Borrower, each Operator shall have executed and delivered to Lender the Manager's Subordinations.

     (ix) Environmental Guaranty. The Parent shall have executed and delivered to Lender the Environmental Guaranty.

     (x) Collection Account Agreement. Borrower and the Collection Account Bank shall have executed and delivered the Collection Account Agreement and shall have delivered an executed copy of such agreement to Lender.

     (xi) Guaranty. The Parent shall have executed and delivered to Lender the Guaranty.

     (xiii) Equity Pledge Agreement. Each of Parent and the Subsidiary shall have executed and delivered to Lender its Equity Pledge Agreement.

     (B) Opinions of Counsel. Lender shall have received from counsel satisfactory to Lender, legal opinions in form and substance reasonably satisfactory to Lender in Lender's discretion. All such legal opinions will be addressed to Lender and the Rating Agencies, dated as of the Closing Date, and in form and substance satisfactory to Lender, the Rating Agencies and their counsel. Borrower hereby instructs any of the foregoing counsel, to the extent that such counsel represents Borrower, to deliver to Lender such opinions addressed to Lender and the Rating Agencies.

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





     (C) Secretary's Certificates. Lender shall have received a Secretary's Certificate with respect to Borrower, the managing equity owner of each Operator and Manager.

     (D) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of each Facility as required by and in accordance with the Mortgages.

     (E) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the "UCC Searches"), federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender. Such searches shall have been received in relation to Borrower, Manager, each owner of each Facility immediately prior to Borrower's acquisition of such Facility, each Operator and each equity owner in Borrower, each Operator and Manager. Such searches shall have been conducted in each of the locations designated by Lender in Lender's reasonable discretion and shall have been dated not more than fifteen (15) days prior to the Closing Date.

     (F) Title Insurance Policies. Lender shall have received (i) Title Insurance Policies or marked-up commitments (in form and substance satisfactory to Lender) from Title Insurer to issue the Title Insurance Policies and (ii) a fully executed copy of the Title Instruction Letter from the Title Insurer.

     (G) Environmental Matters. Lender shall have received an Environmental Report with respect to each Facility.

     (H) Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower under, and the validity and enforceability of, the Loan Documents and such consents, licenses and approvals shall be in full force and effect.

     (I) Additional Matters. Lender shall have received such other Permits, certificates (including certificates of occupancy reflecting the permitted uses of each Facility as of the Closing Date), opinions, documents and instruments (including, without limitation, written proof from the appropriate Governmental Authority regarding the zoning of each Facility in form and substance reasonably satisfactory to Lender in Lender's discretion) relating to the Loan as may be required by Lender and all other documents and all legal matters in connection with the Loan shall be satisfactory in form and substance to Lender. Borrower shall provide Lender with information reasonably satisfactory to Lender regarding the Basic Carrying Costs on or before the Closing Date.

     (J) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects.

     (K) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making or repayment of the Loan or the consummation of the Transactions.

     (L) Survey. Lender shall have received the Survey with respect to each Facility.

     (M) Engineering Report. Lender shall have received the Engineering Report with respect to each Facility.

     (N) Appraisal. Lender shall have received an Appraisal satisfactory to Lender with respect to each Facility which shall be (i) prepared by an Appraiser approved by Lender in Lender's discretion, (ii) prepared based on a scope of work determined by Lender in Lender's discretion and (iii) in form and content acceptable to Lender in Lender's discretion.

     (O) Intentionally deleted.

     (P) Service Contracts and Permits. Borrower shall have delivered to Lender true, correct and complete copies of all material contracts and Permits relating to the Facilities.

     (Q) Site Inspection. Unless waived by Lender in accordance with Section 8.4, Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of the Facilities to be acquired or refinanced with the Loan, the results of which shall be satisfactory to Lender in Lender's discretion.

     (R) Use. The Facilities shall be operating and operated only as assisted living facilities.

     (S) Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender's reasonable discretion) relating to the Facilities including, without limitation, audited financial statements of Parent and other financial reports requested by Lender in Lender's reasonable discretion. Such financial information shall be (i) prepared by an accounting firm approved by Lender (provided, however, that KPMG Peat Marwick is hereby approved) in Lender's reasonable discretion, (ii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion and (iii) in form and content acceptable to Lender in Lender's reasonable discretion.

     (T) Management Agreement. With respect to each Facility, Lender shall have received the relevant Management Agreement.

     (U) Leases; Tenant Estoppels; Subordination, Nondisturbance and Attornment Agreements. With respect to each Facility, Borrower shall have delivered a true, complete and correct rent roll and a copy of each Management Agreement, Operator Lease and the standard form of residency agreement, and each standard form of residency agreement shall be satisfactory to Lender in Lender's reasonable discretion. Borrower shall, among other things and without limitation, provide (i) evidence that each Lease is in full force and effect and (ii) originally executed tenant estoppel certificates and the SNDA from each Operator.

     (V) Subdivision. Evidence satisfactory to Lender (including title endorsements) that the Land with respect to each Facility constitutes a separate lot for conveyance and real estate tax assessment purposes.

     (W) Transaction Costs. Borrower shall have paid or caused to be paid all Transaction Costs.

     (b) Lender shall not make the Loan unless and until each of the applicable conditions precedent set forth in this Section 3.1 is satisfied and until Borrower provides any other information reasonably required by Lender.

     (c) In connection with the Loan, Borrower shall execute and/or deliver to Lender all additions, amendments, modifications and supplements to the items set forth in this Article III, including, without limitation, amendments, modifications and supplements to the Note, any Mortgage, any Assignment of Leases, any Assignment of Agreements, and any Manager's Subordination, if reasonably requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed reasonably desirable by Lender's counsel in each jurisdiction in which a Facility is located.

     (d) The making of the Loan shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrower to Lender that all of the applicable conditions to be satisfied in connection with the making of the Loan have been satisfied (unless waived by Lender in accordance with Section 8.4,) and that all of the representations and warranties of Borrower set forth in the Loan Documents are true and correct as of the date of the making of the Loan.

     Section III.2 General Advance Procedures.

     (a) Generally. Subject to the terms and conditions hereof, Lender shall make Advances to Borrower.

     (b) Conditions Precedent. Lender shall not make any Advance unless and until each of the applicable conditions precedent and procedures set forth herein are satisfied.

     (c) Making of Advance. Each Advance shall be made, in whole or in part, on the date specified in the relevant Request for Advance by crediting the amount thereof to an account approved by Lender in Lender's discretion.

     (d) Maximum Advance Requirements. Notwithstanding anything contained herein to the contrary, Lender shall not be obligated to make any Advance which, together with all prior Advances to Borrower hereunder, would exceed the Maximum Facility Amount.

     (e) No Third Party Beneficiary. All conditions and requirements of this Agreement relating to the obligations of Lender to make Advances are for the sole benefit of the parties hereto, and no other person or party shall have the right to rely on the satisfaction of such conditions and requirements by Borrower as a condition precedent to Lender making an Advance. Lender shall have the right, in Lender's discretion, to waive any such condition or requirement as a condition precedent to making an Advance in accordance with
Section 8.4.

     (f) Amendments. In connection with any Advance the Borrower shall execute and/or deliver to Lender all reasonable additions, amendments, modifications and supplements to the items set forth in this Article III, including without limitation, reasonable amendments, modifications and supplements to the Notes, Mortgages, Assignments of Leases, and Assignments of Agreements reasonably requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such reasonable additions, modifications and supplements shall include those deemed desirable by Lender's counsel in the jurisdiction in which the relevant Facility is located.

     (g) Confirmation. Each Request for Advance shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by the Borrower to Lender that all of the applicable conditions to be satisfied in connection with the making of the Advance have been satisfied (as they relate to both the Borrower and the relevant Facility (unless waived by Lender in accordance with Section 8.4,) and that all of the representations and warranties of the Borrower set forth in this Agreement are true and correct as of the date of such Request for Advance.

     (h) Request for Advance. Each request by Borrower to Lender for an Advance shall (w) be in writing and signed by a duly authorized representative of Borrower, (x) contain the amount of the requested Advance, the Facility (or Facilities) to which such Advance relates and all supporting documentation therefor satisfactory to Lender and (y) in all cases be satisfactory to Lender
in Lender's reasonable discretion (each, a "Request for Advance").   Upon
Lender's receipt of a Request for Advance, such Request for Advance shall be irrevocable by Borrower unless Borrower sends a cancellation of the Request for Advance received by Lender before the disbursement is made.

     (i) Transaction Costs. As a condition precedent to any Advance under this Agreement, Borrower shall have paid (or agreed to pay at closing from the proceeds of the Advance) all Transaction Costs then due and payable which have not been previously paid.

     (j) Request for Additional Facility Advance. The request by Borrower to Lender for an Additional Facility Advance shall (w) be in writing and signed by a duly authorized representative of Borrower, (x) contain the amount of the Additional Facility Advance, the Facility to which such Additional Facility Advance relates and all supporting documentation therefor satisfactory to Lender, and (y) in all cases be reasonably satisfactory to Lender in Lender's
discretion (each, a "Request for Additional Facility Advance").   Upon Lender's
receipt of a Request for Additional Facility Advance, such Additional Facility Request for Advance shall be irrevocable by Borrower unless Borrower sends a cancellation of the Request for Additional Facility Advance received by Lender before the disbursement is made.

     Section III.3 Additional Requirements for each Additional Facility Advance. Simultaneously with Borrower's submission to Lender of a Request for Additional Facility Advance, and as a condition precedent to Lender's obligation to fund the Additional Facility Advance, Borrower shall submit to Lender the items described in paragraphs (d), (e), (f), (g), (h), (i), (m),
(n), (o), (q), (s), (t), (u), (v), (w), (x) and (y) of this Section 3.3.

     Subject to all of the other terms and conditions of this Agreement, the Additional Facility Advance shall be made on the Business Day which is at least ten (10) Business Days after Lender's receipt and approval of each of those items described in this
Section 3.3 and satisfaction of all other relevant requirements of Article III of this Agreement (or such earlier or later date as Borrower and Lender may mutually agree) (the date upon which any Additional Facility Advance is made under this Agreement, the "Additional Facility Advance Closing Date"):

           (a) Loan Documents. Borrower shall have executed and delivered to Lender each of the following documents:

           (i) Mortgages. Borrower shall have executed and delivered to Lender a Mortgage-Borrower with respect to each applicable Additional Facility that is not a Joint Venture Facility and each Joint Venture, if any, shall have executed and delivered to Lender a Joint Venture Mortgage with respect to each Additional Facility which is a Joint Venture Facility and each Mortgage shall have been delivered to the title company for recordation in the jurisdiction in which such Additional Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

           (ii) Assignments of Leases. Borrower shall have executed and delivered to Lender an Assignment of Leases-Borrower with respect to each applicable Additional Facility that is not a Joint Venture Facility and each Joint Venture, if any, shall have executed and delivered to Lender an Assignment of Leases-Joint Venture with respect to each Additional Facility which is a Joint Venture Facility and each Assignment of Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which each Additional Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

           (iii) Assignments of Agreements. Borrower shall execute and deliver to Lender an Assignment of Agreements-Borrower with respect to each applicable Additional Facility which is not a Joint Venture Facility and each Joint Venture, if any, shall have executed and delivered to Lender an Assignment of Agreements-Joint Venture with respect to each Additional Facility which is a Joint Venture and each Assignment of Agreements shall, to the extent prudent pursuant to local practices, have been filed of record in the appropriate filing office in the jurisdiction in which each Additional Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

           (iv) Financing Statements. Borrower and, if applicable, each relevant Joint Venture and their respective partners or members (and their shareholders), as applicable, shall have executed and delivered to Lender all financing statements required by Lender and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

           (v) Manager's Subordinations. The Manager and Borrower, each applicable Operator and each Joint Venture, if applicable, shall have executed and delivered to Lender a Manager's Subordination.

           (vi) Equity Pledge Agreements. The Parent and the Subsidiary shall execute and deliver to Lender amendments to the Equity Pledge Agreements to spread the Equity Pledge Agreement to the interests in applicable Operators and Joint Ventures, if any.

           (vii) Confirmation of Guaranty. The Parent shall have executed and delivered to Lender a confirmation of the Guaranty and of the Environmental Guaranty in form acceptable to Lender in its reasonable discretion.

           (viii) Collateral Assignments. To the extent any Additional Facility which is the subject of the Additional Facility Advance constitutes a Joint Venture Facility, Borrower shall have executed and delivered to Lender Collateral Assignments and the Collateral Assignments which shall have been filed of record in the appropriate filing offices in the jurisdictions in which each applicable Joint Venture Facility is located or irrevocably delivered to an authorized title agent for the Title Insurer for such recordation.

           (ix) Joint Venture Notes. To the extent any Additional Facility which is the subject of the Additional Facility Advance constitutes a Joint Venture Facility, the applicable Joint Venture shall have executed and delivered a Joint Venture Note and Borrower shall have delivered to Lender each original executed Joint Venture Note endorsed to Lender.

           (x) Joint Venture Loan Documents. To the extent any Additional Facility which is the subject of the Additional Facility Advance constitutes a Joint Venture Facility, the applicable Joint Venture and the Borrower shall have executed and delivered to Lender the Joint Venture Loan Documents.

           (b) Opinions of Counsel. Lender shall have received from counsel to Borrower, legal opinions as Lender may reasonably require. Each of such legal opinions will be addressed to Lender and the Rating Agencies, dated as of the applicable Additional Facility Advance Closing Date, and in form and substance satisfactory to

      Lender, the Rating Agencies and their counsel. Borrower hereby instructs any of the foregoing counsel, to the extent that such counsel represents Borrower, to deliver to Lender such opinions addressed to Lender and the Rating Agencies.

           (c) Reserves. Borrower shall have deposited with Lender such reserves (including, without limitation, capital and environmental reserves) and established on going reserve obligations as Lender deems necessary in Lender's reasonable discretion.

           (d) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the applicable Facility of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Related Mortgage.

           (e) Lien Search Reports. Lender shall have received satisfactory UCC searches, federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender. Such searches shall have been received in relation to Borrower, Manager, each owner of each Additional Facility immediately prior to acquisition of such Additional Facility by Borrower or the applicable Joint Venture, each applicable Joint Venture and each applicable Operator and each equity owner in Borrower. Such searches shall have been conducted in each of the locations designated by Lender in Lender's reasonable discretion and shall have been dated not more than fifteen (15) days prior to the applicable Additional Facility Advance Closing Date.

           (f) Title Insurance Policies. Lender shall have received (i) a title insurance policy or a marked up commitment, (in form and substance satisfactory to Lender) from Title Insurer to issue a Title Insurance Policy and (ii) a fully executed copy of the Title Instruction Letter from the Title Insurer.

           (g) Environmental Matters. Lender shall have received an Environmental Report with respect to the applicable Additional Facility, addressed to Lender and Borrower, which Environmental Report shall be acceptable to Lender in Lender's discretion and shall otherwise show no adverse environmental condition on such Facility, such Environmental Report to be conducted by an Independent environmental Engineer.

           (h) Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and any applicable Joint Venture under, and the validity and enforceability of, the Loan Documents and any applicable Joint Venture Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

           (i) Additional Matters. Lender shall have received such other documents, Permits, certificates (including, without limitation, a certificate of occupancy reflecting the use of each applicable Additional Facility as of the applicable Additional Facility Advance Closing Date), agreements, opinions, documents and instruments (including, without limitation, written proof from the appropriate Governmental Authority regarding the zoning of each applicable Additional Facility in form and substance satisfactory to Lender and a letter from the applicable utility companies, if applicable, confirming the availability of adequate utilities relating to each applicable Additional Facility in form reasonably satisfactory to Lender) relating to such Additional Facility Advance as may have been requested by Lender, and all other documents and all legal matters in connection with the Additional Facility Advance shall be satisfactory in form and substance to Lender. Borrower shall provide Lender information regarding the related Basic Carrying Costs on or before the applicable Additional Facility Advance Closing Date.

           (j) Representations and Warranties. The representations and warranties herein and in the other Loan Documents and the applicable Joint Venture Documents shall be true and correct in all material.

           (k) No Default or Event of Default. No Default or Event of Default which is continuing shall have occurred on such date either before or after giving effect to the making of any Additional Facility Advance.

           (l) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making or repayment of the Loan or the consummation of the Transactions.

           (m) Survey. Lender shall have received a Survey with respect to each applicable Additional Facility, together with a Surveyor's Certificate, which Survey and Surveyor's Certificate shall be satisfactory to Lender in Lender's reasonable discretion.

           (n) Engineering Report. Lender shall have received an Engineering Report with respect to each applicable Additional Facility prepared by an Engineer (addressed to Lender) and which report shall be acceptable to Lender in Lender's discretion and shall show no adverse property condition.

           (o) Appraisal. Lender shall have received an Appraisal satisfactory to Lender with respect to each applicable Additional Facility which shall be (i) prepared by an Appraiser approved by Lender in Lender's reasonable discretion, (ii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion and (iii) in form and content acceptable to Lender in Lender's discretion.

           (p) Intentionally Deleted

           (q) Service Contracts and Permits. Borrower shall have delivered to Lender true, correct and complete copies of all material contracts and Permits relating to each applicable Additional Facility.

           (r) Site Inspection.  Unless waived by Lender in accordance with
      Section 8.4, Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of each applicable Additional Facility to be acquired with the Additional Facility Advance which review and its results shall be satisfactory to Lender in Lender's discretion.

           (s) Use. Each applicable Additional Facility shall be operating and operated only as an assisted living facility.

           (t) Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender's reasonable discretion) relating to each applicable Additional Facility including, without limitation, financial statements of Parent and other financial reports requested by Lender in Lender's reasonable discretion. Such financial information shall be (i) prepared by an accounting firm approved by Lender (provided, however, that KPMG Peat Marwick is hereby approved) in Lender's reasonable discretion, (ii) prepared based on a scope of work determined by Lender in Lender's reasonable discretion and (iii) in form and content acceptable to Lender in Lender's reasonable discretion.

           (u) Management Agreement. With respect to each applicable Additional Facility, Lender shall have received a management agreement.

           (v) Leases; Tenant Estoppels; Subordination, Nondisturbance and Attornment Agreements. With respect to each applicable Additional Facility, Borrower shall have delivered a true, complete and correct rent roll and a copy of each Management Agreement, Operator Lease and the standard form of residency agreement, and each standard form of residency agreement shall be satisfactory to Lender in Lender's reasonable discretion. Borrower shall, among other things and without limitation, provide (i) evidence that each Lease is in full force and effect and (ii) originally executed tenant estoppel certificates and the SNDA from each Operator and, in the case of each applicable Additional Facility located in Florida, the Parent in form and substance satisfactory to Lender in Lender's discretion.

           (w) Subdivision. Evidence satisfactory to Lender (including title endorsements) that the Land with respect to each applicable Additional Facility constitutes a separate lot for conveyance and real estate tax assessment purposes.

           (x) Supplemental Mortgage Affidavits. The Liens to be created by each Related Mortgage are intended to encumber each applicable Additional Facility described therein to the full extent of Borrower's obligations under the Loan Documents and, if applicable, each Joint Venture's obligations under the Joint Venture Loan Documents. As of the applicable Additional Facility Advance Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Related Mortgage.

           (y) Secretary's Certificates. Lender shall have received a Secretary's Certificate with respect to Borrowers the managing equity owner of each applicable Operator, the managing equity owner of each applicable Joint Venture, if applicable and the Manager.

           (z) Transaction Costs. Borrowers shall have paid or caused to be paid all Transaction Costs due and payable as of the applicable Additional Facility Advance Closing Date.

           (aa) Maximum Additional Facility Advance Amount. Lender shall not be obligated to make any Additional Facility Advance which, together with all prior Additional Facility Advances plus the Closing Date Advance, exceeds the Maximum Additional Facility Advance Amount.

           (bb) Parent Corporate Resolutions. The Parent shall deliver to Lender corporate resolutions acceptable to Lender in its reasonable discretion confirming and authorizing the Guaranty in the full amount of the Note (and not limited to $69,000,000) or so much thereof as may be advanced to Borrower.

           (cc) Conditions Precedent. Lender shall not make any Additional Facility Advance unless and until each of the applicable conditions precedent set forth in this

      Section is satisfied and until Borrower provides any other information reasonably required by Lender.

           (dd) Underwriting NOI. The NOI of the applicable Facility shall be satisfactory to Lender in Lender's sole discretion.

           (ee) Amendments, Modifications. In connection with any Additional Facility Advance, Borrower shall execute and/or deliver to Lender all additions, amendments, modifications and supplements to the items set forth in this Article III, including, without limitation, an amendment to Exhibit B, amendments, modifications and supplements to the Note, any Mortgage, any Assignment of Leases, any Assignment of Agreements, and any Manager's Subordination, if reasonably requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed reasonably desirable by Lender's counsel in each jurisdiction in which the Additional Facility is located. Without in any way limiting the terms of this paragraph, Borrower (i) shall execute amendments to the Mortgages and the Affidavit of Value recorded with respect to the Facilities in Minnesota to reference the addition of the relevant Additional Facilities as Collateral and (ii) pay any and all mortgage registry tax, if any, recording fees, filing fees and any and all costs associated with such amendments.

           (ff) Confirmation. The making of any Additional Facility Advance shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrowers to Lender that all of the applicable conditions to be satisfied in connection with the making of the Additional Facility Advance have been satisfied (unless waived by Lender in accordance with Section 8.4,) and that all of the representations and warranties of Borrowers set forth in the Loan Documents are true and correct as of the date of the making of an Additional Facility Advance.

     Section 3.4 Conditions Precedent to the Earn-Out Advance. As a condition precedent to the making of the Earn-Out Advance, Borrower shall have satisfied (as determined by Lender in its reasonable discretion) the following conditions (unless waived by Lender in accordance with Section 8.4) on or before the date upon which the Earn-Out Advance is to be made:

     (A) Prior Conditions. All of the conditions precedent to the making of the Loan set forth in Sections 3.1, 3.2 and 3.3 (if applicable) shall have been satisfied as to the Earn-Out Advance.

     (B) Damage or Injury. The existing Improvements relating to each Facility shall not have been materially injured or damaged by fire or other casualty unless previously remediated by Borrower in a manner satisfactory to Lender in Lender's reasonable discretion.

     (C) Title Requirements. Title Insurer shall have issued prior to the date of the Earn-Out Advance (1) a continuation of title showing title to all Land and Improvements to be vested in Borrower, with no subordinate items and with no exceptions to the title of the Land and Improvements other than Permitted Encumbrances, and (2) an endorsement to each Title Insurance Policy issued by the Title Insurer insuring the continued priority of the lien of each Mortgage, subject only to Permitted Encumbrances, for the full amount of the Earn-Out Advance and the Loan Amount. Such continuation of title shall contain affirmative insurance that no mechanic's or supplier's liens have attached and, if available and applicable, that neither public nor private conditions, covenants or restrictions, if any, affecting the Land have been violated.

     (D) Request for Advance. Borrower shall submit to Lender thirty (30) days prior to the Stabilization Date a written request for the Earn-Out Advance signed by a duly authorized representative of Borrower and all back-up documentation therefor all in form and substance satisfactory to Lender in Lender's reasonable discretion.

     (E) Change. No change with respect to any Facility or Borrower shall have occurred which would have a Material Adverse Effect.

     (F) Information. Borrower shall have provided all financial information Borrower is required to provide pursuant to Section 5.1 (q) when due and any other information requested by Lender in connection with the Earn-Out Advance.

     (G) Intentionally deleted.

     (H) Transaction Costs. Borrower shall have paid (or agreed to pay at closing from the proceeds of the Earn-Out Advance) all reasonable Transaction Costs then due and payable which have not been previously paid (including, without limitation, any and all costs and expenses of Lender in connection with the Earn-Out Advance), (which Transaction Costs shall be subject to the cap described in Section 2.13).

     (I) Financial Statements.    At least thirty (30) days prior to the
Stabilization Date Borrower shall have provided Lender with a statement of property operations for the preceding twelve (12) months, upon which an Independent accounting firm acceptable to Lender in Lender's reasonable discretion shall have performed agreed upon specific scope procedures reasonably acceptable to Lender in its reasonable discretion.

     (J) Additional Information. Borrower shall have delivered to Lender any and all additional information requested by Lender in Lender's reasonable discretion.

     (K) No Default. No Default or Event of Default shall have occurred and be continuing.

     (L) Customary Due Diligence. Lender shall have completed Lender's customarily required due diligence with results satisfactory to Lender in Lender's reasonable discretion.

     (M) Amendments. Borrower shall have executed and delivered amendments to any or all of the Loan Documents as reasonably requested by Lender (including, without limitation, amendments to reflect changes to all interest rates and amortization schedules) and in form and substance satisfactory to Lender in Lender's reasonable discretion.

     (N) Additional Reserves. Lender shall have established and Borrower shall have funded such additional reserves as are established by Lender in Lender's reasonable discretion.

     (O) Third Party Reports. Borrower shall deliver all third party reports requested by Lender in Lender's reasonable discretion.

     Section 3.5 Required Deliveries Prior to Stabilization Date. Prior to the Stabilization Date, Borrower shall deliver to Lender those items referenced in Sections 3.1, 3.2, 3.3 (if applicable) and 3.4 and a non-consolidation opinion with respect to the Borrower in form acceptable to Lender, including, without limitation, updates of those deliveries of such items made prior to the Stabilization Date, to the extent requested by Lender in its reasonable discretion and shall pay all of Lender's Transaction Costs associated with the recalculation of the Loan Amount (subject to the cap described in Section 2.13.)

     Section 3.6 Form of Loan Documents and Related Matters. The Loan Documents and all of the certificates, agreements, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be in form and substance satisfactory to Lender in Lender's reasonable discretion.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section IV.1 Representations and Warranties of Borrower.

     (a) Organization. Each Borrower, Operator and Joint Venture (i) is a duly organized and validly existing Entity in good standing under the laws of the State of its formation, (ii) is duly qualified as a foreign Entity in each jurisdiction in which the nature of its business, the relevant Facility or any of the Collateral makes such qualification necessary or desirable, (iii) has the requisite Entity power and authority to carry on its business as now being conducted, and (iv) has the requisite Entity power to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party, if any.

     (b) Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower's performance of its obligations thereunder and the creation of the security interests and Liens provided for in the Loan Documents
(i) have been duly authorized by all requisite Entity action on the part of Borrower, (ii) will not violate any provision of any applicable Legal Requirements, any order, writ, decree, injunction or demand of any court or other Governmental Authority, any organizational document of Borrower or any material indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any material indenture or agreement or instrument, and (iv) have been duly executed and delivered by Borrower. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower or any Manager is a party have been duly authorized, executed and delivered by such parties.

     (c) Single-Purpose Entity.

          (i) Borrower has been, and will continue to be, a duly formed and existing Entity, and a Single-Purpose Entity.

          (ii) Each SPE Equity Owner at all times since its formation has been, and will continue to be, a duly formed and existing corporation in good standing under the laws of the jurisdiction of its formation and a Single-Purpose Entity, is duly qualified as a foreign entity in each other jurisdiction in which the nature of its business, any Facility or any of the Collateral makes such qualification necessary or desirable, and Borrower will take no action to cause any SPE Equity Owner not to be a duly formed and existing corporation in good standing under the laws of the jurisdiction of its formation and a Single-Purpose Entity.

          (iii) Borrower at all times since its formation has complied, and will continue to comply, with the provisions of all of its organizational documents, and the laws of the state in which Borrower was formed relating to the Entity.

     (d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of Borrower, threatened against Borrower, any Operator, any Joint Venture, any SPE Equity Owner, Manager or any Facility which, if adversely determined, is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis.

     (e) Agreements. None of the Borrower, any Operator, any Joint Venture, or the Manager is a party to any agreement or instrument or subject to any restriction which is likely to have a Material Adverse Effect. None of the Borrower, any Operator, any Joint Venture, or the Manager is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which Borrower, any Joint Venture, any Operator, the Manager or any Facility is bound where such default is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis.

     (f) No Bankruptcy Filing. Neither Borrower nor any Operator, any Joint Venture, or the Manager is contemplating either the filing of a petition by such entity under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any such entity.

     (g) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower, any Joint Venture, any Operator, or the Manager in the Loan Documents or in any other document or certificate delivered to Lender by Borrower, any Joint Venture, any Operator or the Manager contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, is likely to materially adversely affect the business, operations or condition (financial or otherwise) of Borrower, any Joint Venture, any Operator or the Manager.

     (h) Location of Chief Executive Offices. The location of Borrower's principal place of business and the location of Borrower's chief executive office is the address listed in the first paragraph of this Agreement, and Borrower has no other places of business, except for the Facilities which have the addresses shown on Exhibit B.

     (i) Compliance. Borrower, each Joint Venture, each Operator, the Manager, each Facility and Borrower's, each Joint Venture's, each Operator's and the Manager's use thereof and operations thereat comply in all material respects with all applicable Legal Requirements and all Insurance Requirements. Borrower, each Joint Venture, each Operator, and the Manager are not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to have a Material Adverse Effect.

     (j) Other Debt and Obligations. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party, or by which Borrower or any Facility is bound, other than unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of such Facility and financing Equipment or vehicles used in the ordinary course of owning and operating the Facility (including capitalized leases of Equipment and vehicles) which trade payables and Equipment and vehicles financing do not exceed a maximum amount of One Hundred Fifty Thousand Dollars ($150,000) for each Facility (provided, however, the aggregate amount for all Facilities at any one time shall not exceed One Hundred Twenty Five Thousand Dollars ($125,000) multiplied by the number of Facilities for which Advances have been made) and, with respect to the trade payables, are paid within thirty (30) days of the date incurred, and other than obligations under the Mortgage and the other Loan Documents. Borrower has not borrowed or received other debt financing (other than as permitted above) that has not been heretofore repaid in full and Borrower has no known material contingent liabilities.

     (k) ERISA. Each Plan and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred as to which Borrower would be under an obligation to furnish a report to Lender under Section 5.1(s) where the lack of compliance is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis.

     (l) Solvency. Borrower (i) has not entered into this Loan Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of this Agreement, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, or disputed liabilities or Contingent Obligations. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower's probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of this Agreement, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

     (m) Not Foreign Person. Borrower is not a "foreign person" within the meaning of " 1445(f)(3) of the Code.

     (n) Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended,
(ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     (o) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

     (p) Labor Matters. None of Borrower, any Joint Venture or any Operator is not a party to any collective bargaining agreements.

     (q) Title to the Mortgaged Properties. Borrower owns good, indefeasible, marketable and insurable fee simple title to each Leased Facility and each Non-Leased Facility, free and clear of all Liens, other than the Permitted Encumbrances applicable to such Leased Facility. If applicable, each Joint Venture owns good, indefeasible, marketable and insurable fee simple title to the relevant Joint Venture Facility identified on Exhibit B is being owned by such Joint Venture, free and clear of all Liens, other than Permitted Encumbrances applicable to such Joint Venture Facility. There are no outstanding options to purchase or rights of first refusal affecting any Facility (other than the Parent's rights (which may be exercised by the Subsidiary) to make the Operator/JV Acquisitions). The Permitted Encumbrances do not and will not materially and adversely affect (i) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations in a timely manner or (ii) the use of any Facility for the use currently being made thereof, the operation of any Facility as currently being operated or the value of any Facility.

     (r) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements.

     (s) Financial Information. All historical financial data concerning Borrower, each Joint Venture, Parent and each Facility that has been delivered by Borrower to Lender is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower, each Joint Venture, Parent or any Facility, or in the results of operations of Borrower. None of Borrower, each Joint Venture or Parent has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis.

     (t) Condemnation. No Taking has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any material portion of any Facility or for the relocation of roadways providing access to any Facility.

     (u) Utilities and Public Access. Each Facility has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities as are adequate for full utilization of such Facility for its current purpose. Except as otherwise disclosed by the Surveys, all public utilities necessary to the continued use and enjoyment of each Facility as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve each Facility either (i) without passing over other property or, (ii) if such utilities pass over other property, pursuant to valid easements. All roads necessary for the full utilization of each Facility for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Facility.

     (v) Environmental Compliance. Borrower represents, warrants and covenants, as to itself, each Joint Venture, each Operator, the Manager, and each Facility:

          (i) Borrower, each Joint Venture, each Operator, the Manager, and each Facility are in compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by Borrower, each Joint Venture, each Operator, or the Manager, of and compliance with all environmental, health and safety Permits, licenses and other governmental authorizations required in connection with the ownership and operation of each Facility under all Environmental Laws, except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

          (ii) There is no Environmental Claim pending or, to Borrower's knowledge, threatened, and no penalties arising under Environmental Laws have been assessed, against Borrower, any Joint Venture, any Operator, the Manager, any Facility or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law, and no investigation or review is pending or, to the knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower, any Joint Venture, any Operator, the Manager, or any Facility to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower, any Joint Venture, any Operator, or the Manager, for any Use or Release of any Hazardous Substances or the presence, Use, or Release of any Hazardous Substances at, on, in, under, or from any Facility.

          (iii) To the knowledge of Borrower after due inquiry, there have been and are no past or present Releases or threats of Release of any Hazardous Substance that are likely to form the basis of any Environmental Claim against Borrower, any Joint Venture, any Operator, the Manager, any Facility or, to Borrower's knowledge, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law.

          (iv) To the knowledge of Borrower after due inquiry and except as disclosed in the Environmental Reports, without limiting the generality of the foregoing, there is not present at, on, in or under any Facility, PCB-containing equipment, asbestos or asbestos containing materials, underground or aboveground storage tanks or surface impoundments for

     Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint (nor have there been any underground storage tanks present at, on, in, or under any Facility).

          (v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Facility and, to Borrower's knowledge, no Governmental Authority has been taking or is in the process of taking any action that could subject any Facility to Liens under any Environmental Law.

          (vi) There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower, any Joint Venture, any Operator, or the Manager, that are in the possession or control of Borrower in relation to any Facility which have not been provided to Lender.

          (vii) No conditions exist which would require Borrower, any Joint Venture, any Operator, or the Manager, under any Environmental Laws to place a notice on any deed to any Facility with respect to the presence, Use or Release of Hazardous Substances at, on, in, under or from any Facility and no Facility has any such notice in its deed.

     (w) No Joint Assessment; Separate Lots. Borrower has not and shall not suffer, permit or initiate the joint assessment of any Facility (i) with any other real property constituting a separate tax lot, and (ii) with any portion of such Facility which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Facility as a single lien. Each Facility is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

     (x) Assessments. Except as disclosed in the Title Insurance Policies, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Facility, nor, to the knowledge of Borrower, are there any contemplated improvements to any Facility that may result in such special or other assessments.

     (y) Mortgage and Other Liens. Each Mortgage creates a valid and enforceable first mortgage Lien on the relevant Facility as security for the repayment (a) as to the Leased Facilities and the Non-Leased Facilities, of the Indebtedness and (b) if applicable, as to each Joint Venture Facility, the Loan Obligations (as defined in each Joint Venture Mortgage), in all cases, subject only to the Permitted Encumbrances applicable to such Facility. Each Collateral Security Instrument establishes and creates a valid, effective, and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by such Collateral Security Instrument is subject to a UCC financing statement filed and/or recorded, as appropriate, or irrevocably delivered to an authorized agent of the Title Insurer for such recordation or filing in all places necessary to perfect a valid first priority Lien (except with respect to financing of Equipment or vehicles to the extent permitted under this Loan Agreement) with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC. All continuations and any assignments of any such financing statements have been or will be timely filed or refiled, as appropriate, in the appropriate recording offices.

     (z) Enforceability. The Loan Documents executed by each of Borrower, each Joint Venture, or the Manager in connection with the Loan, including, without limitation, any Collateral Security Instrument, are the legal, valid and binding obligations of each of Borrower, each Joint Venture, or the Manager, enforceable against each of Borrower, each Joint Venture or the Manager, as applicable, in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by any of the Borrower, each Joint Venture, or the Manager, including the defense of usury, nor will the operation of any of the terms of the Note, the Mortgages, or such other Loan Documents, or the exercise of any right thereunder, render the Mortgages unenforceable against each of Borrower, each Joint Venture, or the Manager, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by any of the Borrower, each Joint Venture or the Manager, including the defense of usury, and none of the Borrower, each Joint Venture, or the Manager, has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

     (aa) No Liabilities. Borrower has no liabilities or obligations including, without limitation, Contingent Obligations (and including, without limitation, liabilities or obligations in tort, in contract, at law, in equity, pursuant to a statute or regulation, or otherwise) other than those liabilities and obligations expressly permitted by this Agreement.

     (bb) No Prior Assignment. As of the Closing Date, (i) Lender is the assignee of Borrower's and, if applicable, each Joint Venture's interest under the Leases, and (ii) there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

     (cc) Certificates of Occupancy. Either Borrower or each Joint Venture, each Operator, or the Manager, as applicable, has obtained (in Borrower's name and/or in the name of the applicable Joint Venture, and/or in the name of the applicable Operator and/or in the name of the Manger, as applicable, and in any event, in the name of the Person(s) as required by all applicable Requirements) all material Permits necessary to use and operate the Facilities for the uses described in Section 3.1(a)(R), and all such Permits are in full force and effect. The use being made of each Facility is in conformity in all material respects with the certificate of occupancy and/or Permits for such Facility and any other restrictions, covenants or conditions affecting such Facility. Each Facility contains all Equipment necessary to use and operate such Facility in a first-class manner.

     (dd) Flood Zone. Except as shown on the related Survey, no Facility is located in a flood hazard area as designated by the Federal Emergency Management Agency.

     (ee) Physical Condition. Except as disclosed in the related Engineering Reports, each Facility is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.

     (ff) Intellectual Property. All trademarks, trade names and service marks that any of the Borrower, any Joint Venture, any Operator, or the Manager owns or has pending, or under which Borrower, any Joint Venture, any Operator or the Manager is licensed, are in good standing and uncontested. There is no right under any trademark, trade name or service mark necessary to the business of Borrower, any Joint Venture, any Operator or the Manager as presently conducted or as Borrower, any Joint Venture, any Operator or the Manager contemplates conducting its respective business. Borrower, any Joint Venture, any Operator or the Manager has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower's knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower, any Joint Venture, any Operator or the Manager.

     (gg) Security Deposits. There are no security deposits collected by Borrower, any Operator, any Joint Venture or Manager with respect to any Facility.

     (hh) Conduct of Business. Neither Borrower nor any Joint Venture conducts its business "also known as", "doing business as" or under any name other than as shown on Exhibit B attached hereto.

     (ii) Title Insurance. Each Facility is covered by either an American Land Title Association (ALTA) mortgagee's title insurance policy, or a commitment to issue such a title insurance policy, insuring a valid first lien on such Facility, which is in full force and effect and is freely assignable to and will inure to the benefit of Lender and any successor or assignee of Lender, including but not limited to the trustee in a Securitization, subject only to the Permitted Encumbrances.

     (jj) Tax Fair Market Value. Each Allocated Loan Amount with respect to the relevant Facility does not exceed the Tax Fair Market Value of such Facility. If the Note is significantly modified prior to the closing date of a Securitization so as to result in a taxable exchange under Code Section 1001, Borrower will, if requested by Lender, represent that each Allocated Loan Amount does not exceed the Tax Fair Market Value of the relevant Facility as of the date of such significant modification.

     (kk) Leases. (a) Either Borrower or the applicable Joint Venture, as applicable, is the sole owner of the entire lessor's interest in the Leases (other than resident care agreements) and Borrower, the relevant Operator (as to a Leased Facility) and/or Manager are the sole owners of the entire lessor's interest in the resident care agreements; (b) the Leases (other than resident care agreements) are the valid, binding and enforceable obligations of Borrower and the applicable tenant or lessee thereunder and, with respect to the resident care agreements, the resident care agreements are the valid, binding and enforceable obligations of the Manager or the applicable Joint Venture, as applicable, and the applicable tenant or lessee thereunder; (c) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified rent roll statements delivered to and approved by Lender; (d) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (e) none of the Rents have been collected for more than one (1) month in advance; (f) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (g) there exists no offset or defense to the payment of any portion of the Rents; (h) no Lease contains an option to purchase, right of first refusal to purchase, expansion right, or any other similar provision; (i) no Person has any possessory interest in, or right to occupy, any Facility except under and pursuant to a Lease; (j) each Lease (other than resident care agreements) is subordinate to the Loan Documents, either pursuant to its terms or a recorded subordination agreement; and (k) no Lease has the benefit of a non-disturbance agreement that would be considered unacceptable to prudent institutional lenders.

     (al) Use-Specific Representations.

           (i) Compliance with Laws. Borrower, each Operator, each Joint Venture and each Facility comply in all material respects with all applicable federal, state and local laws, regulations, quality and safety standards, accreditation and certification standards and requirements for assisted living facilities of the applicable state and local Department of Public Health (each a "DOH") and all other Governmental Authorities relating to the operation of an assisted living facility.

           (ii) Licenses. All material governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the use, establishment or operation of the Facility as an assisted living facility are held by the Borrower and/or the relevant Operator and/or Manager and/or the relevant Joint Venture, as applicable and in any event are held by the Person(s) required under all applicable Legal Requirements and are in full force and effect, including, without limitation, (a) a valid certificate of need for the provision of assisted living services, if applicable ("CON"); (b) a valid license to provide assisted living services, if applicable; and (c) a valid registration of the Facility with DOH as an assisted living facility, if applicable (collectively, the "Licenses").

          (iii) Ownership of Licenses. The Licenses, including without limitation, each, if any, CON or COE:

               (a) may not be, and have not been, transferred to any location other than the Facility for which such License was originally issued;

               (b) have not been pledged as collateral security for any other loan or indebtedness;

               (c) are held free from restrictions or known conflicts which would materially impair the use or operation of the Facility as intended, and are not provisional, probationary or restricted in any way; and

               (d) have at all applicable times been, and are, in full force and effect.

          (iv) Intentionally deleted.

          (v) Intentionally deleted.

           (vi) Governmental Proceedings and Notices. None of Borrower, any Operator, any Joint Venture, Manager or any Facility is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that would, directly or indirectly, or with the passage of time:

          (a) (i) affect the ability of Borrower, any Operator, any Joint Venture or Manager to accept and/or retain tenants in such a manner which would have a Material Adverse Effect or (ii) result in the imposition of a fine or sanction of such significance which would have a Material Adverse Effect or (iii) result in anything else that would have a Material Adverse Effect; or

          (b) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use on any License in a manner that could have a Material Adverse Effect.

               (vii) Physical Plant Standards. Each Facility and the use thereof complies in all material respects with all local, state and federal building codes, fire codes, health care, and other similar regulatory requirements (the "Physical Plant Standards") and no material waivers of Physical Plant Standards exist at such Facility.

               (viii) Past Violations.   Each Facility is in material compliance
          with all local, federal and state laws and regulations relating to, assisted living facilities and no material statement of charges or deficiencies has been made or material penalty enforcement action has been undertaken against any Facility or against Borrower, any Operator, any Joint Venture, Manager or any partner, member, officer, director or stockholder of Borrower, any Operator, any Joint Venture or Manager by any Governmental Authority with respect to any Facility.

               (ix) Intentionally deleted.

               (x) Intentionally deleted.

               (xi) Pledges of Receivables. Borrower, each Operator, each Joint Venture and Manager has not pledged its receivables as collateral security for any other loan or indebtedness.

               (xii) Intentionally deleted.

               (xiii) Resident Records. All resident records at each Facility are true, complete and correct in all material respects and have at all times and currently are maintained substantially in accordance with all applicable Legal Requirements, including, without limitation, with respect to retention and confidentiality.

               (xiv) Management Agreements. In the event of foreclosure or other acquisition of any Facility by the Lender, under applicable Legal Requirements none of Borrower, Lender, any Operator, any Joint Venture or any subsequent purchaser is required to obtain a CON (or similar certificate, license, or approval issued by the DOH for the requisite number of beds) prior to applying for and receiving a license to operate such Facility.

     Section 4.2 Survival of Representations and Warranties. Borrower agrees that (i) all of the representations and warranties made by Borrower set forth in this Agreement and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date (except as expressly otherwise provided) and
(ii) all representations and warranties made by Borrower shall survive the delivery of the Note and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations, warranties and covenants set forth in Section 4.1(v) and Sections 5.1(d) through 5.1(i), inclusive, shall survive in perpetuity and shall not be subject to the exculpation provisions of Section
8.14. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. Notwithstanding anything set forth in this Agreement to the contrary, if at anytime during the term of this Loan any applicable federal, state or local agency enacts any laws or regulations or permits the accreditation and certification of assisted living facilities, such that Borrower elects to enter into a participation or provider agreement with any third party payor programs (including Medicare, Medicaid, Blue Cross and/or Blue Shield or any other private commercial insurance managed care and employee assistant program) (such programs the "Third Party Payors Programs") permit assisted living facilities to participate in their programs, Borrower agrees to execute amendments of this Agreement and the other Loan Documents as are consistent with the requirements of loans extended by Nomura the source of payment of which includes payments from Third Party Payers' Programs, Medicare or Medicaid and shall include such standard representations, consents and warranties as are consistent with the foregoing.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

     Section V.1 Borrower Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

     (a) Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its Entity existence, rights, licenses, Permits and franchises materially necessary for the conduct of its business, (ii) to comply with all Legal Requirements relating to the foregoing matters and Environmental Laws to the extent the failure to comply is reasonably likely to result in a Material Adverse Effect and (iii) to comply with all Insurance Requirements. Subject to the foregoing sentence, Borrower shall do or cause to be done all things necessary to comply in all respects with all applicable Legal Requirements where the failure to comply is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating (A) to Borrower's failure to comply in any respect with any Legal Requirements relating to the matters described above in clause (ii) to the extent they relate to any Facility and the failure to comply therewith is reasonably likely to have a Material Adverse Effect and promptly take any and all actions necessary to bring its operations at such Facility into compliance with such applicable Legal Requirements (and shall fully comply in all material respects with the requirements of such Legal Requirements that at any time are applicable to its operations at any Facility where the failure to comply is reasonably likely to have a Material Adverse Effect) and (B) subject to the terms of the foregoing clause (B), Borrower's failure to comply in any material respect with any other Legal Requirements to the extent they relate to any Facility where the failure to comply is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis and promptly take any and all actions necessary to bring its operations at such Facility into compliance with such applicable Legal Requirements (and shall fully comply in all respects with the requirements of such Legal Requirements that at any time are applicable to its operations at any Facility where the failure to comply is reasonably likely to have a Material Adverse Effect on an Aggregated Facilities Basis); provided, that Borrower at its expense may, after prior notice to the Lender, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any such applicable Legal Requirements as long as (i) neither the applicable Collateral nor any part thereof or any interest therein, will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower's failure to prevail in the contest, (ii) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause
(iii) below, or to any risk of criminal liability, and neither the applicable Collateral nor any interest therein would be subject to the imposition of any Lien as a result of the failure to comply with such Legal Requirement or of such proceeding and (iii) Borrower shall have furnished to the Lender additional security in respect of the claim being contested or the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the amount of such claim. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep each Facility in good repair, working order and condition, except for reasonable wear and use, and from time to time make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall keep each Facility insured at all times, as provided in the Mortgages.

     (b) Impositions and Other Claims. Borrower shall pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien, all as more fully provided in, and subject to any rights to contest contained in, the relevant Mortgage.

     (c) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, any Joint Venture, any Operator, or the Manager, which is reasonably likely to have a Material Adverse Effect.

     (d) Environmental Remediation.

     (i) If any investigation, site monitoring, cleanup, removal, abatement, restoration remedial work or other response action of any kind or nature is required pursuant to an order, directive, decree or settlement agreement of or with any Governmental Authority or under any applicable Environmental Law (collectively, the "Remedial Work"), because of or in connection with the (x) past, present or future presence, suspected presence, Release or threatened Release of a Hazardous Substance at, on, in, under or from any Facility or any portion thereof or (y) violation of or compliance with applicable Environmental Laws, Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work. In all events, such Remedial Work shall be commenced within the time period ordered or directed by such Governmental Authority or such shorter period as may be required under any applicable Environmental Law; provided, however, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work, as long as (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) no Facility nor any part thereof or interest therein will be sold, forfeited or lost if Borrower performs the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and no Facility nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work and any loss or damage that may result from Borrower's failure to prevail in such contest.

     (ii) All Remedial Work under clause (i) above shall be performed by contractors, and under the supervision of a consulting environmental Engineer, each approved in advance by Lender which approval will not be unreasonably withheld or delayed. All costs and expenses incurred in connection with such Remedial Work shall be paid by Borrower. If Borrower does not timely commence and diligently prosecute to completion the

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Remedial Work, Lender may (but shall not be obligated to), upon sixty (60) days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all Advances (as defined in the Mortgage) and expenses (including reasonable attorneys' fees and disbursements) relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

     (iii) Unless otherwise required by law, Environmental Laws or any Governmental Authority, Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws which is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, if the presence or threatened presence or Release of Hazardous Substances at, on, in, under, from or about any Facility poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary, Borrower may complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

     (e) Environmental Matters; Inspection; Material Adverse Effect Qualifier.

     (i) Borrower shall not cause, allow or authorize a Hazardous Substance to be present at, on, in, under or to emanate from any Facility, or migrate from adjoining property onto or into any Facility, except under conditions permitted by applicable Environmental Laws and, in the event that such Hazardous Substances are present at, on, in, under or emanate from any Facility, or migrate onto or into any Facility, Borrower shall cause the performance of Remedial Work, removal or remediation of such Hazardous Substances, in accordance with this Agreement and Environmental Laws. Borrower shall use best efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into any Facility from any adjoining property.

     (ii) Upon prior written notice to Borrower, any Joint Venture, any Operator, or the Manager, Lender shall have the right at all reasonable times to enter upon and inspect all or any portion of any Facility. If Lender has reason to believe that Remedial Work may be required, Lender may select or may require Borrower to select a consulting environmental Engineer reasonably satisfactory to Lender to conduct and prepare environmental reports assessing the environmental condition of any Facility. Lender shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the environmental Engineer. The inspection rights granted to Lender in this Section 5.1(e)

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





shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in the Loan Documents, and shall expressly include the right (if Lender suspects that Remedial Work may be required) to conduct or require Borrower to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

     (iii) Borrower agrees to bear and shall pay or reimburse Lender, on demand, for all sums advanced and expenses incurred (including reasonable attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) relating to, or incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) in the following situations:

           (x) If Lender has grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could lead to an Environmental Claim;

           (y) If any such inspection reveals an occurrence or condition that could lead to an Environmental Claim; or

           (z) If an Event of Default with respect to any Facility exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

     (f) Environmental Notices. Borrower shall promptly provide notice to Lender of:

     (i) any Environmental Claim asserted or threatened, in writing, by any Governmental Authority or other Person with respect to any Hazardous Substance at, on, in, under or emanating from any Facility, which could reasonably be expected to impair the value of Lender's interests or have a Material Adverse Effect;

     (ii) any Environmental Claim or proceeding, investigation or inquiry commenced or threatened, in writing, by any Governmental Authority or Person, against Borrower, any Joint Venture, any Operator, or the Manager, with respect to the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower, including, without limitation, proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. S 9601, et seq., which could reasonably be expected to impair the value of Lender's security interests or have a Material Adverse Effect;

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





     (iii) all Environmental Claims asserted or threatened against Borrower, any Joint Venture, any Operator, or the Manager, against any other party occupying any Facility or any portion thereof which become known to Borrower, or against any Facility, which could reasonably be expected to impair the value of Lender's security interests or have a Material Adverse Effect;

     (iv) the discovery by Borrower of any occurrence or condition on any Facility or on any real property adjoining or in the vicinity of any Facility which could reasonably be expected to lead to an Environmental Claim against Borrower or Lender; and

     (v) the commencement or completion of any Remedial Work.

     (g) Copies of Notices. Borrower shall immediately transmit to Lender copies of any citations, orders, notices or other written communications received from any Person or any Governmental Authority and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

     (h) Environmental Claims. Lender and/or, to the extent authorized by Lender if applicable, the relevant Deed of Trust Trustee may join and participate in, as a party if Lender so determines, any legal or administrative proceeding or action concerning any Facility or any portion thereof under any Environmental Law, if, in Lender's reasonable judgment, the interests of Lender or such Deed of Trust Trustee, will not be adequately protected by Borrower. Borrower agrees to bear and shall pay or reimburse Lender and such Deed of Trust Trustee on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys' fees and disbursements) and such Deed of Trust Trustee, incurred by Lender and such Deed of Trust Trustee in connection with any such action or proceeding.

     (i) Indemnification. Borrower agrees to indemnify, reimburse, defend (with counsel satisfactory to Lender, at Lender's election) and hold harmless any Indemnified Party and any Deed of Trust Trustee, for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, attorneys' fees, disbursements and expenses, and consultants' fees, disbursements and expenses, including costs of Remedial Work (collectively, "Losses") asserted against, resulting to, imposed on, or incurred by Lender or any Deed of Trust Trustee, directly or indirectly, in connection with any of the following:

     (i) events, circumstances, or conditions which are alleged to, or do, form the basis for an Environmental Claim;

     (ii) the presence, Use or Release of Hazardous Substances at, on, in, under or from any Facility, which presence, Use or Release requires or could require Remedial Work;

     (iii) any Environmental Claim against Borrower, any Joint Venture, any Operator, the Manager, Lender, any Deed of Trust Trustee or any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

     (iv) the breach of any representation, warranty or covenant set forth in
Section 4.1(v) and Sections 5.1(d) through 5.1(i), inclusive.

     The indemnity provided in this Loan Agreement is not and shall not be included in any exculpation of Borrower from personal liability provided in this Loan Agreement or in any other Loan Document. Nothing in this Section 5.1(i) shall be deemed to deprive Lender of any rights or remedies provided to it elsewhere in this Agreement or the other Loan Documents or otherwise available to it under law. Borrower waives and releases Lender and any Deed of Trust Trustee from any rights or defenses Borrower may have under common law or Environmental Laws for liability arising from or resulting from the presence, Use or Release of Hazardous Substances except to the extent directly and solely caused by the gross negligence or willful misconduct of Lender or such Deed of Trust Trustee.

     (j) Access to Facilities. Borrower shall or shall cause Manager, each Operator and each Joint Venture to permit agents, representatives and employees of Lender to inspect any Facility or any part thereof at such reasonable times as may be requested by Lender upon advance notice.

     (k) Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's, Parent's, any Operator's, Manager's or any Joint Venture's condition, financial or otherwise, or of the occurrence of any Default or Event of Default.

     (l) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

     (m) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents executed and delivered by Borrower.

     (n) Insurance Benefits; Condemnation Claims. Borrower shall cooperate with Lender in settling any insurance or condemnation claim and/or obtaining for Lender the benefits of any Insurance Proceeds and/or Condemnation Proceeds lawfully or equitably payable to Lender in connection with any Facility, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys' fees and disbursements) and the payment by Borrower of the expense of an Appraisal on behalf of Lender in case of a fire or other casualty affecting any Facility or any part thereof out of such Insurance Proceeds and/or Condemnation Proceeds, all as more specifically provided in the Mortgages.

     (o) Further Assurances. Borrower shall, at Borrower's sole cost and expense:

           (i) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to any Facility, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

           (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, Appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

           (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may require in Lender's reasonable discretion; and

           (iv) do and execute all and such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time in its reasonable discretion.

     (p) Management of Mortgaged Property. Each Facility will be managed at all times by the Manager pursuant to the Management Agreement unless terminated as herein provided. Any Management Agreement shall be terminated by Borrower, the relevant Operator or the relevant Joint Venture, as applicable at Lender's request, upon thirty (30) days prior written notice to Borrower and the Manager
(i) upon the occurrence of an Event of Default, (ii) if Manager commits any act which would permit termination by Borrower, the relevant Operator or the relevant Joint Venture, as applicable, under the Management Agreement, (iii) in the event that, after the Stabilization Date, as of the last day of any calendar quarter, the aggregate Debt Service Coverage Ratio for all of the Facilities, computed on the basis of the prior twelve (12) calendar months on the remaining outstanding balance of the Loan, is less than 1.15 and remains less than 1.15 for three (3) consecutive months computed in each case on the basis of the prior twelve (12) months, (iv) if after the Stabilization Date as of the last day of any calendar quarter, such Adjusted Net Operating Income for all of the Facilities, computed on the basis of the prior twelve (12) calendar months, is less than eighty-five percent (85%) of the Adjusted Net Operating Income on the Stabilization Date and remains less than eighty-five percent (85%) of the Adjusted Net Operating Income for three (3) consecutive months computed in each case on the basis of the prior twelve (12) calendar months or
(v) upon the occurrence of a default in any payment obligation or a breach of any other obligation of Borrower to Preferred Equity Holder. Lender shall not have the right to terminate any Management Agreement pursuant to clause (iii) above, if on the first Payment Date after Lender made the determination that Lender had the right to terminate a Manager pursuant to clause (iii) above, Borrower defeases the Loan in accordance with the terms of Section 2.10 in an amount sufficient to cause the Debt Service Coverage Ratio for all of the Facilities (calculated as if such amount was actually applied to reduce the Principal Indebtedness upon which Debt Service was paid and calculated as if the Principal Indebtedness was reamortized on a straight-line basis (as if the reduction had occurred) over the remaining number of months until the Maturity
Date) computed on the basis of the prior twelve (12) calendar months, to be at least equal to 1.15. If a manager is terminated pursuant hereto, Borrower shall immediately seek to appoint a replacement manager acceptable to Lender in Lender's discretion, and Borrower's failure to appoint an acceptable manager within sixty (60) days after Lender's request of Borrower to terminate any Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the relevant Facilities, which successor manager shall be approved in writing by Lender in Lender's reasonable discretion. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to serve as Manager (i) shall be a reputable management company having at least seven (7) years' experience in the management of commercial properties with similar uses as the Facilities and in the jurisdictions in which the relevant Facility or Facilities are located and (ii) shall not be paid management fees in excess of fees which are market fees for comparable managers of comparable properties in the same geographic area.

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





     (q) Financial Reporting.

           (i) Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with GAAP, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower, each Operator and each Joint Venture and all items of income and expense in connection with the operation of the Facilities and in connection with any services, equipment or furnishings provided in connection with the operation of each Facility. Lender, at Lender's cost and expense, whether such income or expense may be realized by Borrower, each Operator and each Joint Venture or by any other Person whatsoever, shall have the right from time to time and at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine any and all of Borrower's, each Operator's and each Joint Venture's books, records and accounts as Lender shall determine in Lender's discretion to be necessary or appropriate in the protection of Lender's interest.

           (ii) Borrower shall furnish to Lender annually within ninety (90) days following the end of each Fiscal Year, a true, complete, correct and accurate copy of Parent's financial statement audited by KPMG Peat Marwick or other "Big Six" accounting firm or other firm acceptable to Lender in Lender's reasonable discretion which shall (a) be presented on a consolidated basis, (b) be in form and substance acceptable to Lender in Lender's reasonable discretion, (c) be prepared in accordance with GAAP, (d) include, without limitation, a statement of operations (profit and loss), a statement of cash flows and a balance sheet, (e) be accompanied by an Officer's Certificate from a senior executive of Parent, as applicable, certifying as of the date thereof (x) that such statement and the material described in clause (z) below are true, correct, complete and accurate, and fairly reflects the results of operations and financial condition of Parent for the relevant period, (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same, and (z) attaches, as in respect to Borrower, a calculation of Net Operating Income, an aged accounts receivable report and such other information or reports as shall be reasonably required by Lender or any applicable Rating Agency, to the extent not included with the Parent's financial statement (f) be accompanied by an unqualified opinion from an Independent certified public accountant acceptable to Lender in Lender's discretion and

      (g) shall identify the unaudited financial statements of the Borrower, Operators and Joint Venture which were utilized to prepare such audited financial statements.

           (iii) Borrower shall furnish to Lender annually within forty-five
      (45) days following the end of each Fiscal Year, true, complete, correct and accurate copy of Borrower's, each Operator's and each Joint Venture's unaudited financial statement which shall (a) be presented on a consolidated as well as a Facility-by-Facility basis, (b) be in form and substance acceptable to Lender in Lender's reasonable discretion, (c) be prepared on an accounting basis consistent with the Parent's audited financial statements, (d) include, without limitation, a statement of operations (profit and loss), a calculation of Net Operating Income, a balance sheet, an aged accounts receivable report and such other information or reports as shall be reasonably requested by Lender or any applicable Rating Agency and (e) be accompanied by an Officer's Certificate from a senior executive of Borrower, the applicable Operator or the applicable Joint Venture certifying as of the date thereof (x) that such statement is true, correct, complete and accurate and fairly reflects the results of operations and financial condition of Borrower, each Operator and each Joint Venture for the relevant period, and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

           (iv) Borrower shall furnish to Lender within twenty-five (25) days following the end of each calendar month, a true, correct, complete and accurate monthly unaudited financial statements for Borrower, each Operator and each Joint Venture which shall (a) be presented on a consolidated as well as a Facility-by-Facility basis, (b) be in form and substance acceptable to Lender in Lender's reasonable discretion, (c) be prepared on an accounting basis consistent with the Parent's audited financials, (d) include, without limitation, a statement of operations (profit and loss), a calculation of Net Operating Income, an aged accounts receivable report and such other information or reports as shall be reasonably requested by Lender or any applicable Rating Agency and (e) be accompanied by an Officer's Certificate from a senior executive of Borrower, the applicable Operator or each Joint Venture, as applicable, certifying as of the date thereof (x) that such statement is true, correct, complete and accurate and fairly reflects the results of operations and financial condition of Borrower, each Operator and each Joint Venture for the relevant period, and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

           (v) Borrower shall furnish to Lender, within twenty-five (25) days following the end of each calendar month, a true, complete, correct and accurate rent roll and occupancy report and such other occupancy and rate statistics as Lender shall request in Lender's reasonable discretion. Each such document shall (a) be presented on a Facility-by-Facility basis, (b) be in form and substance acceptable to Lender in Lender's reasonable discretion, and (c) be accompanied by an Officer's Certificate from a senior executive of Borrower certifying as of the date thereof (x) that such statement is true, correct, complete and accurate and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

           (vi) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information with respect to the operation of the Facilities, and the financial affairs of Borrower, each Operator and each Joint Venture as may be reasonably requested by Lender including, without limitation, all business plans prepared for Borrower, each Operator and each Joint Venture and for the operation of the Facilities.

           (vii) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender.

           (viii) Borrower shall, concurrently with Borrower's delivery to Lender, provide a copy of the items required to be delivered to Lender under this Section 5.1(q) to the Rating Agencies, the trustee, and any servicer and/or special servicer that may be retained in conjunction with the Loan or any Securitization. Borrower shall furnish to Lender written notice, within two (2) Business Days after receipt by Borrower, of any Rents, Money or other items of Gross Revenue that Borrower is not required by this Agreement to deposit in the Collection Account or the Cash Collateral Account, together with such other documents and materials relating to such Rents, Money or other items of Gross Revenue as Lender requests in Lender's discretion.

           (ix) Borrower shall provide Lender with updated information (satisfactory to Lender in Lender's reasonable discretion) concerning the Basic Carrying Costs for the next succeeding Fiscal Year prior to the termination of each Fiscal Year.

           (x) Borrower shall furnish to Lender such other financial information with respect to Borrower, each Operator, each Joint Venture or the Manager as Lender may, from time to time reasonably request (including, without limitation, in the case of a defeasance pursuant to Section 2.10, a review by a third party reasonably acceptable to Lender, of the calculations required to be made pursuant to Section 2.10).

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           (xi) Borrower shall furnish or shall cause to be furnished to
      Lender, within fifteen (15) days of the receipt by Borrower, any Operator, any Joint Venture or Manager any and all notices (regardless of form) from any licensing and/or certifying agency that any License of any Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any License or certification;

           (xii) Intentionally deleted; and

           (xiii) Borrower shall furnish to Lender, within fifteen (15) Business Days of receipt, a copy of any licensing agency survey or report reflecting matters which are likely to have a Material Adverse Effect and any statement of deficiencies which would have a Material Adverse Effect, and within the time period required by the particular agency for furnishing a plan of correction also shall furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey or report for any Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure by the date required for cure by such agency (plus extensions granted by such agency).

     (r) Conduct of Business. Borrower shall cause the operation of each Facility to be conducted at all times in a manner consistent with the following:

           (i) to maintain or cause to be maintained the standard of operations at each Facility at all times at a level necessary to insure a level of quality for each Facility consistent with similar facilities in the same competitive market;

           (ii) to operate or cause to be operated each Facility in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and cause all material licenses, Permits, and any other agreements necessary for the continued use and operation of such Facility to remain in effect; and

           (iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at each Facility to enable Borrower or the relevant Manager to operate such Facility.

     (s) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten (10) days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

           (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under
      Section 412(d) of the Code for any Plan;

           (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

           (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

           (iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

           (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce
      Section 515 of ERISA, which proceeding is not dismissed within thirty
      (30) days;

           (vi) the adoption of an amendment to any Plan that, pursuant to

     Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

          (vii) the imposition of a lien or a security interest in connection with a Plan.

     (t) Single Purpose Entity.

          (i) Borrower shall at all times be a duly formed and existing Entity and a Single Purpose Entity.

          (ii) Each SPE Equity Owner, if any, will continue to be a duly formed and existing entity in good standing and a Single-Purpose Entity, and Borrower will take no action to cause any SPE Equity Owner, if any, not to be so duly formed and existing and in good standing and a Single-Purpose Entity.

          (iii) Borrower will continue to comply with the provisions of all of its organizational documents, and the laws of the state in which Borrower was formed relating to the Entity.

          (iv) All customary formalities regarding the Entity existence of Borrower will continue to be observed.

          (v) Borrower and each Operator will continue to be adequately capitalized in light of the nature of its business.

     (u) Trade Indebtedness. Each of the Borrower, the Joint Ventures, the Operators, and the Manager, as applicable, will pay its trade payables within thirty (30) days of the date incurred, unless any of the Borrower, the Joint Ventures, the Operators, or the Manager, as applicable, is in good faith contesting its obligation to pay such trade payables in a manner satisfactory to Lender (which may include Lender's requirement that Borrower post security with respect to the contested trade payable).

     (v) Capital Improvements and Environmental Remediation. Borrower shall, within twelve (12) months of the date hereof, perform the repairs and environmental remediation to each Facility itemized on Exhibit C hereto.

     (w) Annual Operating Budgets.  Borrower shall submit to Lender

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





Annual Operating Budgets at those times and in such form and substance as set forth in the definition of "Annual Operating Budget" in this Agreement.

     (x)  Intentionally deleted.

     (y)  Use Specific Covenants.  Borrower shall:

          (1) operate each Facility or cause each Facility to be operated in compliance in all material respects with the factual assumptions set forth in the opinions delivered to Lender with respect to licensure matters and laws and requirements referred to in Section 4.1(b)(al)(i); and

          (2) operate each Facility or cause each Facility to be operated in a manner such that the Licenses shall remain in full force and effect and such that any new or additional License that may, at any time or from time to time, be required pursuant to any Legal Requirements are timely obtained and maintained in full force and effect.

     (z) Security Deposits. In the event Borrower determines to collect security deposits with respect to any Facility, Borrower shall provide Lender with notice of such determination and shall not commence the collection of such security deposits until Borrower has executed amendments to the Loan documents as reasonably requested by Lender to establish security deposit accounts with the Collection Account Bank into which such security deposits shall be deposited, to grant Lender a security interest in such security deposit account and the proceeds thereof and to establish the procedures for withdrawal by Borrower or funds in such security deposit accounts.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

     Section VI.1 Borrower Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly any of the following unless Lender consents thereto in writing:

     (a) Liens on the Mortgaged Properties. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to any Facility or any portion thereof, except: (i) Liens in favor of Lender, and (ii) the Permitted

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





Encumbrances.

     (b) Transfer. Except as expressly permitted by or pursuant to this Agreement or any Mortgage, or except as otherwise approved by Lender in writing in Lender's discretion, allow any Transfer to occur, terminate or modify any Management Agreement, or enter into a Management Agreement with respect to any Facility.

     (c) Other Borrowings. Incur, except for unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Facilities and financing of Equipment or vehicles used in the ordinary course of owning and operating the Facilities (including capitalized leases of such Equipment or vehicles) which trade payables and Equipment or vehicles financings do not exceed, at any time a maximum amount of One Hundred Fifty Thousand Dollars ($150,000) for each Facility (provided, however, the aggregate amount for all Facilities at any one time shall not exceed One Hundred Twenty Five Thousand Dollars ($125,000) multiplied by the number of Facilities for which Advances have been made) for all the Facilities and, with respect to the trade payables, are paid within thirty (30) days of the date incurred, create, assume, become or be liable in any manner with respect to Other Borrowings. Notwithstanding the foregoing, if any or all of the Facilities become subject to any Legal Requirements which results in a material delay in the Borrower's receipt of Rents from tenants or from Third Party Payors, Borrower may enter into a revolving accounts receivables financing relationship (a "Receivables Loan"); provided, however, the terms of such Receivables Loan and the documents evidencing such Receivables Loan shall be subject to the prior written approval of the Lender, not to be unreasonably withheld and, after a Securitization, the Lender's receipt of written confirmation from the Rating Agencies that such Receivables Loan will not result in a downgrade, withdrawal or qualification of the then applicable ratings of any securities issued in connection with a Securitization; and provided, further, the Borrower shall execute such amendments to the Loan Documents as the Lender deems reasonably necessary in connection with the Receivables Loan. The lender making the Receivables Loan shall agree to fund all proceeds of the Receivables Loan into the Collection Account.

     (d) Change In Business. Cease to be a Single-Purpose Entity or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business and activities closely related to and compatible with assisted living; provided, however, Borrower may offer additional services not offered on the Closing Date to the extent permitted with respect to assisted living facilities.

     (e) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower's business.

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





     (f) Affiliate Transactions. Enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party, and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than Fifty Thousand Dollars ($50,000.00) (determined annually on an aggregate basis) fully disclosed to Lender in advance.

     (g) Creation of Easements. Create, or permit any Facility or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance. Without limiting the generality of the immediately preceding sentence, Borrower shall not enter into, consent to, grant, amend, modify, restate or supplement any document, instrument or agreement affecting, related to or impacting upon the Facility, the title thereto or any portion or aspect thereof, including, without limitation, any easement, reciprocal easement agreement, or any declaration of easements or covenants which would have a Material Adverse Effect.

     (h) Misapplication of Funds. Distribute any Rents or Money received from Accounts in violation of the provisions of Section 2.11.

     (i) Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

     (j) Issuance of Equity Interests. Issue or allow to be created any stocks or shares or shareholder, partnership or membership interests, as applicable, or other ownership interests other than the stocks, shares, shareholder, partnership or membership interests and other ownership interests which are outstanding or exist on the Closing Date or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for stock, shares, shareholder, partnership or membership interests or other ownership interests in Borrower.

     (k) Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to any Facility, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Facility without Lender's prior written consent which consent may be granted or refused in Lender's discretion.

     (l) Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept without giving Lender

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





at least thirty (30) days' prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.


     (m) Use Specific Negative Covenants: Borrower shall not and shall not allow any Operator, any Joint Venture, or the Manager to do any of the following unless Lender consents thereto in writing:

          (i) transfer any License to any location other than the Facility for which such License was originally issued nor pledge any License as collateral security for any other loan or indebtedness;

          (2) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of any License for any Facility which rescission, withdrawal, revocation, amendment, modification, supplement or other alteration would have a Material Adverse Effect;

          (3) amend or otherwise change any Facility's authorized bed capacity and/or the number of beds approved by the DOH which amendment or other change would have a Material Adverse Effect;

          (4) replace or transfer all or any part of any Facility's beds to another site or location;

          (5) intentionally deleted;

          (6) enter into any resident agreements with residents or with any other persons which deviate in any material respect from the standard form customarily used at any Facility; or

          (7) Intentionally deleted.


                                  ARTICLE VII

                                    DEFAULTS

     Section VII.1 Event of Default. The occurrence of one or more of the following events shall be an "Event of Default" hereunder:

     (i) if on any Payment Date the funds in the Debt Service

Payment Sub-Account are insufficient to pay the Required Debt Service Payment due on such Payment Date; provided, however, that if a Cash Management Event has not occurred, such failure shall not constitute an Event of Default if Borrower shall cure such failure within five (5) days after such Payment Date;

     (ii) if on any Payment Date Borrower fails to pay the Required Debt Service Payment due on such Payment Date; provided, however, that if a Cash Management Event has not occurred, such failure shall not constitute an Event of Default if Borrower shall cure such failure within five (5) days after such Payment Date;

     (iii) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

     (iv) if on any Payment Date Borrower fails to pay the Basic Carrying Costs Monthly Installment or the Capital Reserve Monthly Installment due on such Payment Date; provided, however, that if a Cash Management Event has not occurred, such failure shall not constitute an Event of Default if Borrower shall cure such failure within five (5) days after such Payment Date;

     (v) if on the date any payment of a Basic Carrying Cost would become delinquent, the funds in the Basic Carrying Costs Sub-Account are insufficient to make such payment;

     (vi) the occurrence of the events identified elsewhere in the Loan Documents as constituting an "Event of Default" hereunder or thereunder;

     (vii) a Transfer, unless the prior written consent of Lender is obtained (which consent may be withheld in Lender's discretion);

     (viii) if Borrower fails to pay any other amount payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be;

     (ix) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement, the Note or any other Loan Document executed and delivered by Borrower, shall be false in any material respect as of the date such representation or warranty was made or remade;

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





     (x) if Borrower, or any SPE Equity Owner, if any, makes an assignment for the benefit of creditors;

     (xi) if a receiver, liquidator or trustee shall be appointed for Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, or if Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, or if any proceeding for the dissolution or liquidation of Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, as the case may be, upon the same not being discharged, stayed or dismissed within ninety (90) days; or if Borrower, any of Borrower's partners, members or shareholders, as applicable, or any SPE Equity Owner, if any, shall generally not be paying its debts as they become due;

     (xii) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein;

     (xiii) if any provision of any organizational document of Borrower or any SPE Equity Owner, if any, is amended or modified in any respect, or if Borrower, any SPE Equity Owner, if any, or any of their respective partners, members, or shareholders as applicable, fails to perform or enforce the provisions of such organizational documents or attempts to dissolve Borrower or any SPE Equity Owner, if any; or if Borrower or any SPE Equity Owner, if any, or any of their respective partners, members or shareholders, as applicable, breaches any of the covenants set forth in Sections 5.1(t), or 6.1(d);

     (xiv) if Borrower fails to (A) notify Lender of the occurrence of a Default under any of the Loan Documents within ten (10) days of the day on which Borrower first has knowledge of such Default or (B) give any notice due to any Person under any Loan Document (a) within five (5) days after such notice was due or (b) in accordance with the applicable procedural requirements set forth in the Loan Documents;

     (xv) if an event or condition specified in Section 5.1(s) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall incur or in the opinion of Lender shall be reasonably likely to incur a liability to a Plan, a

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





Multiemployer Plan or PBGC (or any combination of the foregoing) which event or condition is reasonably likely, in the determination of Lender, to have a Material Adverse Effect on an Aggregated Facilities Basis;

     (xvi) if without Lender's prior written consent (A) any Manager resigns or is removed or (B) any Management Agreement is entered into for any Facility or
(C) there is any change in or termination of any Management Agreement for any Facility;

     (xvii) if Borrower shall be in default under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement, the Note, the Mortgage or the other Loan Documents, not otherwise referred to in this Section 7.1, for ten (10) days after written notice to Borrower from Lender or its successors or assigns, in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice from Lender or its successors or assigns, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this subparagraph is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, but in no event shall such period exceed one hundred and twenty (120) days after the original notice from Lender;

     (xviii) if a Receivables Loan is entered into pursuant to Section 6.1(c), a default or event of default under the loan documents evidencing such Receivables Loan;

     (xix) intentionally deleted.

     (xx) if any default or event of default occurs (as to any party) under any Operator Lease (subject to any applicable notice and cure periods required under such Operator Lease);

     (xxi) if Borrower, any Operator, any Venture or the Manager shall fail to correct, within the time deadlines set by any licensing or similar agency, any deficiency that justifies either of the following actions by such agency with respect to any Facility and such agency commences either of the following actions:

          (i) a termination of any License;

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





          (ii) a ban on new admissions generally; and

     (xxii) if any Facility is assessed material fines or penalties by any state licensing or similar agency having jurisdiction over Borrower, any Operator, Manager, any Joint Venture or any Facility which are not paid within the time frame required by such agency.

     Section VII.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under this Agreement, the Note, the Mortgages or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time (including, without limitation, the right to accelerate and declare the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Yield Maintenance Premium and any other amounts owing by Borrower to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Facility or all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Notwithstanding anything contained to the contrary herein, the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Yield Maintenance Premium and any other amounts owing by Borrower shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Event of Default described in Section 7.1(x) or
Section 7.1(xi). Notwithstanding that this Agreement may refer to a continuing Event of Default, and without limiting Borrower's right to cure a Default which may, with the passage of time, become an Event of Default, Borrower shall have no right pursuant to this Agreement to cure any Event of Default unless this Agreement is amended by Borrower and Lender in writing.

     Section VII.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender's rights with respect to the Collateral shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Collateral at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default or Event of Default with respect to the Collateral or otherwise hereunder. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on a related Facility, to the extent necessary to foreclose on other parts of the Mortgaged Property and/or Mortgaged Properties.

     Section VII.4 Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of (5) five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Section 7.1 hereof, Lender may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

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





                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section VIII.1 Survival. Subject to Section 4.2, this Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Mortgages and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

     Section VIII.2 Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender's discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

     Section VIII.3 Governing Law. (a) The proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Note, and this Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York pursuant to Sec. 5-1401 of the New York General Obligations Law.

     (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK,

PURSUANT TO SEC. 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT SUCH OTHER OFFICE AS MAY BE DESIGNATED BY BORROWER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO BORROWER AT ITS PRINCIPAL EXECUTIVE OFFICES, ATTENTION:
GENERAL COUNSEL AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

     Section VIII.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

     Section VIII.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note, or of any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

     Section VIII.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by
(a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Lender at its address set forth on the first page hereof, and if to Borrower at its designated address set forth on the first page hereof, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6. A copy of all notices, consents, approvals and requests directed to Lender shall be delivered concurrently to each of the following:
Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York 10112,
Attention: G. Monique Escudero, Esquire, Telefax Number 212/698-3665; Two World Financial Center, Building B, New York, New York 10281-1198, Attention:
Christopher Tierney, Telefax Number (212) 667-1666; Two World Financial Center, Building B, New York, NY 10281-1198, Attention: Sheryl McAfee, Telefax Number
(212) 667-1022; and Two World Financial Center, Building B, New York, NY 10281-1198, Attention: Barry Funt, General Counsel, Telefax Number (212) 667-1206; copies of notices to Borrower shall be delivered concurrently to each of the following: David Boitano, Alternative Living Services, Inc., 1201 Pacific Avenue, Suite 1800, Tacoma, Washington 98402, Telefax Number (253) 383-0855, Alan C. Leet, Rogers & Hardin, 2700 International Tower, Peachtree Center, 229 Peachtree Street, N.E., Atlanta, Georgia 30303, Telefax Number
(404) 525-2224, and Mark W. Ohlendorf, Alternative Living Services, Inc., 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, Telefax Number
(414) 789-6182. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 8.6. A party receiving a notice which does not comply with the technical requirements for notice under this Section
8.6 may elect to waive any deficiencies and treat the notice as having been properly given.

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     SECTION VIII.7  TRIAL BY JURY.  BORROWER AND LENDER, TO THE FULLEST EXTENT
THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY
PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN
DOCUMENTS.

     Section VIII.8 Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section VIII.9 Assignment. Lender shall have the right to assign in whole or in part this Agreement and/or any of the other Loan Documents and the obligations hereunder or thereunder to any Person and to participate all or any portion of the Loan evidenced hereby, including without limitation, any servicer or trustee in connection with a Securitization. Lender shall provide Borrower with written notice of any such assignment; provided, however, that such notice shall not be a condition of Lender's right to assign this Agreement and/or any of the Loan Documents and the failure to deliver such notice shall not constitute a default under this Loan Agreement.

     Section VIII.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section VIII.11 Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

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     Section VIII.12  Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

     Section VIII.13 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Note, the Mortgages or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.


     Section VIII.14 Exculpation.  Except as otherwise set forth in this
Section 8.14 and Section 4.2 to the contrary, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note, the Mortgages or any of the other Loan Documents executed and delivered by Borrower except that Lender may pursue any power of sale, bring a foreclosure action, action for specific performance, action for money judgment, or other appropriate action or proceeding (including, without limitation, to obtain a deficiency judgment) against Borrower or any other Person solely for the purpose of enabling Lender to realize upon (a) the Collateral, and (b) the Rents and Accounts arising from any Facility to the extent (x) received by Borrower or any Manager (or any of their affiliates), after the occurrence of an Event of Default or (y) distributed to Borrower or any Manager, or their respective shareholders, or partners or members, as applicable, or affiliates during or with respect to any period for which Lender did not receive the full amounts it was entitled to receive as prepayments of the Loan pursuant to Section 2.6, 2.11 (all Rents and Accounts covered by clauses (x) and (y) being hereinafter referred to as the "Recourse Distributions") and (c)) any other collateral given to Lender under the Loan Documents ((a), (b), and (c) collectively, the "Default Collateral"); provided, however, that any judgment in any such action or proceeding shall be enforceable only to the extent of any such Default Collateral. The provisions of this Section 8.14 shall not, however, (a) impair the validity of the Indebtedness evidenced by the Loan Documents or in any way affect or impair the Liens of the Mortgages or any of the other Loan Documents or the right of Lender to foreclose the Mortgages following an Event of Default; (b) impair the right of Lender to name any Person as a party defendant in any

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action or suit for judicial foreclosure and sale under any of the Mortgages;
(c) affect the validity or enforceability of the Note, the Mortgages or the other Loan Documents; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the right of Lender to bring suit for any damages, losses, expenses, liabilities or costs resulting from fraud, material misrepresentation, intentional misrepresentation, physical waste of all or any portion of any Facility, or wrongful removal or disposal of all or any portion of any Facility by any Person in connection with this Agreement, the Note, the Mortgages or the other Loan Documents; (f) impair the right of Lender to obtain the Recourse Distributions received by any Person; (g) impair the right of Lender to bring suit with respect to any misappropriation of security deposits or Rents collected more than one (1) month in advance; (h) impair the right of Lender to obtain Insurance Proceeds or Condemnation Proceeds due to Lender pursuant to the Mortgage; (i) impair the right of Lender to enforce the provisions of Sections 4.1(v) or 5.1(d) through 5.1(i), inclusive of this Agreement, Section 2.8 of the Mortgage or the Environmental Guaranty even after repayment in full by Borrower of the Indebtedness; (j) prevent or in any way hinder Lender from exercising, or constitute a defense, or counterclaim, or other basis for relief in respect of the exercise of, any other remedy against any or all of the Collateral securing the Note as provided in the Loan Documents; (k) impair the right of Lender to bring suit with respect to any misapplication of any funds; or (l) impair the right of Lender to sue for, seek or demand a deficiency judgment against any Person solely for the purpose of foreclosing the Mortgaged Properties or any part thereof, or realizing upon the Default Collateral; provided, however, that any such deficiency judgment referred to in this clause (l) shall be enforceable only to the extent of any of the Default Collateral. The provisions of this Section shall be inapplicable to any Person if (i) any petition for bankruptcy, reorganization or arrangement pursuant to federal or state law against Borrower shall be filed by or against Borrower or consented to or acquiesced to by Borrower, (ii) if Borrower shall institute any proceeding for the dissolution or liquidation of Borrower, (iii) if Borrower shall make an assignment for the benefit of creditors or (iv) if Borrower shall breach the representation and warranty in
Section 4.1(aa). Prior to the date on which the Difference and any applicable hedging or interest rate management brokerage costs incurred by Lender on the Stabilization Payment Date is paid to Lender, Lender's judgment in any action or proceeding shall not be limited to the Default Collateral and the Loan shall be fully recourse to the Borrower and the Parent.

     Section VIII.15 Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

     Section VIII.16 Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement, the Note, the Mortgages and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are

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unrelated to the Loan, this Agreement, the Note, the Mortgages and the other
Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement, the Note, the Mortgages and other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

     Section VIII.17 No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Mortgaged Property other than that of mortgagee or lender.

     Section VIII.18 Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Facility for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or Deed of Trust Trustee to the payment of the Indebtedness in preference to every other claimant whatsoever.

     Section VIII.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender's agents.

     Section VIII.20 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Note, the Mortgages or any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

     Section VIII.21 Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim

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by any Person, that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. Lender hereby agrees to indemnify and hold Borrower harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person, that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

     Section VIII.22 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section VIII.23 Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender's obligation to deliver the statement pursuant to this Section, that Lender shall have received, together with Borrower's request for such statement, an Officer's Certificate stating that no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

     Section VIII.24 Payment of Expenses. Borrower shall, whether or not the Transactions are consummated, pay all Transaction Costs, which shall include, without limitation, reasonable out-of-pocket fees, costs, expenses, and disbursements of Lender and its attorneys, local counsel, accountants and other contractors in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender's Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), Surveys and the Engineering Reports), (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any restructuring or rescheduling of the Indebtedness and (v) the making of each Advance hereunder.

     Section VIII.25 Bankruptcy Waiver.  Borrower hereby agrees that, in

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consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (i) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Federal Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section.

     Section VIII.26 Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

     Section VIII.27 Dissemination of Information. If Lender determines at any time to sell, transfer or assign the Note, this Loan Agreement and any other Loan Document and any or all servicing rights with respect thereto, or to grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the "Investor") or any Rating Agency rating such securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any guarantor, any indemnitor and any Facility, which shall have been furnished by Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.

     Section VIII.28 Limitation of Interest. It is the intention of Borrower and Lender to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any Loan Document, it is agreed as follows: (i) the

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aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under any Loan Document or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to principal by Lender (or if the Loan shall have been paid in full, refunded to Borrower); and (ii) in the event that maturity of the Loan is accelerated by reason of an election by Lender resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest allowed by applicable law, and any interest in excess of the maximum amount of interest allowed by applicable law, if any, provided for in the Loan Documents or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited to principal (or if the principal portion of the Loan and any other amounts not constituting interest shall have been paid in full, refunded to Borrower.)

     In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount allowed by applicable law, Lender shall, to the maximum extent permitted under applicable law (a) exclude voluntary prepayments and the effects thereof, and (b) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout the entire term of the Loan; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the maximum amount allowed by applicable law, Lender shall refund to Borrower the amount of such excess, and in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum amount allowed by applicable law.

     Section VIII.29 Indemnification. Borrower shall indemnify and hold Lender and each of its affiliates and their respective successors and assigns (including their respective officers, directors, partners, employees, attorneys, accountants, professionals and agents and each other person, if any, controlling Lender or any of its affiliates within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (each, including Lender, an "Indemnified Party") harmless against any and all losses, claims, damages, costs, expenses (including the reasonable fees and disbursements of outside counsel retained by any such person) or liabilities in connection with, arising out of or as a result of the transactions and matters referred to or contemplated by this Agreement, except to the extent that it is finally judicially determined that any such loss, claim, damage, cost, expense or liability resulted directly from the gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any transaction or matter

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referred to or contemplated in this Agreement, Borrower shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

     Section VIII.30 Borrower Acknowledgments. Borrower hereby acknowledges to and agrees with Lender that (i) the scope of Lender's business is wide and includes, but is not limited to, financing, real estate financing, investment in real estate and other real estate transactions which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates and
(ii) Borrower has been represented by competent legal counsel and Borrower has consulted with such counsel prior to executing this Loan Agreement and of the other Loan Documents.

     Section VIII.31 Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender's participation in the origination of the Loan or the Loan's inclusion in any Securitization effectuated or to be effectuated by Lender. Borrower and Parent shall have the right to issue press releases regarding the Loan, subject to Lender's prior review and written approval not be unreasonably withheld.

     Section VIII.32. Recalculation of Loan Amount.

     (a) On the Stabilization Date, Lender shall calculate a new aggregate loan amount for Borrower (and new Allocated Loan Amounts for each Facility) for the Principal Indebtedness then outstanding (the "Recalculated Loan Amount") utilizing an underwriting cash flow methodology (calculated by Lender in Lender's discretion) based upon the Underwriting NOI Criteria and a debt service constant equal to the greater of the actual constant and ten and 07/100 percent (10.07%) and a minimum Debt Service Coverage Ratio (calculated by Lender in Lender's sole discretion) of 1.35:1; provided, however, if a Default or an Event of Default has occurred and is continuing, Lender shall have the right but not the obligation to calculate a new Loan Amount; and provided, further, Lender's obligation to calculate a new Loan Amount is subject to completion of Lender's due diligence with respect to each Facility including receipt of the due diligence items identified in Article III hereof as of the Stabilization Date.

     (b) If the Recalculated Loan Amount is greater than the Stabilization Date Loan Amount, then, provided that (i) no Event of Default has occurred and is continuing, (ii) Lender determines in its discretion that Borrower has as of the Stabilization Date (or the Stabilization Date Payment Date, as applicable), satisfied all of the other conditions precedent set forth in Article III and all other terms and conditions of this Agreement, and (iii) Borrower has elected, in its sole and absolute discretion, to borrow the Earn-Out Advance as evidenced by

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delivery of the Request for Advance specified in Section 3.2(h), then Lender shall make the Earn-Out Advance on the Stabilization Date Payment Date in an amount equal to the excess of (i) the Recalculated Loan Amount over (ii) the Stabilization Date Loan Amount, but only to the extent that the aggregate amount of the Loan after giving effect to the Earn-Out Advance does not exceed the Maximum Facility Amount; and provided further, however, that if Lender makes the Earn-Out Advance, Lender may, in Lender's sole discretion, adjust the Allocated Loan Amount for any or all of the Facilities as Lender determines in its reasonable discretion.

     (c) If the Recalculated Loan Amount is less than the Stabilization Date Loan Amount (the excess of the Stabilization Date Loan Amount over the Recalculated Loan Amount, the "Difference"), then Borrower may, within ten (10) Business Days after the Stabilization Date, notify Lender of the amount which Borrower shall prepay on the Stabilization Date Payment Date, which amount (the "Actual Prepayment Amount") shall equal the Difference. If Borrower fails to provide such notice to Lender, the Actual Prepayment Amount shall be deemed to equal zero. If the Borrower prepays the Actual Prepayment Amount on the Stabilization Date Payment Date, Borrower shall also pay to Lender on the Stabilization Date Payment Date any hedging losses and breakage fees incurred by Lender. Any failure by Borrower to pay Lender the Actual Prepayment Amount and any hedging losses and breakage fees incurred by Lender on the Stabilization Date Payment Date shall constitute an immediate Event of Default.

          (i) If the Actual Prepayment Amount is zero or is less than the Difference, and the Unpaid Excess Loan Amount (as hereinafter defined) does not exceed the Amortizable Amount (as hereinafter defined), then Lender may convert into Class B Equity Interests a portion of the principal amount of the Loan in an amount (the "Class B Amount") equal to the Unpaid Excess Loan Amount. As used herein, the "Amortizable Amount" shall mean that amount which Lender determines can be fully amortized within a five (5) year period, as calculated by Lender in Lender's sole discretion, and using among other things, a minimum debt service coverage ratio as determined by Lender (which ratio shall be computed by (A) determining the product of seventy-five percent (75%) and Lender's projection of Excess Cash Flow for a period of time determined by Lender, and (B) dividing that product by Lender's projection of the payments that would be due for such period of time in respect of the Class B Amount). As used herein, the "Unpaid Excess Loan Amount" shall mean the excess of the Difference over the Actual Prepayment Amount. Lender (or its designee) shall receive Class B Equity Interests in the amount of the Class B Amount pursuant to documentation satisfactory to Lender in Lender's sole discretion, the material terms of which are described on Exhibit D attached hereto, and upon such conversion Lender (or its designee) shall be the "Preferred Shareholder" in the Borrower. In addition to all other amounts due Lender, Borrower

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     shall pay to Lender, in addition to any amounts set forth in the first paragraph of Section 8.32(c) above, on the Stabilization Date Payment Date,
     (x) an amount equal to any hedging losses and breakage fees incurred by Lender that Borrower would have been required to pay had Borrower prepaid the Loan in an amount equal to the Class B Amount, and (y) a fee equal to two percent (2%) of the Class B Amount. Any failure by Borrower to pay to Lender any hedging losses and breakage fees incurred by Lender and the fee in connection with any prepayment or conversion pursuant to this Section on the Stabilization Date Payment Date shall constitute an immediate Event of Default.

          (ii) If the Unpaid Excess Loan Amount exceeds the Amortizable Amount, Lender may, at Lender's option exercisable by Lender in Lender's discretion and exercisable at any time, convert a portion of the Loan as set forth in
     Section 8.32(c)(i) above, and in addition to convert a portion of the principal amount of the Loan (in an amount (the "Class C Amount"), not to exceed the excess of the Unpaid Excess Loan Amount over the Amortizable Amount, into Class C Equity Interests pursuant to the documentation satisfactory to Lender in Lender's sole discretion, the material terms of which are described on Exhibit F. If the Lender does not elect to exercise the option described in this subparagraph, then Borrower shall be required to prepay the Loan on the Stabilization Date Payment Date in an amount equal to the Difference. If Lender exercises the option set forth herein, in addition to the Class B Equity Interests which Lender receives pursuant to clause (i) above, Lender (or its designee) shall receive Class C Equity Interests in an amount equal to the Class C Amount, and Warrants in Borrower in an amount calculated in accordance with the formula described in Exhibit E. If Lender exercises the option described in this subparagraph, Borrower shall pay to Lender, in addition to any amounts set forth in Section 8.32(c)(i), on the Stabilization Date Payment Date, (x) an amount equal to any hedging losses and brokerage fees incurred by Lender that Borrower would have been required to pay had Borrower prepaid the Loan in an amount equal to the Class C Amount, and (y) a fee equal to two percent (2%) of the Class C Amount. Any failure by Borrower to pay to Lender any hedging losses and breakage fees incurred by Lender and the fee in connection with any prepayment or conversion pursuant to this Section on the Stabilization Date Payment Date shall constitute an immediate Event of Default.

     (d) All prepayments made pursuant to this Section shall be applied in accordance with the provisions of Section 2.7.

     (e) Notwithstanding anything in this Section to the contrary, if an Event of Default has occurred and is continuing, and without in any way limiting any other right Lender may have under any Loan Document, Lender shall, in Lender's discretion, have the right in connection with the recalculation of the Loan Amount pursuant to this Section to require the

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





Borrower to (i) prepay the Loan in full, or (ii) convert a portion of the Loan into Class B Equity Interests or (iii) convert a portion of the Loan into Class C Equity Interests and Warrants or (iv) do any combination of (i), (ii) or
(iii) above, in Lender's sole discretion.

     (f) Any failure by Borrower to provide all annual financial information that Borrower is required to provide pursuant to Section 5.1(q) when due shall constitute an immediate Event of Default. Any failure by Borrower to provide any other information reasonably requested by Lender in connection with the recalculation of the Loan amount pursuant to this Section within ten (10) Business Days after request therefor (provided that Borrower could reasonably provide such information within such period) shall constitute an immediate Event of Default.

     (g) If Lender exercises any option or right to acquire equity in Borrower pursuant to this Section, Borrower agrees (i) that the form and substance of any such equity arrangements shall be documented, at Borrower's expense, with documents, including, without limitation, the terms described in Exhibit D, Exhibit E and Exhibit F, in form and substance satisfactory to Lender in Lender's sole discretion, all such documents shall be executed within ten (10) Business Days of receipt thereof from Lender and in no event later than the Stabilization Date Payment Date, (iii) Lender (or its designee) shall be admitted as the Preferred Shareholder on or before the Stabilization Date Payment Date, and (iv) any breach of (i), (ii) or (iii) shall constitute an immediate Event of Default. In addition, in connection with any such equity arrangements Borrower shall and Borrower causes its affiliates to provide to Lender any additional collateral to Lender to secure such arrangements, including without limitation, equity pledges and guaranties, as Lender may require in Lender's sole discretion.

     (h) On the Stabilization Date Payment Date, the Borrower shall take the following actions with respect to the Leased Facilities and each Joint Venture Facility, (i) as to each Joint Venture Facility, the Borrower shall acquire from each Joint Venture fee simple title to each Joint Venture Facility; (ii) for each Joint Venture Facility and the Leased Facilities, the Manager shall execute a Management Agreement (in form reasonably acceptable to Lender) with the Borrower; (iii) for each Joint Venture Facility and the Leased Facilities, the Borrower and the Manager shall deliver a manager's subordination agreement, in form reasonably acceptable to Lender; (iv) the Borrower shall terminate the Operator Lease; (v) the Borrower shall execute such agreements including, but not limited to amendments to the Loan Documents as are requested by Lender and consistent with the restructuring of the Loan such that the Facilities are all owned by the Borrower and the Operator Leases (other than any Operator Lease with respect to a Facility located in Florida) are terminated; (vi) as to each Joint Venture Facility, the Borrower shall deliver to Lender (A) mortgages, assignment of leases, assignments of management agreements, UCC-1 financing statements all in forms acceptable to Lender in its reasonable discretion and (B) endorsements to the Title Policy issued on the Closing Date showing fee simple title in the name of the Borrower together with endorsements covering the foregoing described financing documents; (vii) Borrower shall deliver to Lender such opinions of counsel as Lender shall reasonably request; and (viii) Borrower shall pay all costs and expenses incurred by Lender in connection with the matters described in this paragraph (which costs and expenses shall be subject to the cap set forth in Section 2.13).


     Section VIII.33 Cross Collateralization. Without limitation to any other right or remedy provided to Lender in this Agreement or any of the other
Loan Documents, Borrower acknowledges and agrees that, to the full extent permitted under applicable law, upon the occurrence of an Event of Default (i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshall assets, sell Collateral in any inverse order of alienation, or be subjected to any "one action" or "election of remedies" law or rule, (iii) the exercise by Lender of any remedies against any Collateral will not impede Lender from subsequently or simultaneously exercising remedies against any other Collateral, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon and
(v) each Facility shall be security for the performance of all of Borrower's obligations hereunder; provided, however, (i) so long as any Joint Venture Mortgage is outstanding, Lender shall be entitled to exercise its rights under such Joint Venture Mortgage and the other Joint Venture Loan Documents only upon the occurrence of an "Event of Default" under such Joint Venture Loan Documents; and (ii) with respect to any Leased Facility or each Joint Venture Facility, until the Subsidiary has acquired equity interests in the related Operator or each Joint Venture, Lender shall be limited in exercising its rights with respect to the deposits in the Basic Carrying Costs Sub-Account and Capital Expense Sub-Account as described in the first sentence of the last paragraph of Section 2.12(g).

     Section 8.34 Matters Concerning the Operators and Joint Ventures.

     (a) Transfers of Equity Interests in Operators and Joint Ventures. The parties hereto acknowledge that the Parent currently owns interests in the Operators and each Joint Venture and anticipates that the Subsidiary will acquire the remaining interests in the Operators and each Joint Venture such that by the Cut-Off Date the Parent and the Subsidiary own one hundred percent (100%) of the Operators and each Joint Venture. The Parent and Subsidiary each has covenanted in the Equity Pledge Agreements (A) to cause the Subsidiary to acquire all of the interests not owned by the Parent in the Operators and Joint Ventures (each an

"Operator/JV Acquisition" and collectively, the "Operator/JV Acquisitions") no later than the Cut-Off Date and (B) provide Lender with five (5) days prior written notice before the consummation of the acquisition of any interests in any Operator or each Joint Venture.

     (b) Loan to Joint Ventures. The Borrower shall lend to each Joint Venture from the proceeds of the Closing Date Advance and any Additional Facility Advance the Allocated Loan Amount for each relevant Joint Venture Facility (less such Joint Venture Facility's pro rata portion of the relevant Transaction Costs). Each Joint Venture's obligations to repay such loan shall be evidenced by the relevant Joint Venture Note. Pursuant to each Collateral Assignment, the Borrower shall pledge each Joint Venture Note and the other Joint Venture Loan Documents to the Lender as collateral security for the Loan Obligations. As described in Section 2.10, each Joint Venture shall make all payments under each Joint Venture Note into the Collection Account.

     Section 8.35 Buy-Up. On the Stabilization Date Payment Date, regardless of the amount of the Recalculated Loan Amount, Lender shall have the option in Lender's reasonable discretion to change the amortization schedule and to decrease the Loan Amount (after giving effect to the resizing in Section 8.32) in consideration for which Lender will agree to pay Borrower a buy-up payment. All such changes shall be determined by Lender in Lender's discretion and Borrower hereby agrees to be bound by any and all of such changes, provided that such changes shall generally result in (i) an interest rate approximating the Stabilization Date Interest Rate, (ii) an amortization schedule equal to the 300 months from the Stabilization Date Payment Date to the Maturity Date,
(iii) a Loan Amount (after giving effect to any changes in this Section 8.32) that would result in an outstanding Principal Indebtedness at the Optional Prepayment Date (assuming all payments are timely made) equal to the outstanding Principal Indebtedness at the Optional Prepayment Date (assuming all payments are timely made) as if none of the changes required by this
Section 8.35 had been made, and (iv) a buy up payment payable to Borrower equal to the excess of (a) the Loan Amount on the Stabilization Date Payment Date (prior to giving effect to any changes required by this Section 8.35) over (b) the Loan Amount on the Stabilization Date Payment Date (after giving effect to any changes required by this Section 8.35). Notwithstanding the foregoing, Lender shall not be entitled to exercise the option described in this Section
8.35 if to do so would adversely affect Parent's or Borrower's GAAP or tax accounting reporting. Borrower shall not be required to pay any Transaction Costs incurred by Lender in connection with this Section 8.35. Borrower hereby agrees to make any and all amendments, modifications and other changes to the Loan Documents as required by Lender in Lender's reasonable discretion in connection with this Section 8.35.

                      [Signatures on the following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                    LENDER:

                                    NOMURA ASSET CAPITAL CORPORATION, a
                                    Delaware corporation


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:




                  [Signatures continue on the following page]

                                 ALS-VENTURE II, INC., a Delaware corporation


                                 By:
                                    ----------------------------------------
                                    David Boitano
                                    Vice President

                                   EXHIBIT A

                         Operating Expense Certificate


Nomura Asset Capital Corporation
2 World Financial Center
Building B
New York, New York 10281-1198
Attention:  Christopher Tierney

            Re: Loan Agreement (the "Loan Agreement") dated as of _____________, 1998 between ALS-Venture II, Inc. ("Borrower") and Nomura Asset Capital Corporation (together with its successors and assigns "Lender")


Ladies and Gentlemen:

     This certificate is delivered in accordance with Section 2.11(f) of the Loan Agreement. All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.

     Borrower hereby certifies that the Operating Expenses for the Interest Accrual Period from ______________, ____ to ______________, ____ are
______________________ Dollars ($_________) and that such Operating Expenses are equal to or less than the Operating Expenses for such period set forth on the Operating Budget.

                               _______________________, a _____________



                               By: ____________________________________,
                                   a _____________, its ______________

                                   EXHIBIT B

                             Additional Definitions


Base Adjusted NOI                                            $4,430,000

Closing Date Advance                                         $32,516,000

Initial Basic Carrying Costs Amount                          $45,611.00*

Initial Capital Reserve Amount                               $0


ALLOCATED LOAN AMOUNTS

      1.  Clare Bridge of Cheswick                           $4,271,000
          Cheswick, PA

      2.  Clare Bridge of Murrysville                        $3,358,000
          Export, PA

      3.  Sterling House of Columbia                         $2,352,000
          Columbia, SC

      4.  Sterling House of Rock Hill                        $2,259,000
          Rock Hill, SC

      5.  WovenHearts of Battle Creek                        $2,495,000
          Battle Creek, MI

      6.  WovenHearts of Bay City                            $2,478,000
          Bay City, MI

      7.  WovenHearts of Midland                             $2,500,000
          Midland, MI

      8.  WovenHearts of Monroe                              $2,789,000
          Monroe, MI

      9.  WovenHearts of Penn Hills                          $1,690,000
          Penn Hills, PA

10. WovenHearts of Saginaw                                    $2,547,000
    Saginaw Township, MI

11. WovenHearts of Swartz Creek                               $1,069,000
    Swartz Creek, MI

12. WovenHearts of West St. Paul                              $2,206,000
    West St. Paul, MN

13. WovenHearts of Westland                                   $2,502,000
    Westland, MI


LEASED FACILITIES            OPERATOR                         ADDRESS
Clare Bridge of Cheswick     ALS-Indiana (PA)                 931 Route 910
Cheswick, PA                 Partners, a Pennsylvania         Cheswick, PA 15024
                             general partnership

Clare Bridge of Murrysville  Clare Bridge of                  5300 Old William
Export, PA                   Murrysville L.P., a              Penn Highway
                             Delaware limited partnership     Export, PA 15632

Sterling House of Columbia   Burkshire Development, L.L.C.,   251 Springtree Drive
Columbia, SC                 a South Carolina limited         Columbia, SC 29223
                             liability company

Sterling House of Rock Hill  Gatwick Development, L.L.C.,     1920 Ebenezer Road
Rock Hill, SC                a South Carolina limited         Rock Hill, SC  29732
                             liability company

WovenHearts of Bay City      WovenHearts of Bay City L.P.,    720/734 N. Pine Road
Bay City, MI                 a Delaware limited partnership   Bay City, MI  48707

WovenHearts of Midland       WovenHearts of Midland L.P.,     4012/4004 Waldo Avenue
Midland, MI                  a Delaware limited partnership   Midland, MI 48642

WovenHearts of Monroe        WovenHearts of Monroe L.P.,      1615/1605 Fredericks Drive
Monroe, MI                   a Delaware limited partnership   Monroe, MI 48162

WovenHearts of Saginaw       WovenHearts of Saginaw L.P.,     2445/2485 McCarty Road
Saginaw, MI                  a Delaware limited partnership   Saginaw, MI 48162

WovenHearts of West         WovenHearts of West St. Paul      305/315 E. Thompson Avenue
St. Paul                    L.P., a Delaware limited          West St. Paul, MN 55118
West St. Paul, MN           partnership

WovenHearts of Westland     WovenHearts of Westland           32111/32151 Cherry Hill Rd.
Westland, MI                L.P., a Delaware limited          Westland, MI 48186
                            partnership

NONLEASED FACILITIES                                          ADDRESS
WovenHearts of Battle Creek                                   191/197 Lois Drive
Battle Creek, MI                                              Battlecreek, MI 49015

WovenHearts of Penn Hills                                     7151 Saltsburg Road
Penn Hills, PA                                                Penn Hills, PA 15235

WovenHearts of Swartz Creek                                   8240 Miller Road
Swartz Creek, MI                                              Swartz Creek, MI 48476


JOINT VENTURE FACILITIES           JOINT VENTURE              ADDRESS

None

ADDITIONAL FACILITIES

Sterling of South Bend
WovenHearts of Coon Rapids (I)
WovenHearts of Coon Rapids (II)
Sterling of Michigan City (II)
Clare Bridge of Oviedo (I)
WovenHearts of Oviedo (II)
WovenHearts of Oviedo (III)
Clare Bridge of Portage (I)
Wynwood of Portage (II)
Sterling of Alliance
Sterling of Columbus IN
Sterling of Evansville
Sterling of Greenville SC Sterling
Sterling Cot of La Crosse (I)
WovenHearts of La Crosse (II)
Sterling of Marion IN
Clare Bridge of Oro Valley (I)

Sterling of Southern Pines
Sterling of Sun City

SUBLEASED FACILITIES

None

* The Initial Basic Carrying Costs are allocated among the Facilities as follows:


Facility                                       Real Estate       Insurance
                                                  Taxes           Premiums
Clare Bridge of Cheswick                         $3,333.33        $640.00
Clare Bridge of Murrysville                       2,083.33         608.25
Sterling House of Columbia                        2,730.92         504.17
Sterling House of Rock Hill                       2,482.67         458.33
WovenHearts of Battle Creek (I) & (II)            4,583.33         596.00
WovenHearts of Bay City (I) & (II)                2,700.00         596.00
WovenHearts of Midland (I) & (II)                 2,700.00         596.00
WovenHearts of Monroe (I) & (II)                  2,700.00         596.00
WovenHearts of Penn Hills                         2,916.67         300.00
WovenHearts of Saginaw (I) & (II)                 2,700.00         596.00
WovenHearts of Swartz Creek                       2,416.67         298.00
WovenHearts of West St. Paul (I) & (II)           2,700.00         596.00
WovenHearts of Westland (I) & (II)                4,583.33         596.00


DOING BUSINESS AS NAMES

Clare Bridge of Cheswick
Clare Bridge of Murrysville
Sterling House of Columbia
Sterling House of Rock Hill
WovenHearts of Battle Creek
WovenHearts of Bay City
WovenHearts of Midland
WovenHearts of Monroe
WovenHearts of Penn Hills
WovenHearts of Saginaw
WovenHearts of Swartz Creek
WovenHearts of West St. Paul
WovenHearts of Westland

                                   EXHIBIT C

Capital Improvement and Repair and Environmental Remediation Exhibit

                                      None

                                   EXHIBIT D

     In the event Lender is converting the Unpaid Excess Loan Amount into Class B Equity Interests and/or Class C Equity Interests, within ten (10) days of receipt thereof from Lender (and in no event later than the Stabilization Date Payment Date), the Secretary (or other authorized Officer) of the Company will deliver to Lender amended and restated articles of incorporation for the Company (the "Articles"), enforceable against the Company and the other then existing shareholders in the Company (the "Other Shareholders") in form and substance satisfactory to Lender in Lender's sole discretion, provided, however, that (i) in the event the Company is a limited partnership or limited liability company, the Company will deliver to Lender an amended and restated limited partnership agreement or an amended and restated limited liability company agreement (each an "Agreement"), in form and substance satisfactory to Lender in Lender's sole discretion, and (ii) notwithstanding anything to the contrary set forth herein, nothing contained in any such Articles or Agreement shall change the economic provisions establishing (x) the Preferred Rate and Adjusted Preferred Rate set forth in this Exhibit, (y) the methodology for calculating the Initial Capital Amount set forth in this Exhibit or Section
8.32 of the Loan Agreement or (z) the distribution priorities and amounts set forth in this Exhibit. The Articles will contain, inter alia, the following terms (conformed if appropriate for a limited partnership agreement or limited liability company agreement):

     1. Issuance of Preferred Stock. The consent and agreement of the Other Shareholders to the issuance of preferred shares of stock in the Company (each, a "Class B Share") to the Preferred Shareholder in an amount equal to the Class B Amount. Each Class B Share shall have a par value of $5,000.00. The Company may issue fractional Class B Shares.

     2. Class A Shares. The total equity ownership interest of the Other Shareholders in the Company shall consist of ____ shares of common stock in the Company (each, a "Class A Share").

     3. Purpose. Until the Loan has been paid in full and the Class B Shares have been redeemed in full, the Company shall at all times be a Single Purpose Entity.

     4. Independent Director. Until the Loan has been paid in full and the Class B Shares have been redeemed in full, (a) no Independent Director may be removed unless a successor Independent Director (which meets the requirements to be an Independent Director) has been approved by the Preferred Shareholder (such approval not to be unreasonably withheld), and (ii) in the event of a resignation, death or incapacity of the Independent Director, or such position is otherwise vacated, no action requiring the unanimous affirmative vote of the board of directors of the Company shall be taken until a successor Independent Director (which meets the requirements to be an Independent Director and has been approved by the Preferred Shareholder) (such approval not to be unreasonably withheld) has been appointed.

     5. Dividends. On each Distribution Date, after the Company has made all payments required on such Distribution Date under the Loan Documents in accordance with the terms thereof, and prior to making any distributions to the Other Shareholders (except as provided hereunder), the Company shall distribute, to the extent of available funds the following amounts in the following priority:

     (a) First, to the Preferred Shareholder, all Monthly Preferred Yield Amounts (or portions thereof) with respect to prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first) plus additional yield thereon at the Adjusted Preferred Rate accruing from the Distribution Date on which the unpaid Monthly Preferred Yield Amount would have been distributed had there been funds available to make such distribution in the Preferred Cash Collateral Account;

     (b) Second, to the Preferred Shareholder, the Monthly Preferred Yield Amount with respect to the current Distribution Date;

     (c) Third, to the Preferred Shareholder, all Monthly Redemption Amounts (or portions thereof) with respect to prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first);

     (d) Fourth, to the Preferred Shareholder, the Monthly Redemption Amount with respect to the current Distribution Date; and

     (e) Fifth, provided all amounts due and payable to the Lender pursuant to the Loan Documents and to the Preferred Shareholder hereunder have been paid, and provided further that no Breach exists, in the sole discretion of the Company, to the Other Shareholders pro rata in respect of the Class A Shares owned by each.

     6. Liquidation Event Distributions. On the first Business Day after the Company receives any Liquidation Proceeds, the Company shall cause the distribution of the Net Liquidation Proceeds After Debt Service to make the following payments:

     (a) All amounts described in paragraph 5(a)-(d) hereof for all Distribution Dates occurring on or prior to such Business Day that have not previously been paid, in the priority set forth in such clause;

     (b) An amount equal to the sum of all Daily Preferred Yield Amounts for each day occurring since the last Distribution Date on or prior to such Business Day;

     (c) In redemption of the Class B Shares at their par value; and

     (d) To the Other Shareholders in accordance with the number of Class A Shares owned by each of the Other Shareholders.

     7. Redemption of Class B Shares.

     (a) Upon each distribution by the Company of the Monthly Redemption Amount or any other amounts in redemption of any Class B Shares, including fractions thereof, Class B Shares having a par value equal to such dividends shall automatically be transferred and surrendered by the Preferred Shareholder to the Company and canceled.

     (b) On any Distribution Date, in addition to the amounts referred to herein, the Company in its sole discretion may make additional distributions to the Preferred Shareholder to redeem its Class B Shares, and upon receipt of such distributions the Preferred Shareholder"s Class B Shares having a par value equal to such distributions shall be redeemed and automatically canceled.

     8. Preferred Shareholder's Consent. The consent of the Preferred Shareholder shall be necessary to approve:

     (a) The payment of any Affiliated Party Expense or entering into any contract, agreement or other obligation that provides for the payment of any Affiliated Party Expense;

     (b) The distribution to the Shareholders of any Company property other than cash or any accumulation of cash in the Company in excess of the operating needs of the Company, which cash would in the ordinary course of the business of the Company be distributable to the Shareholders;

     (c) The making of any prepayment of the Loan other than any mandatory prepayment required by the Loan Documents, or any refinance of the Loan except as otherwise permitted under the Loan Documents;

     (d) Any replacement or change in the Officers of the Company or the Manager of any Facility;

     (e) Any amendment of any of the Loan Documents, the Management Agreement or the Articles;

     (f) Any: (A) improvement, renovation or refurbishment of any Facility to a materially higher standard or level than that of comparable properties in the same geographic area and in the same market segment; (B) removal, demolition or alteration of the improvements or the equipment (other than routine replacement of such equipment) on any Facility to the extent that any such action would require the incurrence of an expenditure in excess of $50,000; or (C) material increase in the square footage or gross leasable area of the improvements on any Facility if any of the expenses in connection therewith are paid or incurred by the Company;

     (g) Any material change in the present method of conducting the business or affairs of the Company;

     (h) The issuance of any Shares or other evidence of interests in the Company other than the Shares (or other evidence of interests) outstanding on the date hereof;

     (i) Such other matters as may reasonably be determined by Preferred Shareholder.

     9. Termination of Manager. The Preferred Shareholder shall have the same right to terminate the Manager as is held by Lender pursuant to Section 5.1(p) of the Loan Agreement (regardless of whether the Loan is outstanding). In addition, in the event of a Breach, in addition to all other rights of the Preferred Shareholder, the Preferred Shareholder shall have the right to terminate the Manager and designate a replacement manager acceptable to Preferred Shareholder in its sole discretion.

     10. Financial Reports. The Company will furnish to the Preferred Shareholder (i) a monthly report showing the Monthly Redemption Amount and the Class B Shares redeemed from the Preferred Shareholder in form and substance reasonably satisfactory to the Preferred Shareholder; (ii) copies of all financial reports required to be provided Lender under Section 5.1(Q) of the Loan Agreement (regardless of whether the Loan is outstanding); and (iii) such additional calculations, statements, data and other information regarding the Company and its assets, as the Preferred Shareholder may reasonably request.

     11. Rights of Preferred Shareholder to Transfer. The Preferred Shareholder shall be entitled to Transfer any of the Shares held by it to any Person without the consent of the Company or the Other Shareholders. Any such transferee or assignee shall be admitted to the Company as a substitute Preferred Shareholder.

     12. Representations and Warranties. The Articles shall contain such representations and warranties of the Company and the Other Shareholders as Preferred Shareholder reasonably shall require.

     13. Covenants. The Articles shall contain such covenants of the Company and the Other Shareholders as Preferred Shareholder shall reasonably require.

     14. Definitions. As used herein, all capitalized terms not otherwise defined shall have the meanings ascribed to them in the Loan Agreement, and in addition, the following terms shall have the following meanings:

     "Adjusted Preferred Rate" means the lesser of: (i) a rate per annum (adjusted on the first day of each Yield Accrual Period) equal to LIBOR plus seven hundred (700) basis points, and (ii) the maximum rate permitted by applicable law.

     "Admittance Date" means the date on which the Preferred Shareholder acquires Class B Shares in the Company pursuant hereto.

     "Affiliate" means with respect to any Person, a second Person which is controlled by, controls or is under common control with such first Person.

     "Affiliated Party Expense" means any expense incurred pursuant to any contract or otherwise with any Affiliate of the Company, or any constituent party of the Company, but excluding property management fees or expenses payable pursuant to management agreements previously approved in writing by Preferred Shareholder.

     "Articles" has the meaning set forth in the recitals hereof.

     "Breach" means that any of the following have occurred:

     (i) Failure of the Company to pay any amount when due;

     (ii) Failure of the Company to pay to the Preferred Shareholder any amount due to the Preferred Shareholder (regardless of availability of funds, including without limitation, the occurrence of a Nonpayment Breach);

     (iii) A default in the performance or breach of any covenant by the Company to the Preferred Shareholder;

     (iv) Any representation or warranty of the Company or any Other Shareholder to the Preferred Shareholder shall have been false or misleading in any material respect when made;

     (v) (A) A bankruptcy, receivership or assignment for the benefit of creditors by or against, or (B) the insolvency of the Company;

     (vi) An Event of Default; and

     (vii) The Preferred Cash Management Agreement shall cease to be in full force and effect, or the Company or any Officer thereof shall so assert in writing.

     "Breach Period" means upon the occurrence of any Nonpayment Breach, a period of time equal to the greater of the period of time from and after the Distribution Date that caused the occurrence of a Nonpayment Breach until the entire Preferred Amount has been redeemed and all other amounts due to the Preferred Shareholder hereunder have been paid in full.

     "Class B Amount" means ________________ Dollars ($_________).

     "Company" means ALS-Venture II, Inc.

     "Daily Preferred Yield Amount" means, with respect to any day, the product of: (i) the Preferred Rate on such day; (ii) the Preferred Capital Amount on such day (after giving effect to any distributions in respect of the Preferred Capital Amount made on such day), increased by any Monthly Preferred Yield Amounts (or portions thereof) with respect to Distribution Dates occurring on or prior to such day that remain unpaid on such day; and (iii) 1/360.

     "Distribution Date" means the 11th day of each month, or, if such day shall not be a Business Day, the next succeeding Business Day.

     "Excess Cash Flow" means, with respect to any Distribution Date, an amount equal to the greater of: (a) (i) the amount disbursed to the Company pursuant to Section 2.11(g) of the Loan Agreement during the Yield Accrual Period ended in the month in which such Distribution Date occurs minus (ii) any amounts payable to the Preferred Shareholder as described in Paragraph 5 (a) or (b) hereof with respect to such Yield Accrual Period; and (b) zero.

     "Initial Preferred Capital Amount" shall mean an amount equal to the Class B Amount.

     "LIBOR" means, with respect to each Yield Accrual Period following the Admittance Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London, England time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, NACC shall request the principal London, England office of any four major reference banks in the London interbank market selected by NACC to provide such bank"s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London, England time, on such Determination Date for amounts approximately equal to the Preferred Amount. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Preferred Shareholder shall request any three major banks in New York City selected by the Preferred Shareholder to provide such bank"s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts approximately equal to the Preferred Amount. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR for the applicable Yield Accrual Period shall be LIBOR that was in effect for the next preceding Yield Accrual Period. LIBOR shall be determined in accordance with this section by the Preferred Shareholder or its agent.

     "Liquidation Event" means: (i) any sale, transfer or other disposition or liquidation of any Facility or any portion thereof (including a foreclosure sale); (ii) any casualty to any Facility or any portion thereof; (iii) any condemnation of any Facility or any portion thereof; or (iv) any refinancing of any Facility or the Loan.

     "Liquidation Proceeds" means, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of the Company on or after the Admittance Date in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, the amount of any award or payment in connection with any condemnation or taking by eminent domain, and the amount of any insurance proceeds paid in connection with any casualty loss, as applicable, other than, in the case of a casualty loss or condemnation award, amounts required by the terms of the Loan Documents to be applied to the restoration or repair of any Facility or to repayment of the Loan.

     "Monthly Preferred Yield Amount" means, with respect to each Distribution Date, the sum of the Daily Preferred Yield Amounts for each day in the related Yield Accrual Period.

     "Monthly Redemption Amount" means, with respect to each Yield Accrual Period, an amount equal to:

     (i) Except as provided in clause (ii) below, the product of (A) 75% and
(B) the Excess Cash Flow for such period; or

     (ii) After the occurrence and during the continuance of any Breach Period, the product of (A) 100% and (B) the Excess Cash Flow for such period.

     "Net Liquidation Proceeds" means all Liquidation Proceeds less: (i) in the case of a sale other than a foreclosure sale under the Loan, such reasonable and customary costs and expenses of sale (including brokerage commissions) as shall be approved by the Preferred Shareholder; (ii) in the case of a foreclosure sale, such costs and expenses incurred by the Lender under the Loan Documents as the Lender shall be entitled to receive reimbursement for under the terms of the Loan Documents or under applicable law; (iii) in the case of a casualty loss or condemnation, such costs and expenses of collection of the related insurance proceeds or condemnation award as shall be approved by the Lender, or if the Loan has been paid in full, by the Preferred Shareholder in its sole discretion; and (iv) in the case of a refinancing of the Loan, or any Facility, such costs and expenses of such refinancing as shall be approved by the Preferred Shareholder.

     "Net Liquidation Proceeds After Debt Service" means, with respect to any Liquidation Event, the Net Liquidation Proceeds with respect thereto other than any portion thereof applied to the payment of the Loan under the terms of the Loan Documents.

     "Nonpayment Breach" means the failure of the Company to pay, on any Distribution Date, the minimum amount necessary to amortize the Class B Amount on a straight line basis over a sixty (60) month period, together with interest thereon at the Preferred Rate.

     "Officers" means the duly appointed officers of the Company, appointed pursuant to the Articles.

     "Other Shareholders" has the meaning set forth in the recitals hereof.

     "Preferred Amount" at any date means the sum of: (i) the sum of all Monthly Preferred Yield Amounts for all Distribution Dates on or prior to such date that have not previously been
                                       7
\
paid; (ii) the sum of all Daily Preferred Yield Amounts for each day occurring in the period from the last Distribution Date on or prior to such date (or if no Distribution Date has yet occurred, from the Admittance Date) to such date; and (iii) the Preferred Capital Amount.

     "Preferred Capital Amount" means the Initial Preferred Capital Amount less all distributions made to the Preferred Shareholder in redemption of the Class B Preferred Shares pursuant hereto, plus any additional contributions of capital made by the Preferred Shareholder.

     "Preferred Cash Collateral Account" means the account established pursuant to the Preferred Cash Management Agreement.

     "Preferred Cash Management Agreement" means a Preferred Cash Management Agreement to be entered into by the Company, Lender and the Cash Collateral Account Bank, the material terms of which are described in Exhibit F.

     "Preferred Rate" means: (i) at any time when a Breach has occurred and is continuing or during a Breach Period, the Adjusted Preferred Rate and (ii) at any other time, a per annum rate equal to LIBOR plus five hundred (500) basis points adjusted on the first day of each Yield Accrual Period. Each determination of the Preferred Rate by the Preferred Shareholder pursuant to the provisions of this Article shall be binding on the Company, absent manifest error.

     "Preferred Shareholder" means NACC or its successors, assigns, designees or transferees.

     "Secretary" means the secretary of the Company, as appointed in accordance with the Articles.

     "Shareholders" means the holders of the Shares.

     "Shares" means Class A Shares and Class B Shares, collectively.

     "Yield Accrual Period" means: (i) with respect to the first Distribution Date occurring after the Admittance Date, the period commencing on the Admittance Date and ending on the tenth (10th) day of the month in which such Distribution Date occurs; and (ii) in the case of each subsequent Distribution Date, the period from and including the eleventh (11th) day of the month immediately preceding the month in which such Distribution Date occurs up to and including the tenth (10th) day of the month in which such Distribution Date occurs.

                                     EXHIBIT E

     The documentation evidencing Lender's right to be a Preferred Shareholder in the Company in accordance with Section 8.32(c)(ii) of the Loan Agreement shall be based on the termsheet for the Amended and Restated Articles of Incorporation of the Company (the "Articles") attached to the Loan Agreement as Exhibit D and the termsheet for the Preferred Cash Management Agreement attached to the Loan Agreement as Exhibit F, with such changes as Lender shall require in Lender's sole and absolute discretion provided, however that notwithstanding anything to the contrary set forth herein, nothing contained in such documentation shall change the economic provisions establishing (x) the Preferred Rate and Adjusted Preferred Rate set forth in this Exhibit, (y) the methodology for calculating the Initial Capital Amount set forth in this Exhibit or Section 8.32 of the Loan Agreement or (z) the distribution priorities and amounts set forth in this Exhibit. These changes may include, but shall not be limited to, the following (conformed if appropriate for a limited partnership agreement or limited liability company agreement):

     1. The Articles shall be amended to add an additional class of Shares (the "Class C Shares") to reflect the preferred shares of the Company to be received by the Preferred Shareholder described in Section 8.32(c)(ii) of the Loan Agreement, which Class C Shares shall be senior to the Class A Shares and junior to the Class B Shares (except as provided herein).

     2. The Articles shall be amended and restated (in a manner satisfactory to Lender in Lender's sole discretion) to reflect (i) the creation of Class C Shares, and (ii) the receipt by Lender of Class A Shares.

     3. The "Preferred Rate" with respect to the Class C Shares (provided that a Breach has not occurred and is continuing) shall be a per annum rate equal to LIBOR (as defined in the Articles) plus seven hundred (700) basis points adjusted on the first day of each Yield Accrual Period.

     4. The "Adjusted Preferred Rate" with respect to the Class C Shares shall mean the lesser of: (i) a rate per annum adjusted on the first day of each Yield Accrual Period) equal to LIBOR plus nine hundred (900) basis points and
(ii) the maximum rate permitted by applicable law.

     5. The Company shall pay dividends in the following priority:

          (i) First, to the Preferred Shareholder, all Monthly Preferred Yield due with respect to the Class B Shares (or portions thereof) for prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first) plus additional yield thereon at the Adjusted Preferred Rate accruing from the Distribution Date on which the unpaid Monthly Preferred Yield Amount would have been distributed had there been funds available to make such distribution in the Preferred Cash Collateral Account;

          (ii) Second, to the Preferred Shareholder, the Monthly Preferred Yield Amount due with respect to Class B Shares for the current Distribution Date;

          (iii) Third, to the Preferred Shareholder, all Monthly Preferred Yield Amounts due with respect to the Class C Shares (or portions thereof) for prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first) plus additional yield thereon at the relevant Adjusted Preferred Rate accruing from the Distribution Date on which the unpaid Monthly Preferred Yield Amount would have been distributed had there been funds available to make such distribution in the Preferred Cash Collateral Account;

          (iv) Fourth, to the Preferred Shareholder, the Monthly Preferred Yield Amount due with respect to Class C Shares for the current Distribution Date;

          (v) Fifth, to the Preferred Shareholder, all Monthly Redemption Amounts due with respect to Class C Shares (or portions thereof) for prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first);

          (vi) Sixth, to the Preferred Shareholder, the Monthly Redemption Amount with respect to the Class C Shares for the current Distribution Date;

          (vii) Seventh, to the Preferred Shareholder, all Monthly Redemption Amounts due with respect to Class B Shares (or portions thereof) for prior Distribution Dates that have not previously been paid (in the order of the Distribution Dates to which such amounts relate, amounts with respect to the earliest Distribution Dates being paid first);

          (viii) Eighth, to the Preferred Shareholder, the Monthly Redemption Amount with respect to the Class B Shares for the current Distribution Date; and

          (ix) Ninth to the Other Shareholders (including, without limitation to Preferred Shareholder), in accordance with theZ10 5 number of Class A Shares owned by each of the Other Shareholders.

     6. The Liquidation Event Distribution provisions will be amended to provide for the redemption of the Class C Shares at their par value, after the redemption of the Class B Shares but prior to any distribution to the Other Shareholders.

     7. The "Monthly Redemption Amount" with respect to Class C Shares shall be the product of (A) 100% and (B) the Excess Cash Flow for such period.

     8. Upon any distribution by the Company of the Monthly Redemption Amount with respect to Class C Shares, or any other amounts in redemption of Class C Shares, Class C Shares having a par value equal to such redemption amount shall be redeemed and otherwise cancelled.

     9. At the time Lender receives its Class C Shares, Lender also shall receive equity options ("Warrants")in the Company, granting Lender the right to receive Class A Shares in the Company (without payment of additional consideration) equal to the lesser of (a) eighty percent (80%) of the total equity in the Company and (b) a percentage of the then outstanding Class A Shares in the Company, such percentage to be derived by (i) dividing the Class C Amount by the sum of the Equity Value of the Company and the Class C Amount, and (ii) multiplying the result by eighty percent (80%). In no event shall the Class A Shares owned by the Lender be less than thirty-five percent (35%) of the total equity in the Company. As used herein, the "Equity Value of the Company" shall be calculated by multiplying ten percent (10%) by the underwriting net operating income of the Facilities, based on the Underwriting NOI Criteria calculated by Lender in Lender's reasonable discretion for the preceding twelve (12) calendar months (for which Lender has been provided the financial information required by Section 5.1(o) of the Loan Agreement) or such other methodology as is satisfactory to Lender in its reasonable discretion, of the Property and subtracting therefrom the sum of (i) the then outstanding Principal Indebtedness together with any other amounts due on the Loan, (ii) the Class B Amount and (iii) the Class C Amount. Notwithstanding anything to the contrary set forth herein, in no event shall the Equity Value of the Company be less than zero.

     10. Whenever distributions, including without limitation, liquidation distributions, are made to any Class A Shares, Lender shall receive a distribution equal to Lender's percentage ownership of Class A Shares in the Company.

     11. As the holder of its respective percentage of Class A Shares, Lender may obtain such additional control rights as Lender requires in Lender's reasonable discretion.

     12. The Preferred Cash Management Agreement shall be modified (in Lender's reasonable discretion) to provide for payment to Lender in respect of its Class C and Class A Shares.

     13. All capitalized terms not otherwise defined herein shall have the meanings ascribed on Exhibit D or the Loan Agreement as applicable.

                                   EXHIBIT F

     Lender and the Company will enter into a Preferred Cash Management Agreement in form and substance satisfactory to Lender in its sole discretion, which will contain, inter alia, the following terms:

     1. The Preferred Cash Collateral Account Bank shall maintain the Preferred Cash Collateral Account, and shall maintain on a ledger-entry basis the following sub-accounts thereof:

     (i) the Company Sub-Account; and

     (ii) the Preferred Disbursement Sub-Account.

     2. The Preferred Cash Collateral Account Bank shall deposit into the Preferred Cash Collateral Account the distributions (the "Company
Distributions") received from the Cash Collateral Account Bank (as defined in the Loan Agreement) for deposit into the Preferred Cash Collateral Account.

     3. During each Collection Period (as defined in the Loan Agreement) in which Lender is an equity owner in the Company, Lender shall direct the Preferred Cash Collateral Account Bank to disburse amounts from the Preferred Cash Collateral Account in the following order and priority:

          (a) First, to the Preferred Disbursement Sub-Account, an amount equal to all amounts due the Preferred Shareholder in respect of its Class B Shares and Class C Shares (if any), in the order and priority set forth in the Articles;

          (b) Second, to the Preferred Disbursement Sub-Account, an amount equal to all amounts due Preferred Shareholder (if any) in respect of its Class A Shares pursuant to the Articles;

          (c) Third to the Company Sub-Account, any remaining funds.

     4. Amounts in the Preferred Disbursement Sub-Account will be disbursed to Preferred Shareholder and amounts in the Company Sub-Account will be disbursed to the Company.

     5. The Company will pay the banking fees and expenses of the Preferred Cash Collateral Account Bank.

     6. The Preferred Cash Collateral Account shall be an Eligible Account (as defined in the Loan Agreement).

     7. In the event that a Liquidation Event occurs, the Company shall deposit into the

Preferred Cash Collateral Account any Net Liquidation Proceeds After Debt Service to be applied in accordance with the Articles.

     8. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them on Exhibit D.

                                   EXHIBIT G

                                UNDERWRITING NOI

     At the Stabilization Date, Lender shall determine the Adjusted Net Operating Income of the Facilities (as determined in accordance with the terms of this Exhibit) on a trailing 12-month basis (based on the consecutive 12-month period ending in the month immediately preceding the Stabilization
Date).

     Adjusted Net Operating Income will be calculated based on the revenues based on the trailing twelve (12) month period subject to adjustments for:

          (a) all Operating Expenses, including without limitation, a management fee equal to the greater of actual management fees or five percent (5.0%) of Gross Revenue (provided, however, in no event shall the annual base management fees included in this clause (a) include any management expenses, such as, but not limited to, accounting expenses, marketing costs, regional and corporate personnel expenses and general corporate overhead, to the extent such expenses are actually reflected in the Net Operating Income);

          (b) a reserve for capital expenditures and capital replacements equal to at least $250 per bed (or such greater amount as shall be indicated in the independent engineering reports);

          (c) an adjustment for a vacancy allowance equal to the greater of actual vacancy or five percent (5%);

          (d)  reserves for Basic Carrying Costs and Capital Improvement Costs;

          (e) verification of all sources of other income to determine whether such income is recurring; and

          (f) any other factors or matters that may have an impact on the Adjusted Net Operating Income as reasonably determined by Lender.

     The expenses will be based on the trailing twelve (12) month period preceding the Stabilization Date as adjusted for any items that are non-recurring or not supported by historical statements and for anticipated increases.

     In determining Adjusted Net Operating Income, all pro forma adjustments to revenue and expenses shall be approved by Lender in Lender's reasonable discretion and shall be subject to Lender's full due diligence.

     The above underwriting assumes that there is no material adverse change anticipated in the operations of any Facility or in the Adjusted Net Operating Income of any Facility from the Closing Date to and including the Stabilization Date.

     Other adjustments as determined by Lender in its discretion consistent with its due diligence findings and prevailing market conditions.

     All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                                       2